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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
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Realogy Holdings Corp.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF 2018 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

A Letter from our Chief Executive Officer and President
March 16, 2018
Dear Stockholders:
I am excited to be leading Realogy as CEO after an initial transition period as president and chief operating officer during the fourth quarter of 2017. I believe Realogy is in a great position to succeed. In my view, our compelling combination of critical and unique advantages—paired with a focus on speed of execution—provide us with a strong foundation upon which we will build for success.
We expect to further strengthen our industry-leading market position and enhance stockholder value with an aggressive strategy serving and supporting agents, innovating to gain advantage with technology and data, and utilizing the power of our national scale, well-known brands, and great people.
Looking ahead, we are going to be decisive and move fast to take advantage of the benefits of scale that we believe we already possess:

•	scale in terms of our ability to develop and distribute cutting-edge technology;

•	scale in terms of our impressive access to current and historical data we can use to drive productivity; and

•	scale to provide the best support and value to our 192,000 affiliated independent sales agents in the U.S.
Strategy
The core of our growth strategy is clear and simple: “We Serve Agents.” We are going to be relentlessly focused on serving agents to achieve the greatest leverage across our entire enterprise. The Company and our stockholders will benefit as we execute and deliver compelling new data and technology products and services that enable our affiliated independent sales agents to be more successful.
Technology and Data
We plan to increasingly use insights we capture from the myriad of data uniquely available to Realogy in new and different ways to help our affiliated independent sales agents succeed, to drive growth, to create innovative products, and to operate more efficiently as a company.

The opportunity in front of us is to transform the industry through technology and data. In particular, we believe that data and analytics have huge untapped potential in the real estate industry. Similarly, there is substantial untapped potential to deliver great technology products to independent sales agents to make their businesses more productive and more efficient. I believe we have the scale and market-leading position necessary to lead data and technology change in this industry.
Talent
We intend to intensify our emphasis on exceptional talent through both internal development and the aggressive recruiting of top-performing external candidates. We will continue to link a significant majority of our executive compensation program directly to performance, especially for our highest-performing talent. This reflects our commitment to pay-for-performance principles that align executive compensation with the long-term interests of our stockholders.
In closing, we are committed to fostering growth and innovation as we seek to achieve excellence in our business performance and operate with integrity. In 2018, Ethisphere® Institute, the leading international business ethics think-tank, recognized us as one of the World's Most Ethical Companies—an honor we have received in each of the past seven years.
On behalf of our Board of Directors, my senior leadership team and our employees, we thank you for your continued support of and investment in Realogy.
Sincerely,
Ryan M. Schneider
Chief Executive Officer and President

A Letter from our Independent Chairman of the Board
March 16, 2018
To Our Stockholders:
During the past year, the Realogy Holdings Corp. Board of Directors has focused on the following key areas:

•	Successful execution of our CEO succession plan;

•	Appointment of an Independent Chairman of the Board;

•	Strategy; and

•	Capital Allocation.
What follows is a recap of our key 2017 accomplishments in each of these areas.
CEO Succession
As announced during the fourth quarter last year, effective December 31, 2017, Ryan M. Schneider became our Chief Executive Officer and President, following a transition period where he served as our Chief Operating Officer and President.
Your Board recognizes that one of our most critical responsibilities is to ensure for a smooth and stable leadership succession process. Our successful execution of an orderly transition of Ryan into his role as our Chief Executive Officer and President at the end of 2017 was the result of our deliberate efforts and focus in 2017 on a formal CEO succession planning process. This process included the formation of an Ad Hoc Succession Planning Committee in October 2016 that was authorized to identify and assess potential candidates for the newly created position of President and Chief Operating Officer, with the intention that the selected candidate would ultimately transition into the role of CEO at a time determined by the Board.
The Ad Hoc Succession Planning Committee, consisting of three independent directors, worked in coordination with myself, in the role of Lead Independent Director and as an ex-officio member of the Committee, as well as with the Board and applicable standing committees, our executive team and outside advisors in its selection of Ryan as the ideal candidate to lead the Company. Richard A. Smith, our former Chairman and Chief Executive Officer, also worked closely with this team on the search for his successor and, effective December 31, 2017, stepped down after 21 years of exceptional leadership with Realogy.
Following the election of Ryan as an executive officer of the Company, the Ad Hoc Succession Planning Committee concluded its work and the Board, working with Ryan, has continued to place significant attention on additional leadership changes, talent acquisition and leadership development, making several key appointments in early 2018.

Appointment of Independent Chairman of the Board
I am honored to now serve as our Independent Chairman of the Board. In planning for the succession of Ryan into the CEO position, we carefully reviewed the Board’s leadership structure and determined that it would be appropriate at the time of the transition to separate the roles of the Chairman and Chief Executive Officer and to appoint an Independent Chairman.
We believe that the separation of the CEO and Chairman roles is the most appropriate leadership structure for the Company at this time, as it allows Ryan to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing me to focus on leading the Board, providing our advice and counsel to Ryan, and facilitating the Board’s independent oversight of management.
Strategy
These leadership transitions come at an important time, as we are overseeing Realogy's focus on our core growth strategy to serve agents.
Our Ad Hoc Strategy Committee, formed in late 2016 and consisting of four independent directors, oversaw the evolution of key elements of our near- and long-term business strategy, including initiatives designed to attract and retain independent agents and address market share, improve lead generation and strengthen our technology platform and marketing tools.
The Ad Hoc Strategy Committee concluded its work in late 2017, and the full Board will continue with its active engagement in, and oversight of, Realogy's strategy. We maintain a rigorous schedule—meeting 13 times in 2017, including a two-day meeting focused exclusively on strategy, with dozens of additional meetings of our standing and ad hoc committees.
Capital Allocation
A key component of the Board's oversight role is the allocation of capital in a manner intended to maximize return to our stockholders. In mid-2017, we formed an Ad Hoc Investment Committee consisting of three independent directors to assist us with our oversight of capital structure considerations and other financial matters, including our debt maturity schedule. This committee concluded its work in late 2017 upon completion of its mandate and the full Board has continued this work including, in early 2018, approving a refinancing transaction to extend maturities of our senior secured credit facilities and add

$350 million to our revolving credit facility, increasing capacity to $1.4 billion.
We seek to return value to our stockholders on a regular basis, while maintaining the flexibility to invest in Realogy’s growth and reduce our debt leverage. In early 2018, we extended our share repurchase program (initially implemented in February 2016) by approving an additional $350 million for share repurchases.
We have reduced our shares outstanding by approximately 11% from 146,752,841 outstanding at the commencement of our share repurchase program on February 24, 2016 to 130,806,316 on March 6, 2018, the record date for this meeting.
We also have declared a quarterly cash dividend every quarter since August 2016, returning an additional $49 million to our stockholders in 2017.
We are excited to work closely with Ryan and his team as they focus on Realogy's strategic priorities.
On behalf of your Board of Directors, thank you for your continued investment in Realogy. We appreciate the opportunity to serve the Company on your behalf.
Sincerely,

Michael J. Williams
Independent Chairman of the Board
c/o Corporate Secretary
Realogy Holdings Corp.
175 Park Avenue
Madison, NJ 07940

REALOGY HOLDINGS CORP.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
March 16, 2018

Date:	Wednesday, May 2, 2018
Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect eight Directors for a term expiring at the 2019 Annual Meeting of Stockholders;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2018;

•	to vote on a proposal to approve the 2018 Long-Term Incentive Plan; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the financial community and other guests of Realogy Holdings Corp. may attend the 2018 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Record Date:
March 6, 2018 is the record date for the Annual Meeting. This means that owners of Realogy Holdings Corp. common stock at the close of business on that date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the meeting for which no new record date is set.
Important Notice Regarding Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders:
We are providing access to our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2017, to all of our stockholders via the Internet. These documents are available for viewing, printing and downloading at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investors section of our website at www.realogy.com.
This reduces the costs associated with printing and mailing these materials to all stockholders. Accordingly, on or about March 16, 2018, we will begin mailing a Notice to all stockholders as of March 6, 2018, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 462 S. 4th Street, Suite 1600, Louisville, KY, 40202.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the Annual Meeting.
Our proxy tabulator, Computershare Trust Company, N.A., must receive any proxy that will not be delivered in person to the Annual Meeting by 11:59 p.m., Eastern Daylight Time on Tuesday, May 1, 2018.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

Website addresses given in this proxy statement are provided as inactive textual references. The contents of these websites are not incorporated by reference herein or otherwise a part of this proxy statement.

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REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (the "Board") to encourage you to vote your shares at our 2018 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting"). This proxy statement contains information on matters that will be presented at the Annual Meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "the Company," "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our Annual Meeting. We will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders beginning on or about March 16, 2018 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our Annual Meeting. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.
EXECUTIVE SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.
This summary contains the following non-GAAP financial measures: Operating EBTIDA, adjusted net income, adjusted net income per share and Free Cash Flow. Definitions of these non-GAAP terms and reconciliations to their most comparable GAAP terms are included as Annex A to this proxy statement
Annual Meeting of Stockholders

Date and Time:	May 2, 2018, 9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp. 175 Park Avenue Madison, NJ 07940
Record Date:	March 6, 2018
Voting Matters and Vote Recommendations

Voting Matters	Proposal No.	Our Board's Vote Recommendation
Election of Directors (pages 21 to 26)	1	"FOR" all eight Director nominees
Advisory Approval of the Compensation of our Named Executive Officers (page 67)	2	"FOR"
Ratification of Appointment of the Independent Registered Public Accounting Firm (page 68)	3	"FOR"
Approval of 2018 Long-Term Incentive Plan (pages 72 to 82)	4	"FOR"

Corporate Governance Highlights

•	Independent Chairman of the Board

•	Eight independent Directors (89% of the Board)

•	Board diversity with women representing 33% of the current Directors and 22% comprised of minorities

•	All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are Independent

•	Regular meetings of the Independent Directors in executive session

•	Annual election of Directors

•	Majority voting for Directors and Director Resignation Policy

•	Pay-for-performance executive compensation philosophy

•	Robust executive and Director stock ownership guidelines

•	Rigorous Board activity level with 13 meetings of the full Board, including a two-day meeting focused exclusively on strategy, with dozens of additional meetings of our standing and ad hoc committees

•	No Director nominated for election attended less than 75% of Board and Committee meetings held in 2017

•	Board Corporate Governance Guidelines requiring annual performance evaluation of the Board

•	2017 Board emphasis on strategy, succession planning and talent management and capital allocation
Execution of Executive Leadership Succession Plan: Election of New CEO and Appointment of Independent Chairman of the Board
Effective December 31, 2017, Mr. Ryan M. Schneider became Realogy’s Chief Executive Officer and Mr. Michael J. Williams was appointed as Independent Chairman of Realogy’s Board of Directors. These transitions were the cornerstones to a leadership succession plan that our Board began developing in 2016.
Mr. Schneider joined the Company on October 23, 2017 as Chief Operating Officer and President, with the intention that he would transition into the role of CEO by December 31, 2017.
Prior to becoming Independent Chairman of the Board, Mr. Williams served as our Lead Independent Director since November 2013 and as a director since November 2012.
Under Mr. Schneider’s stewardship, additional key executive leadership changes, designed to position us for stronger business performance, were implemented in early 2018, including:

•	the expansion of John Peyton’s role as CEO and President of Realogy Franchise Group (“RFG”) to

include oversight of certain company-owned brokerage brands, including Sotheby’s International Realty® and Corcoran®;

•	the promotion of Ryan Gorman to CEO and President of NRT LLC to lead operations of the company-owned brokerage operations doing business under the Coldwell Banker® brand;

•	the recruitment of David Gordon as our Chief Technology Officer; and

•	launch of an active search for a new President and CEO of Cartus.
2017 Company Performance
For the year ended December 31, 2017, Realogy reported the following financial results:

•	Revenues were $6.11 billion, up approximately 5% year-over-year.

◦
On a combined basis, our franchised and company-owned brokerage segments achieved homesale transaction volume (transaction sides multiplied by average sale price) of approximately $508 billion in 2017, a 7% increase from the prior year.

•	Operating EBITDA was $732 million, down approximately 5% year-over-year.

◦
We believe that our execution of strategic initiatives focused on independent sales agent recruitment and retention efforts grew volume and improved our market position in 2017, but also put upward pressure on the average share of commissions earned by affiliated independent sales agents.

•	Net income was $431 million and net income per share was $3.15.

◦
These results include the recognition of a $216 million tax benefit, most of which is due to the 2017 Tax Cuts and Jobs Act, which reduces Realogy's effective tax rate from an estimated 41% to an estimated 29%.

•	Adjusted net income was $217 million and Adjusted earnings per share of $1.59 decreased 3% year over year.

•	We generated $559 million in Free Cash Flow.
Shareholder-focused capital return policy

•	During 2017, we generated strong cash flows that allowed us to return $325 million of capital to our stockholders through share repurchases and dividends.

•	We repurchased 9.4 million of our outstanding shares in 2017 for an aggregate of $276 million pursuant to our share repurchase program. We have repurchased approximately 18 million shares since the program's inception in February 2016.

•
In February 2018, our Board authorized a new share repurchase program for an additional $350 million, which is in addition to the $60 million remaining under the share repurchase authorization announced in February 2017.

•	We returned an additional $49 million to stockholders in 2017 under the quarterly cash dividend of $0.09 per share initiated in August 2016.
Executive Compensation
The Company, the Board and the Compensation Committee believe strongly in pay for performance. We design our compensation programs to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals that will create sustainable growth in stockholder value. To do this, we focus a significant percentage of our executive officers’ compensation on both annual and long-term incentive awards tied to performance goals intended to reflect growth in our business and in our share price in the short and long term, with a relatively modest portion of compensation paid in fixed base salary.
In 2017, we continued to place most of our eligible named executive officers’ target direct compensation “at risk,” with incentive programs tied to financial performance measures and our stock price performance. We use metrics that target stockholder priorities—EBITDA growth, free cash flow generation and relative total stockholder return.

•	89% of our former CEO's 2017 target direct compensation was at-risk and based upon Company performance.
Our compensation program design is intended to motivate our executive officers to achieve positive short- and long-term results for our stockholders.
Annual Bonus and Long-Term Incentive Payouts are Aligned with Performance. Our Compensation Committee sets challenging compensation targets to achieve growth and increase stockholder value. Our 2017 operating plan assumed continued consolidated growth over 2016 while also taking into consideration the execution of strategic initiatives focused on affiliated independent sales agents, including targeted recruiting strategies, best-in-class retention practices, and organizational changes with new centers of excellence to enhance support for services such as marketing and education for affiliated independent sales agents.

•
Payments based on consolidated results under the 2017 Annual Executive Incentive Plan, or EIP, were 82% of the target amount established for our former CEO and our CFO and ranged from 68.5% to 98.5% of target for the other participating named executive officers.

•
In addition, the realized value of payouts to our former CEO under the 2015 performance share unit awards (based upon the three-year performance period ended December 31, 2017) was approximately 38% of target, including the decline in our stock price from the date on which the awards were granted in February 2015 through December 31, 2017.

When stockholders experience gains or losses, compensation follows in the same trajectory. In light of the Company's underperformance in 2017, our former CEO's realizable target direct compensation decreased 27% in value as of December 31, 2017 as compared to his 2017 target direct compensation (based upon base salary, target bonus award and grant date fair values of his equity awards), reflecting both below-target performance on certain metrics and relatively flat stock price performance during 2017. Similarly, as of December 31, 2017, the 2017 CEO long-term incentive awards lost 32% over their grant date fair value.
Our rigorous performance-based program is designed so that CEO target direct compensation (based upon base salary, target bonus award and grant date fair values of equity awards) declines during periods of stockholder loss. For example, in addition to the losses noted above for 2017, for the period from February 26, 2015 through 2017, our former CEO's realizable target direct compensation lost 39% in value as of December 31, 2017, reflecting both below target performance on certain metrics over the three-year period as well as periods of stock price decline. Similarly, our former CEO's long-term incentive awards granted in 2015 through 2017 lost 52% of their grant date fair value as of December 31, 2017.
As illustrated in the following graphs, realizable compensation losses by our former CEO were aligned with those experienced by our stockholders, based upon the 3% decline in our stock since March 13, 2017 (the date on which our former CEO's 2017 LTIP was granted) to year-end 2017 and the 43% decline in our stock price from February 26, 2015 (the date on which the 2015 LTIP was granted) to year-end 2017. For comparison purposes, the stock increased 3% for full year 2017.

Change in Realogy Stock Price, Former CEO 2017 Realizable Target Direct Compensation (TDC) and Former CEO 2017 Realizable Long-Term Incentive Awards (LTI) Between March 13, 2017 & December 31, 2017
Change in Realogy Stock Price, Former CEO 2015-2017 Realizable Target Direct Compensation and Former CEO 2015-2017 Realizable Long-Term Incentive Awards Between February 26, 2015 & December 31, 2017(1)
_______________

(1)
This chart compares CEO target direct compensation in 2015, 2016 and 2017 (which is base salary, target bonus award and the grant date fair values of equity awards) against "realizable value" as of December 31, 2017 and the decline in our stock price between February 26, 2015 to December 31, 2017. "Realizable value" means base salary, earned bonus award plus "realizable equity value". "Realizable equity value" means our 2017 closing stock price times the sum of (i) granted performance restricted stock units; (ii) projected performance share units (based on estimated performance under the applicable PSU cycle at the end of 2017) and (iii) accrued dividend equivalent units, plus any in-the-money value attributable to options at the end of 2017. As of December 31, 2017, all options granted to our former CEO during the periods reflected in the chart were underwater and, as a result, are reported as having no realizable value.

The Company and the Compensation Committee believe in strong compensation practices.

We do	We don't
Tie Pay to Performance	Provide Change in Control Severance Tax Gross-Ups under our Severance Agreements
Use "double triggers" in our severance agreements and equity awards	Permit stock option repricing without stockholder approval
Have significant stock ownership guidelines	Provide significant executive-only perquisites
Have a Clawback Policy	Permit hedging or pledging of our stock by Directors or executive officers
Base short-term incentive funding entirely on achievement of a financial objective
Allocate at least 50% of long-term incentives to achievement of performance-based goals
Utilize rolling three-year measurement periods for Performance Share Unit awards
Cap the Relative Total Stockholder Return portion of long-term incentives at target when the Absolute Total Stockholder Returns are negative
Conduct an annual risk assessment of our executive compensation program
Say on Pay. We received strong support for our executive compensation from our stockholders at our 2017 Annual Meeting of Stockholders, at which over 93% of the votes cast (including abstentions) on the “say-on-pay” proposal were in favor of the compensation that we paid to our named executive officers in 2017.
New CEO Employment Agreement. We entered into an employment agreement with Mr. Schneider in October 2017. Mr. Schneider's employment with us is at-will and may be terminated at any time in accordance with the terms of his employment agreement, subject to certain severance obligations. The Compensation Committee, working in concert with our then Lead Independent Director, negotiated the terms of Mr. Schneider's employment agreement. The Compensation Committee also consulted with, and took into consideration advice from, Meridian Compensation Partners, LLC, or Meridian, the Committee's independent compensation consultant, and took into account the competitive environment for executive talent in general as well as specifically with respect to this candidate.
Information concerning Mr. Schneider's employment agreement is available under "Agreements with Named Executive Officers" starting on page 59.

Use of Independent Compensation Consultant. In May 2017, following a formal request for proposal process, the Committee engaged Meridian to serve as its independent compensation consultant. The Committee's independent compensation consultant reports directly to the Committee and does not provide services to the Company other than executive compensation consulting to the Committee on matters competitive pay practices, salary adjustments, the design, components and size of the long-term incentive program, and the design of the annual bonus program.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 16, 2018, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investors section of our website at www.realogy.com.
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Wednesday, May 2, 2018 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the Annual Meeting?
You are being asked to vote on the following:

•	the election of eight Directors for a one-year term (nominations for Director must comply with our Bylaws including the applicable notice requirements);

•	the advisory approval of our executive compensation program;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2018;

•	a proposal to approve the 2018 Long-Term Incentive Plan; and

•	to transact any other business that may be properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 6, 2018 (the record date) are entitled to vote at the Annual Meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 130,806,316 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
How many votes must be present to hold the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, or shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the Annual Meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the Annual Meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the Annual Meeting (please see below under "How do I attend the Annual Meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the Annual Meeting (please see below under "How do I attend the Annual Meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the stockholder advisory vote to approve our executive compensation program;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2018; and

•	FOR the approval of the 2018 Long-Term Incentive Plan.
How many votes are required to approve each proposal?
In the election of Directors at the Annual Meeting, the affirmative vote of a majority of the votes cast with respect to a Director nominee will be required to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors. (A plurality voting standard would apply in the event of a contested Director election.)
Under the Director Resignation Policy, an incumbent Director who does not receive the requisite majority of the votes cast for his or her election in an uncontested election will tender his or her resignation to the Board. Pursuant to the Director Resignation Policy, the Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, the action to be taken with respect to the tendered resignation. In making its decision, the Board may consider any information, factors and alternatives it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the date of the stockholders’ meeting at which the election of the Director occurred.
As the vote on the advisory resolution to approve executive compensation is a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will have no effect on the outcome of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, or the NYSE, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees, the advisory vote on executive compensation and the vote to approve the 2018 Long-Term Incentive Plan. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.
How do I attend the Annual Meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the Annual Meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust,

bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the Annual Meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the Annual Meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow Sodali LLC has been retained to advise and assist in soliciting proxies at a cost of $8,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I submit a stockholder proposal for the 2019 Annual Meeting of Stockholders?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2019 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 16, 2018.
Our Bylaws also establish an advance notice procedure for stockholder proposals (including nominations to the Board) to be considered at next year's annual meeting, but not included in the proxy statement. Such proposals must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 2, 2019 and not later than February 1, 2019. However, if the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 2, 2019, then a stockholder will be able to submit a proposal for consideration at the annual meeting not earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the 2019 Annual Meeting of Stockholders is less than 100 days prior to the date of such meeting, not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made.
Any notification to bring any proposal before the 2019 Annual Meeting of Stockholders must comply with the requirements of our Bylaws, including information specified therein concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. Our Bylaws, as amended by our Board effective November 2, 2017, have been filed as an exhibit to our Quarterly Report on Form 10-Q filed on November 3, 2017. A stockholder may also obtain a copy of our Bylaws by writing to our Corporate Secretary.
Our Nominating and Corporate Governance Committee will also consider written stockholder recommendations for potential candidates to the Board sent to the Committee c/o the Corporate Secretary. See "Proposal 1: Election of Directors—Process for Nominating Directors" for additional information on the submission of candidate recommendations to the Nominating and Corporate Governance Committee. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the NYSE and those contained in the Securities and Exchange Commission (the "SEC") rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
NYSE listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•	No relationships that would disqualify independence under NYSE listing standards;

•	No personal services contract in the last three years with Realogy Holdings or any of its executive officers; and

•
No control position with a non-profit organization that has received more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000, either directly or indirectly from Realogy Holdings within the last three years.

Determination of Director Independence
In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that, under NYSE listing standards and our Director Independence Criteria:

•	All of the members of our Board are Independent Directors, other than our CEO; and

•	All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are Independent Directors.
The Board also determined that none of the Independent Directors had or has any material relationship with us other than as a Director.
In making these determinations, the Board took into consideration that several of our Independent Directors, either before they joined the Board or during their tenure as Directors, utilized the brokerage services of our company-owned brokerages and/or our franchisees in the purchase or sale of residential real estate and/or the Company's title and settlement services in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions.
Committees of the Board
The following describes our standing Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements and the Company's ethics program;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or Director under, the code of ethics.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. The Board has direct oversight of operational and strategic risks while the Compensation Committee addresses compensation, talent management and succession planning related risks. For a more detailed discussion of the oversight of risk management, see "—Oversight of Risk Management."
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and NYSE listing standards. The Board in its business judgment has determined that all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams and Sherry M. Smith are audit committee financial experts within the meaning of applicable SEC rules.
The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.
Compensation Committee
The purpose of the Compensation Committee is to:

•	oversee management compensation policies and practices, including, without limitation, reviewing and approving, or recommending to the Board:

◦	the compensation of our CEO and other executive officers;

◦	management incentive policies and programs;

◦	equity compensation programs; and

◦	stock ownership and clawback policies;

•	review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for Directors;

•	provide oversight concerning selection of officers, expense accounts and severance plans and policies;

•	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement; and

•
no less frequently than annually review the talent development and succession plans for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group (officers who report to the CEO's direct reports) and make recommendations to the Board as appropriate regarding possible successors for these positions.

For additional information regarding the Compensation Committee's processes and procedures, see below under "Executive Compensation—Compensation Discussion and Analysis—Compensation Committee; Role of Compensation Consultant; and Role of Executive Officers in Compensation Decisions."
All of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable NYSE listing standards. Each member of the Compensation Committee is a “non-employee” Director as defined in the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee Report is provided below under the Executive Compensation section of this Proxy Statement. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee include the following:

•	implementation and review of criteria for membership on our Board and its committees;

•	identification and recommendation of proposed nominees for election to our Board and membership on its committees;

•	development, and recommendation to our Board, of principles regarding corporate governance and related matters (including management succession planning);

•	review, and recommendation to our Board, of compensation, reimbursement and stock ownership policies for Directors; and

•	overseeing the evaluation of the Board.

All of the members of the Nominating and Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable NYSE listing standards.

The Nominating and Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.
Committee Membership
The following chart provides the membership of our standing and ad hoc committees in 2017:

Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Ad Hoc Succession Planning Committee(2)	Ad Hoc Strategy Committee(2)	Ad Hoc Investment Committee(3)
Raul Alvarez	—	M	M	—	—	—
Fiona P. Dias	—	M	M	—	—	—
Matthew J. Espe	—	—(4)	—	M	—	—
V. Ann Hailey	C	—	M	—	M	M
Duncan L. Niederauer	—	C	—	M	M	M
Sherry M. Smith	M	—	—	C	—	—
Chris Terrill	—	—	—	—	M	—
Michael J. Williams	M	M	C	—	C	C
Meetings held during 2017	10	8	6	17	6	5
_______________
M = Member    C = Chair

(1)	Each member of each Committee is an Independent Director.

(2)	Established in 2016 and concluded its work in 2017.

(3)	Established and concluded its work in 2017.

(4)	Mr. Espe joined the Compensation Committee effective December 31, 2017.
During 2017, the Board held thirteen meetings. Each Director nominated for election attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.
As noted in the chart above, during 2017, three ad hoc, or special purpose, committees of the Board focused their attention on specific Board priorities:

•	the Ad Hoc Succession Plan Committee drove development of our leadership succession plans executed during 2017;

•	the Ad Hoc Strategy Committee oversaw the evolution of key elements of our near- and long-term business strategy; and

•	the Ad Hoc Investment Committee advised on capital structure considerations and other finance matters, including our debt maturity schedule.
Having completed their primary purposes, each of these ad hoc committees concluded their work during 2017 with the full Board continuing their work, including oversight of our execution of our strategic priorities.
Directors fulfill their responsibilities not only by attending Board and committee meetings and review of meeting materials, but also through communication with the Independent Chairman and the CEO and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
In addition, individual Directors arrange periodic visits to the Company's offices where they meet with members of management to gain a deeper understanding of Company operations. Directors have also attended conferences and other strategic events.
Board Leadership Structure
On December 31, 2017, Ryan M. Schneider, formerly our Chief Operating Officer and President, succeeded Richard A. Smith as Chief Executive Officer and was appointed as a member of our Board of Directors.
In planning for the succession of Mr. Smith, the Board carefully reviewed the Board’s leadership structure and determined that it would be appropriate to separate the roles of the Chairman and Chief Executive Officer and to appoint an Independent Chairman of the Board. Accordingly, on December 31, 2017, Michael J. Williams became our Independent Chairman. Mr. Williams previously served as the Board's Lead Independent Director and has been a Director since 2012.
The Board has no fixed policy on the separation of the CEO and Chairman roles and our Bylaws allow for these roles to be either combined or separated. This flexibility allows our Board to choose a different Board leadership structure if and when it believes it is in the best interests of the Company based on current circumstances. In making this determination, the Board considers a number of factors, including the position and direction of the Company, the specific needs of our business, and the constitution of the Board and management team.
The Board currently believes that the separation of the CEO and Chairman roles is the most appropriate leadership structure for the Company at this time, as it allows Mr. Schneider to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Williams to focus on leading the Board, providing its advice and counsel to Mr. Schneider, and facilitating the Board’s independent oversight of management.
The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework on a case-by-case basis, taking into consideration the needs of the Board and the Company at such time.
In his capacity as Independent Chairman of the Board, Mr. Williams:

•	presides at all meetings of the Board and stockholders;

•	acts as an adviser to Mr. Schneider on strategic aspects of the CEO role with regular consultations on major developments and decisions likely to interest the Board;

•	serves as a liaison between the CEO and the other members of the Board, including providing feedback to the CEO from the other members of the Board after each meeting of the Board;

•	coordinates with Directors between meetings and encourages and facilitates active participation of all Directors;

•	sets Board meeting schedules and agendas in consultation with the CEO and corporate secretary;

•	reviews Board materials, including drafts of key presentations and consultations with members of senior management;

•	has the authority to call meetings of the Independent Directors or of the entire Board; and

•	monitors and coordinates with management on corporate governance issues and developments.
Strategic Planning
Our Board has spent a substantial amount of time working with management to refine Realogy's mid- and long-term strategic planning process at the overall Realogy level and extending into each individual operating unit as well. We are cognizant of the changing competitive landscape and the growing influence of technology on the real estate industry, and our strategic vision for the Company has been underscored by a commitment to being on the leading edge of innovation and technology.
In addition to near-term objectives, such as efforts focused on market position and improving operating effectiveness, the Board's and management's focus has been on looking out three to five years to enhance the potential growth trajectory of Realogy. In November 2016, the Board formed an Ad Hoc Strategy Committee, which consisted of four Independent Directors and assisted the Board in its oversight of the development of our near- and long-term business strategy. Following the conclusion of this committee's work in 2017, the full Board has continued its active oversight of the execution of the Company's strategic priorities.
Succession Planning
The Board is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each member of the Executive Leadership Committee, or ELC, which includes the Chief Financial Officer, the Chief Executive Officer of each of the four business units, the Chief Technology Officer, the Chief Human Resources Officer and the General Counsel. The Board works with the Compensation Committee (and, as appropriate, the Nominating and Corporate Governance Committee) with respect to the Company's programs and plans in the areas of talent development and succession planning and the May 2017 meeting of the Compensation Committee and the Board were focused on these areas.
In October 2016, the Board formed the Succession Planning Committee to formalize the Board's focus on executive succession planning, in particular for the CEO position. This committee was tasked with identifying and assessing candidates for the newly created position of President and Chief Operating Officer. Mr. Ryan M. Schneider was elected by the Board to this position effective October 23, 2017 and appointed as a director of the Company on October 20, 2017. In accordance with the leadership succession plan developed by the Board, Mr. Schneider became our CEO and President on December 31, 2017, following the retirement of Richard A. Smith, our former CEO.
Mr. Schneider joined Realogy after nearly 15 years of senior leadership experience at Capital One Financial Corporation, where he most recently served as President of Capital One’s Card division, its largest business. Mr. Schneider oversaw all of Capital One’s consumer and small business credit card lines in the United States, U.K. and Canada and managed a staff of more than 10,000 employees.
In addition to the successful recruitment of Mr. Schneider, Realogy has made a number of key appointments to the senior management team since the 2017 Annual Meeting of Stockholders as highlighted below:

•
The advancement of global franchising and branding veteran John Peyton to the position of President and Chief Executive Officer of RFG in 2017 and the expansion of his role in 2018 to include oversight of certain company-owned brokerage brands, including Sotheby’s International Realty® and Corcoran®.

•
The January 2018 promotion of Realogy veteran, Ryan Gorman, to CEO and President of NRT LLC to lead operations of the company-owned brokerage operations doing business under the Coldwell Banker® brand.

•	The recruitment of David Gordon as our Chief Technology Officer in January 2018 to lead our technology organization.

•
The recruitment of John Brennan as the Company's Senior Vice President, Chief Audit Executive. During 2017, Mr. Brennan leveraged his extensive experience to enrich the Company's global internal audit and enterprise risk management functions with additional key new hires.

•
The promotion of Eric Chesin, in January 2018, as the Company's Senior Vice President, Head of Strategy. With a background in disruptive innovation and management consulting, Mr. Chesin oversees the development and execution of the Company’s corporate strategy through his leadership of our Strategy Office, which was initially created in 2017.

•
The appointment of Roger Favano, a leader with more than 25 years of financial, strategic and risk management experience, as Senior Vice President and Chief Financial Officer of NRT in August 2017 and expansion of his role to include RFG in March 2018.

•	The recruitment of industry and online technology expert Nick Bailey to the role of President and Chief Executive Officer of Century 21 Real Estate LLC, in August 2017.
The Board is also actively searching for a new President and CEO of Cartus, its relocation services business.
The Board has an emergency succession plan in the event of an unexpected disability or inability of our Chief Executive Officer to perform his duties.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the key risks facing us and our risk management strategy and seeks to ensure that risks—inherent and undertaken by us—are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
Realogy's enterprise risk management (“ERM”) program recognizes the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission, as well as the 2017 update issued by the same, but our Company has fashioned a process that addresses our specific goals and objectives. A Risk Management Committee, comprised of key members of management, meets regularly to identify, monitor, mitigate, and manage the risks the Company faces.
On a regular basis, management presents to the Board, or the applicable Board committees, a comprehensive review of the Company’s ERM processes. The presentations include a review of the Company's risk assessment and risk management policies as well as updates on key risks that have been identified and assessed during the year and the strategies management has developed for managing them. During 2017, these topics included the Company's potential exposure to risks related to cybersecurity, information technology, business, strategy and other operational matters.
Throughout the year, at other meetings of the Board and, as applicable, Board committees, these officers, along with the respective senior management teams of our related business areas, present updates on specific Company risks and trends. In the course of reviewing the Company’s strategic initiatives throughout the year, and in one in-depth meeting devoted solely to strategy, the Board considers whether the strategies are appropriately aligned to mitigate the risks identified in the ERM process as well as to act upon opportunities intended to keep the Company well-positioned for the future.
The Board and the applicable Board committees regularly review information regarding, and risks associated with, our finances, credit, liquidity, operations, legal and regulatory obligations, talent development, information technology (including cybersecurity risks) and business strategy, including measures management has taken and will take to enhance its systems or otherwise mitigate risks.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board, the reputation of the Company and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee annually considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile and risks related to succession planning and talent management.
In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company.
To assist the Compensation Committee in its assessments of the Company's compensation risk profile, Internal Audit assessed the reasonableness of the criteria and assumptions that are used by the Company to identify the risks associated with the Company's material incentive-based compensation programs. Meridian, the Committee's independent compensation consultant, provided input into the structure of the process and our Chief Human Resources Officer evaluated the results. Multiple factors were considered as part of Internal Audit's assessment, including incentive compensation criteria and payment limits, compensation mix, number of participants and risk mitigation factors. The results of the validation procedures were presented by Internal Audit to both management and the Compensation Committee. The Compensation Committee considered the results in making its determinations regarding the Company's executive compensation program and its compensation policies and procedures.
Based on these reviews and procedures, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.
Executive Sessions of Independent Directors
The Independent Directors meet regularly without any members of management present. During 2017, the Lead Independent Director chaired these sessions. Our Independent Chairman of the Board has chaired these sessions since his appointment on December 31, 2017.

Committees of the Board also regularly hold executive sessions without management present. These sessions are led by the Committee Chairs.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual Independent Director or the Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause. All of our then-serving Directors attended the 2017 Annual Meeting of Stockholders.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy's website at www.realogy.com. The purpose of the Code of Conduct is:

•	to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company;

•	to protect Company information and assets; and

•	to promote compliance with all applicable laws, rules and regulations that apply to the Company and its officers.
Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the World's Most Ethical Companies in each of the past seven years.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.

Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.
Compensation of Directors
Independent Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Directors who are members of management receive no compensation for Board service.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards. The Compensation Committee undertakes an annual review of the competitiveness of the compensation paid to the Company's Directors, and receives advice from its independent compensation consultant on market comparables. See "Compensation Discussion & Analysis—Role of Compensation Consultant" on page 47 of this proxy statement. The Compensation Committee recommends changes, if any, to the Nominating and Corporate Governance Committee, which in turn makes recommendations to the Board.
In May 2017, based primarily upon an analysis performed by its former compensation consultant, the Compensation Committee recommended to the Nominating and Corporate Governance Committee that members of the Ad Hoc Strategy Committee and Ad Hoc Succession Planning Committee receive a one-time equity award of fully vested common stock for their committee service in an amount equal to $20,000 to the chair of each committee and $15,000 to the other members of each committee (in each case, rounded up to the nearest share). The Nominating and Corporate Governance Committee in turn recommended these awards to the Board, which approved and granted the awards on May 3, 2017.
The Board is subject to stock ownership guidelines for Directors as discussed under "Governance of the Company—Independent Director Stock Ownership Guidelines" pursuant to which the Independent Directors must retain a meaningful portion of their equity compensation.

The following table sets forth the compensation for services payable to our Directors as of December 31, 2017:

	Compensation(1)
Annual Director Retainer(2)	$215,000
Lead Independent Director Retainer(3)	40,000
Annual Independent Chairman of the Board Retainer	—	(4)
Audit Committee Chair Retainer	20,000
Audit Committee Member Retainer	15,000
Compensation Committee Chair Retainer	15,000
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Chair Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
Ad Hoc Succession Planning Committee Chair and Ad Hoc Strategy Committee Chair Grant(5)	20,000
Ad Hoc Succession Planning Committee Member and Ad Hoc Strategy Committee Member Grant(5)	15,000
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our Chief Executive Officer) do not receive compensation for serving as Directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Annual Director Retainer") is paid as follows: $75,000 in cash, payable in quarterly installments, and $140,000 in the form of restricted stock units (rounded up to the nearest share). The restricted stock units vest one year following the date of grant (or in the case of a new Director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the first anniversary of the immediately preceding annual meeting of stockholders).

The Board eliminated, effective January 1, 2017, the $100,000 on-boarding equity award previously granted to new Directors with the understanding that the equity portion of the Annual Director Retainer would be increased by $20,000 to $140,000, effective May 2017. These changes are reflected in the Annual Director Retainer reported in the table.
The Independent Chairman of the Board is not entitled to receive the Annual Director Retainer, but commencing in fiscal 2018 is entitled to the Annual Independent Chairman Retainer described in footnote 4.

(3)	During periods when the Board has an Independent Chairman of the Board, the Board will not have a Lead Independent Director.

(4)
On December 31, 2017, the Board appointed Michael J. Williams as Independent Chairman of the Board. As part of the Board's succession planning process and with the assistance of its independent compensation consultant, the Compensation Committee recommended to the Nominating and Corporate Governance Committee that the Independent Chairman of the Board receive an annual fee comprised of $150,000 in cash, payable in quarterly installments, and $250,000 in the form of restricted stock units, vesting on the first anniversary of the grant date (the "Annual Independent Chairman Retainer"). The Nominating and Corporate Governance Committee in turn recommended the Annual Independent Chairman Retainer to the Board, which approved such retainer and granted Mr. William's annual restricted stock unit award on January 2, 2018. The Independent Chairman of the Board is not entitled to receive the Annual Director Retainer described in footnote 2.

(5)	As described above, a one-time equity award of fully vested common stock was granted for service on these ad hoc committees on May 3, 2017.
The cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on the date they are appointed to the Board, with the amount pro-rated for the period from the date of grant until the first anniversary of the immediately preceding annual meeting of stockholders). Directors may elect to receive fully vested shares of common stock in lieu of cash.
A Director may also defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Director Deferred Compensation Plan. Cash fees deferred will be in the form of restricted stock units settleable in shares of our common stock; the number of restricted stock units issuable in connection with a deferral of cash fees is calculated by dividing the amount of the deferred cash fees by the fair market of our common stock on the date of grant. Restricted stock units accrue dividend equivalent units, the value of which are factored into the grant date fair value. Generally, a Director's deferral will be paid on a fixed date elected by the Director, or, if earlier, on the first anniversary following a Director's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a Director's separation of service for elections made on or after December 11, 2014. A Director may elect to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board does not receive any additional compensation for service on the Board of Directors of our subsidiaries.
We reimburse Independent Directors for all travel and other expenses incurred in connection with attending Board and Committee meetings and for continuing director education programs they attend.
The following sets forth information concerning the compensation of our Independent Directors in 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(4)(5)	Total ($)
Raul Alvarez(2)	92,533	140,009	232,542
Fiona P. Dias(2)	92,500	140,009	232,509
Matthew J. Espe(2)(3)	75,000	155,021	230,021
V. Ann Hailey(2)(3)	117,500	155,021	272,521
Duncan L. Niederauer(2)(3)	100,000	170,033	270,033
Sherry M. Smith(2)(3)	90,000	160,015	250,015
Chris Terrill(2)(3)	75,000	155,021	230,021
Michael J. Williams(2)(3)	157,593	160,015	317,608
_______________

(1)	For Mr. Alvarez, represents fees earned in cash but paid in deferred stock units and for Mr. Williams, fees earned in cash, but paid in fully-vested shares of our common stock.

(2)
The amounts reported in the "Stock Awards" column include, for each director, the $140,009 grant date fair value of restricted stock unit awards granted to each Director in May 2017 immediately following the 2017 Annual Meeting of Stockholders, representing the equity portion of the annual Director retainer. Restricted stock units accrue dividend equivalent units, the value of which are factored into the grant date fair value. Dividend equivalent units vest on the same terms as the underlying restricted stock units.

(3)
In addition, the amounts reported in the "Stock Awards" column include the grant date fair value of a fully vested common stock award made to the Ad Hoc Succession Planning Committee and the Ad Hoc Strategy Committee members in May 2017: $20,006 to the chair of each committee (Ms. Smith and Mr. Williams) and $15,012 to each other member of the committees for each committee on which they served.

(4)
As more fully described in footnotes (2) and (3), this column reports the aggregate grant date fair value of equity awards granted in 2017 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)	As of December 31, 2017, each of the Independent Directors held the following outstanding equity awards:

	December 31, 2017
Name	Aggregate Number of Restricted Stock Unit Awards	Options to Purchase the Aggregate Number of Shares
Raul Alvarez	4,639	—
Fiona P. Dias	4,639	—
Matthew J. Espe	6,841	—
V. Ann Hailey	4,639	17,364
Duncan L. Niederauer	6,721	—
Sherry M. Smith	4,639	—
Chris Terrill	7,038	—
Michael J. Williams	4,639	9,573
Independent Director Stock Ownership Guidelines
To create linkage with stockholders, the Board has established guidelines that require each Independent Director to beneficially own an amount of our stock equal to at least five times the cash portion of the annual Director retainer (or $375,000 of value based upon the current $75,000 cash portion of the annual retainer) by May 2018 or within five years of joining the Board. As of December 31, 2017, all of our Independent Directors have met the ownership guidelines, except for Messrs. Espe and Terrill, who joined the Board in the third quarter of 2016. Shares of Realogy common stock, deferred stock units, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options are not counted.

Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2018 by (i) each person known to beneficially own more than 5% of the common stock, (ii) each of our named executive officers, (iii) each member of the Board and (iv) all of our executive officers and members of the Board as a group. At March 6, 2018, there were 130,806,316 shares of common stock outstanding.
The amounts and percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
EdgePoint Investment Group Inc.(1)	11,910,037	9.1%
The Vanguard Group(2)	10,763,780	8.2%
FMR LLC(3)	10,250,177	7.8%
Okumus Fund Management Ltd.(4)	8,299,526	6.3%
T. Rowe Price Associates, Inc.(5)	8,126,188	6.2%
Clearbridge Investments, LLC(6)	7,163,426	5.5%
D.E. Shaw & Co., L.P.(7)	6,766,141	5.2%
Ryan M. Schneider(8)	—	*
Anthony E. Hull(9)	395,523	*
Donald J. Casey(10)	181,629	*
John W. Peyton(11)	14,294	*
Bruce Zipf(12)	297,232	*
Richard A. Smith(13)	1,370,055	1.0%
Raul Alvarez(14)	—	*
Fiona P. Dias(15)	—	*
Matthew J. Espe(16)	5,128	*
V. Ann Hailey(17)	33,894	*
Duncan L. Niederauer(18)	24,122	*
Sherry M. Smith(19)	4,249	*
Chris Terrill(20)	9,891	*
Michael J. Williams(21)	53,907	*
Directors and executive officers as a group (17 persons)(22)	1,014,128	*
_______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G filed by such person with the SEC on February 13, 2018. The principal address for EdgePoint Investment Group Inc. is 150 Bloor Street W Suite 500, Toronto, A6 M5S 2X9. EdgePoint reported shared voting and dispositive power over all 11,910,037 shares of common stock.

(2)
The information in the table is based solely upon Amendment No. 4 to Schedule 13G filed by such person with the SEC on February 12, 2018. The principal address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 71,156 shares of common stock, sole dispositive power over 10,686,646 shares of common stock, shared voting power over 17,100 shares of common stock and shared dispositive power over 77,134 shares of common stock.

(3)
The information in the table is based solely upon Amendment No. 6 to Schedule 13G filed by such person with the SEC on February 13, 2018. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR reported sole voting power over 209,798 shares of common stock and sole dispositive power over all 10,250,177 shares of common stock.

(4)
The information in the table is based solely upon Schedule 13G jointly filed by such person and Okumus Opportunistic Value Fund, Ltd. and Ahmet H. Okumus with the SEC on February 12, 2018. The principal address for Okumus Fund Management Ltd. and Ahmet H. Okumus is 767 Third Avenue, 35th Floor, New York, NY 10017 and the principal address for Okumus Opportunistic Value Fund, Ltd. is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola VG 1110, British Virgin Islands. The reporting persons reported shared voting and dispositive power over all 8,299,526 shares of common stock.

(5)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 14, 2018. The principal address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. reported sole voting power over 2,004,700 shares of common stock and sole dispositive power over all 8,126,188 shares of common stock.

(6)
The information in the table is based solely upon Schedule 13G jointly filed by such person and Clearbridge, LLC with the SEC on February 14, 2018. The principal address for Clearbridge Investments, LLC and Clearbridge, LLC is 620 8th Avenue, New York, NY 10018. Clearbridge Investments, LLC reported sole voting power over 3,364,106 shares of common stock and sole dispositive power over 3,562,433 shares of common stock. Clearbridge, LLC reported sole voting power over 2,979,802 shares of common stock and sole dispositive power over 3,600,993 shares of common stock.

(7)
The information in the table is based solely upon the Schedule 13G jointly filed by such person and David E. Shaw with the SEC on March 5, 2018. The principal address for D.E. Shaw & Co., L.P. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. D. E. Shaw & Co., L.P. and David E. Shaw reported shared voting power over 5,983,841 shares of common stock and shared dispositive power over all 6,766,141 shares of common stock.

(8)
Does not include 471,908 shares of common stock underlying options and 76,466 shares of common stock subject to a restricted stock unit award that do not become exercisable or issuable within 60 days of March 6, 2018. Also does not include shares of common stock underlying a restricted stock unit award and performance share unit awards that are subject to stockholder approval of the 2018 Long-Term Incentive Plan at this meeting.

(9)
Includes 271,824 shares of common stock underlying options. Does not include 124,170 shares of common stock underlying options, 21,955 shares of common stock subject to performance restricted stock unit awards and shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2018. Also does not include shares of common stock underlying a restricted stock unit award and performance share unit awards that are subject to stockholder approval of the 2018 Long-Term Incentive Plan at this meeting.

(10)
Includes 127,381 shares of common stock underlying options. Does not include 80,820 shares of common stock underlying options, 14,289 shares of common stock subject to performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2018. Also does not include shares of common stock underlying a restricted stock unit award and performance share unit awards that are subject to stockholder approval of the 2018 Long-Term Incentive Plan at this meeting.

(11)
Includes 10,441 shares of common stock underlying options. Does not include 73,457 shares of common stock underlying options, 12,046 shares of common stock subject performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2018. Also does not include shares of common stock underlying a restricted stock unit award and performance share unit awards that are subject to stockholder approval of the 2018 Long-Term Incentive Plan at this meeting.

(12)
Includes 225,276 shares of common stock underlying options. Does not include 60,399 shares of common stock underlying options, 20,859 shares of common stock subject to performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2018.

(13)
Includes 899,732 shares of common stock underlying options and 40,615 shares issuable under deferred stock units that will be settled with 60 days of March 6, 2018. Does not include 184,023 shares of common stock underlying options, 42,043 shares of common stock subject to a performance restricted stock unit award or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2018.

(14)	Does not include 27,732 shares issuable under deferred stock units that will not become settleable within 60 days of March 6, 2018.

(15)	Does not include 18,084 shares issuable under deferred stock units that will not become settleable within 60 days of March 6, 2018.

(16)
Includes 4,639 shares subject to vesting under a restricted stock unit award. Does not include 6,270 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2018.

(17)
Includes 15,364 shares of common stock underlying options and 4,639 shares subject to vesting under a restricted stock unit award. Does not include 10,173 shares issuable under deferred stock units that will not become settleable within 60 days of March 6, 2018.

(18)
Includes 4,639 shares subject to vesting under a restricted stock unit award. Does not include 1,040 shares of common stock subject to a restricted stock unit award that will not vest within 60 days of March 6, 2018.

(19)	Does not include 10,448 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2018.

(20)
Includes 4,639 shares subject to vesting under a restricted stock unit award. Does not include 2,399 shares of common stock subject to a restricted stock unit award that will not vest within 60 days of March 6, 2018.

(21)	Includes 9,573 shares of common stock underlying options and 4,639 shares subject to vesting under a restricted stock unit award.

(22)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 189,875 shares of common stock underlying options. Does not include with respect to such other executive officers 145,156 shares of common stock issuable upon exercise of options, 70,730 shares subject to restricted stock unit and performance restricted stock unit awards, 11,659 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 6, 2018. Also does not include shares of common stock underlying a restricted stock unit award and a performance share unit award that are subject to stockholder approval of the 2018 Long-Term Incentive Plan at this meeting.

Investor Relations Program Overview
Management has an active investor relations program intended to provide investors with transparency regarding the Company's strategy, capital allocation program, financial results and certain guidance with respect to future performance. The investor relations program includes:

•	quarterly and annual earnings conference calls;

•	meetings with investors held during the weeks following the release of the Company's quarterly and annual earnings;

•	attendance at investor conferences;

•	investor roadshows to meet with existing and potential investors;

•
an investor day generally held every other year with the most recent investor day having been held on August 10, 2017, at which approximately 63 investors attended in person and an additional 70 investors participated via webcast; and

•	periodic feedback from investors through third party perception studies, with a baseline investor perception study having been conducted by Rivel Research Group in early 2016.
The investor meetings held following the release of our third quarter 2017 earnings is representative of our quarterly investor outreach. During that period, management attended meetings and conferences in multiple cities reaching approximately 70 current and potential investors in addition to those who attended Investor Day. During these meetings, management met with stockholders that then represented almost 60% of Realogy’s voting shares based upon filings made by these stockholders as well as equity surveillance estimates.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2017 reports were filed on time.

PROPOSAL 1
ELECTION OF DIRECTORS
Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board, which we refer to in this "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the Annual Meeting.
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by Committee and Board discussions concerning the skills and competencies of the current membership of the Board. While the Board does not have any mandatory policies with respect to rotation of Committee assignments or chairs, its process for identifying and evaluating nominees does take into account the periodic rotations of committee chairs and committee members. Its process also seeks to address both short-term and longer-term needs of the Board. Once the need for a new Director has been determined, the Board begins a process to identify a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether Director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates undergo a series of interviews with, and evaluations by, the CEO, the Chair of the Committee and generally one or more other members of the Committee. In addition, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Using the input from the interviews and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and Bylaw Procedures. The Committee will consider written recommendations from stockholders for nominees for Director. Recommendations for Director candidates should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.

Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will use a substantially similar evaluation process as described herein for candidates recommended by stockholders as it follows for candidates identified by Directors or management to evaluate nominees for Director recommended by stockholders.
Stockholders also have the right under our Bylaws to directly nominate director candidates. See "Frequently Asked Questions - How do I submit a stockholder proposal for the 2019 Annual Meeting of Stockholders" for additional information.
General Qualifications. The Board believes all Directors should possess certain personal characteristics, including personal and professional integrity, substantial professional achievement, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the success of a mid-cap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a focus on branding); professional expertise and educational background; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy, and when searching for a candidate to serve on the Audit Committee, financial expertise.
When determining whether to recommend a Director for re-election, the Committee also considers the Director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an Independent

Director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee Director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.
As shown below, our current Directors have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

•	five Directors (including our CEO) are current or former chief executive officers or presidents of mid- or large-cap publicly traded companies;

•	two Directors are former chief financial or chief accounting officers of publicly traded companies;

•	five Directors have technology experience and four Directors have marketing experience;

•	two Directors have significant industry knowledge;

•	three Directors are women;

•	one Director is Hispanic;

•	one Director is Asian; and

•	the age range for the Directors is 48 to 67.
Annual Board and Committee Evaluations. The Committee conducts annual evaluations of the Board, the Board's committees and individual Directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The results are reported to and discussed with the Chairman of the Board and the Chair of each Board committee, who in turn present and discuss the results with the full Board or applicable committee. The evaluations assess the effectiveness of the Board and its committees and identify areas in which the applicable governing body could enhance its performance.
Individual Skills and Experience. When evaluating potential Director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•
operating experience as current or former executives, which gives Directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•	leadership experience, as Directors who have served in important leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting, financial and/or capital markets expertise, which enables Directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	technology and/or marketing experience, which provides Directors with a platform to consider strategic marketing initiatives and innovation opportunities;

•	industry knowledge, which assists in understanding and reviewing our business strategy; and

•
public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides Directors with a solid understanding of their extensive and complex oversight responsibilities—including risk management and strategic planning—and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each current Director's specific skills, knowledge and experiences. A particular Director may possess other skills, knowledge or experience even though they are not indicated below.

Director Nominees	Director Since	Industry	Operating	Leadership	Accounting and Financial	Technology and Marketing	Public Company Board/Corporate Governance
Raul Alvarez	2013		x	x	x	x	x
Fiona P. Dias	2013		x	x		x	x
Matthew J. Espe	2016		x	x			x
V. Ann Hailey	2008		x	x	x	x	x
Duncan L. Niederauer	2016		x	x	x	x	x
Ryan M. Schneider	2017		x	x	x	x
Sherry M. Smith	2014			x	x		x
Chris Terrill	2016	x	x	x		x
Michael J. Williams	2012	x	x	x	x	x	x
The Board believes that all of the Directors are highly qualified. As the table shows, the Directors have leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. With the exception of Mr. Schneider, our Chief Executive Officer, all of our Directors satisfy all of our independence requirements. All Directors possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each Director biography below contains additional information regarding his or her professional experience, qualifications and skills, with the exception of Mr. Alvarez, who is not standing for re-election.
Board of Directors
At the date of this proxy statement, the Board consists of nine members, eight of whom are Independent Directors under NYSE listing standards and our corporate governance documents.
In February 2018, the Committee recommended, and the Board nominated, Fiona P. Dias, Matthew J. Espe, V. Ann Hailey, Duncan L. Niederauer, Ryan M. Schneider, Sherry M. Smith, Chris Terrill and Michael J. Williams for election at the Annual Meeting. The nominees, all of whom are current Directors, are standing for election as Directors to hold office for a one-year term expiring in 2019 or until his or her successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board.
The information below regarding the age of each Director nominee is as of March 6, 2018, and includes each Director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each Director currently holds or has held during the past five years.
If a Director nominee should become unavailable to serve as a Director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of Directors on our Board.
Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other committee and Board activities, deliberations and decisions during this committee and Board process.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Nominees for Election to the Board
Fiona P. Dias                 Age: 52
Director Since: June 2013
Committees:

•	Compensation (since August 2013)

•	Nominating & Corporate Governance (since August 2013)
Additional Public Directorships (current):

•	Advance Auto Parts, Inc.

•	Liberty Interactive Corporation
Business Experience and Biographical Information: Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held that position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions, from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company.
Skills and Qualifications: Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a Director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.
Matthew J. Espe                 Age: 59
Director Since: August 2016
Committees:

•	Compensation (since December 31, 2017)
Additional Public Directorships (current):

•	WESCO International, Inc.

•	Foundation Building Materials, Inc.
Business Experience and Biographical Information: Mr. Espe served as the Chief Executive Officer of Radial, an omnichannel commerce technology and operations provider, from February 2017 until its acquisition by bpost in November 2017. Prior thereto, he served as the president and chief executive officer of Armstrong World

Industries, Inc., a publicly traded global producer of flooring products and ceiling systems, from July 2010 until March 2015 when Armstrong split into two companies. Before joining Armstrong, he was chairman and chief executive officer of Ricoh Americas. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company. He was with GE for more than 20 years, where he served in various leadership roles in Europe, Asia and the United States, last as president and chief executive officer of GE Lighting. Mr. Espe was formerly a member of the Boards of Directors of Veritiv Corporation from 2016 to 2017, NCI Building Systems, Inc. from 2015 to 2017, Armstrong World Industries from 2010 to 2015, Unisys Corporation from 2004 to 2014, and Con-Way Inc. from June 2015 until its acquisition in November 2015.
Skills and Qualifications: Mr. Espe brings to the Board significant leadership experience, including serving as a CEO of two publicly traded companies. His skills include strategic vision, operational efficiency and driving change throughout an organization. His homebuilding experience should also provide the Board with another perspective on the residential real estate industry. Mr. Espe also has extensive corporate governance experience including his service on boards of publicly traded companies.
V. Ann Hailey                 Age: 67
Director Since: February 2008
Committees:

•	Audit Chair (since February 2008)

•	Nominating & Corporate Governance (since October 2012)
Additional Public Directorships (current):

•	W.W. Grainger, Inc.

•	TD Ameritrade Holding Corporation.
Business Experience and Biographical Information: Ms. Hailey spent ten years with L Brands, Inc. (formerly Limited Brands, Inc.), where she served as Executive Vice President and Chief Financial Officer from 1997 to 2006, as Executive Vice President of Corporate Development from 2006 to 2007 and as a board member from 2001 to 2006. Previously, Ms. Hailey spent 13 years at PepsiCo, Inc. in various leadership positions, including Vice President, Headquarters Finance, Pepsi-Cola Company and Vice President, Finance and Chief Financial Officer of the Pepsi-Cola Fountain Beverage and USA Divisions, as well as holding positions in the marketing and human resources functions. In addition, Ms. Hailey held leadership roles at Pillsbury Company and RJR Nabisco Foods, Inc. as well as gaining experience in on-line businesses as the President, Chief Executive Officer and Chief Financial Officer of

Famous Yard Sale, Inc., an online marketplace, from July 2012 to March 2014 and as Chief Financial Officer of Gilt Groupe, Inc. from 2009 to 2010. She served as a member of the Board of Directors of Avon Products, Inc. from 2008 to March 2016 and Federal Reserve Bank of Cleveland from 2004 to 2009, where she served as Audit Committee Chair Audit Committee from 2006 through 2009.
Skills and Qualifications: Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard Sale, Ms. Hailey added experience in Internet site development and selling as well as new venture management and funding.
Duncan L. Niederauer             Age: 58
Director Since: January 2016
Committees:

•	Compensation Chair (since May 2016)
Additional Public Directorships (current):

•	First Republic Bank

•	GEOX S.p.A. (Milan Stock Exchange)
Business Experience and Biographical Information: Mr. Niederauer is a founding partner of Mountain Top Advisory Group, a professional services firm focused on professional athletes, a co-founder of Communitas Capital Partners, a venture capital firm, and non-executive chairman of Scenic Advisement, LLC, which provides advisory services to private companies. He previously served as chief executive officer of NYSE Euronext (the “NYSE”) from December 2007 until the NYSE’s merger with Intercontinental Exchange in November 2013, and thereafter continued to serve as chief executive officer of the NYSE until his retirement in August 2014. Prior to joining the NYSE, Mr. Niederauer worked at Goldman Sachs for 22 years, where he was a partner and co-Head of the Equities Division Execution Services and Head of Electronic Trading and e-Commerce Strategy.
Skills and Qualifications: Mr. Niederauer is well qualified to serve as a member of the Board based on his experience at Goldman Sachs as well as his role as CEO of the NYSE. In addition to his leadership skills, Mr. Niederauer has a keen understanding of the capital markets and the impact that technology may have on a business, both as an enabler and a disrupter.

Ryan M. Schneider             Age: 48
Director Since: October 2017
Committees:

•	None
Additional Public Directorships (current):

•	None
Business Experience and Biographical Information: Mr. Schneider has served as our Chief Executive Officer and President since December 31, 2017 and as a director since October 20, 2017. From October 23, 2017 until his appointment as our CEO and President, Mr. Schneider served as the Company’s President and Chief Operating Officer. Prior to joining the Company, Mr. Schneider served as President, Card of Capital One Financial Corporation (“Capital One”), a financial holding company, from December 2007 to November 2016 where he was responsible for all of Capital One’s consumer and small business credit card lines of business in the United States, the United Kingdom and Canada. Mr. Schneider held a variety of other positions within Capital One from December 2001 to December 2007, including Executive Vice President and President, Auto Finance and Executive Vice President, U.S. Card. From November 2016 until April 2017, he served as Senior Advisor to Capital One. Under the terms of his employment agreement, Mr. Schneider serves as a member of the Board of Realogy.
Skills and Qualifications: Mr. Schneider’s executive management and leadership expertise, his wealth of experience in leveraging Big Data, rigorous analytics and new technology, as well as his extensive knowledge of the complex strategic, operational and regulatory issues faced by global public companies make him well qualified to serve on the Board.
Sherry M. Smith                  Age: 56
Director Since: December 2014
Committees:

•	Audit (since December 2014)
Additional Public Directorships (current):

•	Deere & Company

•	Piper Jaffray Companies

•	Tuesday Morning Corporation
Business Experience and Biographical Information: Ms. Smith served as chief financial officer and executive vice president of SuperValu Inc., a grocery retailer and food distributor, from December 2010 until August 2013. She previously served as senior vice president of finance from 2006 until 2010, and before that as senior vice president of finance and treasurer from 2002 until 2005, and in various other capacities with SuperValu from 1987 to 2001, including accounting, audit, controller, compensation, mergers and acquisitions, strategic planning and treasury.

Skills and Qualifications: Ms. Smith is well qualified to serve as a member of the Board based on her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation and strategic planning, and her subject matter knowledge in the areas of finance and accounting.
Christopher S. Terrill              Age: 50
Director Since: July 2016
Committees:

•	None
Additional Public Directorships (current):

•	ANGI Homeservices
Business Experience and Biographical Information: Mr. Terrill is the Chief Executive Officer of ANGI Homeservices, an international digital marketplace for home services that helps connect consumers with home professionals in the United States and other countries under various brands, including HomeAdvisor® and Angie's List, among others. Prior to assuming this role in September 2017, Mr. Terrill served as Chief Executive Officer of HomeAdvisor.com, a wholly owned subsidiary of IAC, from May 2011. Prior thereto, he held senior marketing positions at Nutrisystem.com, the leader in the direct-to-consumer diet space, serving as its Chief Marketing Officer and Executive Vice President of eCommerce from June 2009 to May 2011 and Senior Vice President of e-commerce from January 2007 to June 2009. For one year prior to joining Nutrisystem.com, he served as Vice President of Product and Marketing for Blockbuster.com, the online division of Blockbuster Inc. Additionally, he spent six years with Match.com where he held several senior marketing roles, his last being Vice President of New Brands & Verticals, where he developed and launched new online brands, including Chemistry.com.
Skills and Qualifications: Mr. Terrill brings to the Board relevant experience in the areas of executive leadership, strategic planning and marketing and managing consumer behavior, including direct to consumer brands in the real estate services industry. Mr. Terrill is a seasoned Internet veteran who has specialized in consumer online subscription and marketplace business models.

Michael J. Williams              Age: 60
Director Since: November 2012
Committees:

•	Audit (since November 2012)

•	Compensation (since January 2013)

•	Nominating & Corporate Governance Chair (since August 2013; member since November 2012)
Additional Public Directorships (current):

•	None
Business Experience and Biographical Information: Mr. Williams has served as our Independent Chairman of the Board since December 31, 2017 having previously served as our Lead Independent Director (or Presiding Director) since November 2013.
Mr. Williams served as a senior advisor to Sterling Partners, a private equity firm, and as non-executive chairman of Prospect Mortgage, one of its portfolio companies, from November 2012 to November 2014. He acted as the Chairman and Chief Executive Officer of Prospect Mortgage, from December 2014 until the sale of that company in February 2017. He was President and Chief Executive Officer of Fannie Mae, and a member of its Board of Directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Skills and Qualifications: Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2017 by our Chief Executive Officer and President (our "CEO"); Chief Financial Officer; President and Chief Executive Officer of Title Resource Group; and President and Chief Executive Officer of Realogy Franchise Group (who we refer to as our "ongoing named executive officers" or "ongoing NEOs") as well as the Former President and Chief Executive Officer of NRT LLC and former Chief Executive Officer (our "former CEO", together with all of the foregoing, our "named executive officers" or "NEOs") as follows:

Ryan M. Schneider(1)	Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Donald J. Casey	President and Chief Executive Officer of Title Resource Group ("TRG")
John W. Peyton(2)	President and Chief Executive Officer of Realogy Franchise Group ("RFG")
Bruce Zipf(3)	Former President and Chief Executive Officer of NRT LLC ("NRT")
Richard A. Smith(1)	Former Chief Executive Officer and President
_______________

(1)
In accordance with the Company's succession plan, Mr. Schneider joined Realogy on October 23, 2017 as its Chief Operating Officer and President and was promoted to Chief Executive Officer on December 31, 2017 following the separation of Mr. Smith as the Company's Chairman and Chief Executive Officer on the same date.

(2)	Mr. Peyton became President and Chief Executive Officer of RFG, effective April 1, 2017, after having joined the Company as its President and Chief Operating Officer in October 2016.

(3)	Mr. Zipf served as the President and Chief Executive Officer of NRT until January 5, 2018, when he transitioned to the non-officer role of Executive Advisor to the CEO.
Executive Summary
Execution of Executive Succession Plans. During 2017, Realogy executed on its previously announced leadership succession plans. On October 23, 2017, Ryan M. Schneider joined the Company as Chief Operating Officer and President and, following a two-month transition, became our CEO and President on December 31, 2017.
Mr. Schneider succeeded Richard A. Smith as CEO, with Mr. Smith also stepping down as Chairman and agreeing to remain as an advisor to the Company during a transition period.
At the time of Mr. Schneider's election as our CEO, the Board split the roles of Chairman and CEO and appointed Michael J. Williams, Realogy’s former Lead Independent Director, as Chairman of the Board.
In January 2018, additional key executive leadership changes, designed to position us for stronger business performance, were effected including those described on under "Governance of the Company—Succession Planning" on page 12.
Pay-for-Performance. A significant majority of the Company's executive compensation program is linked directly to our performance, reflecting the commitment of our Compensation Committee (referred to in this section as the "Committee") to pay-for-performance principles that align executive compensation with the long-term interests of our stockholders.
The executive incentive plans put in place in 2015, 2016 and 2017 are working as designed. As certain metrics set under our 2017 annual Executive Incentive Plan, or EIP, and three-year 2015 performance share unit award were not achieved, management saw a significant decline between their original compensation opportunity and actual compensation realized in 2017.
For example, under the robust annual performance goals established by the Committee, our participating NEOs achieved awards between 68.5% to 98.5% of target under the 2017 EIP.
Likewise, based upon the three-year performance period ended December 31, 2017, our former CEO achieved an aggregate payout of 65% of target under his 2015 performance share unit award while our other participating NEOs achieved a payout equal to 58% of target.
The realized values for our former CEO and other participating NEOs under the 2015 performance share unit awards were 38% and 34%, respectively, of target, reflecting the 43% decline in our stock price from the date on which the awards were granted in February 2015 through December 31, 2017.

Continued Commitment to Best Practices in Executive Compensation. During 2017, the Committee:

•	continued the practice it initiated in 2014 of annual long-term incentive awards, consisting predominantly of performance-based equity

◦	at least half of the award is granted in performance share units that require the achievement of objective metrics over rolling three-year periods

◦	these awards are designed to align executive compensation with the interests of our stockholders

•
utilized metrics for both its short- and long-term plans tied to the growth of the Company both on absolute and relative bases and that require the achievement of robust performance targets aligned with stockholders' interest

◦	for the third consistent year, performance-based metrics included EBITDA, free cash flow generation and relative total stockholder return ("RTSR")

•	placed significant focus on talent management with regular internal succession planning sessions and strong performance management, including competency assessments

◦	these assessments allow us to further develop our talent and identify any critical under-performance and leadership gaps

•	maintained best practice executive compensation governance practices, including:

◦	no excise tax gross ups

◦	a Clawback Policy providing for the claw back of both cash and equity compensation

◦	double trigger change in control provisions

◦	robust stock ownership guidelines

◦	no hedging or pledging of stock

◦	the use of an independent compensation consultant

New CEO Compensation. We entered into an employment agreement with Mr. Schneider in October 2017, which was negotiated by the Committee in concert with our Lead Independent Director and in consultation with Meridian Compensation Partners, LLC, or Meridian, the Committee's independent compensation consultant.
Under his employment agreement, commencing in 2018, Mr. Schneider became entitled to participate in the Company's short- and long-term incentive compensation programs, including a short-term incentive compensation target equal to 150% of his base salary and a 2018 long-term incentive award with a grant date fair value of $7.5 million. Consistent with the Committee's pay-for-performance philosophy, a significant majority of Mr. Schneider's 2018 target direct compensation is "at-risk", including 60% of his long-term incentive award being tied to Company performance against pre-established metrics over a three-year period.
Mr. Schneider's employment with us is at-will and may be terminated at any time in accordance with the terms of the employment agreement, subject to severance obligations. The severance payable upon a termination by the Company without cause or by Mr. Schneider for good reason under his employment agreement is two times the sum of his annual base salary and target bonus.
Any incentive compensation, equity awards and severance compensation payable to Mr. Schneider under his employment agreement is subject to the Company's Clawback Policy as well as his compliance with certain restrictive covenants, including three-year non-solicitation and non-competition covenants.
Additional information concerning Mr. Schneider's employment agreement is available under "Agreements with Named Executive Officers" starting on page 59.
Former CEO's Employment Agreement. Pursuant to the terms of his employment agreement dated March 13, 2017, as amended on October 23, 2017, Mr. Smith's separation from the Company on December 31, 2017 (and Mr. Schneider's promotion as our Chief Executive Officer) was a termination by Mr. Smith for "good reason," entitling Mr. Smith to severance. Information concerning actual payments and benefits paid or payable to Mr. Smith following his separation from the Company is available under "Potential Payments Upon Termination or Change-in-Control" starting on page 62.

2017 Executive Compensation Highlights
Among the executive compensation highlights for 2017 were the following:

•	89% of our former CEO's 2017 Target Direct Compensation was At-Risk and Based upon Company Performance.(1)

•
The Plan Design of the 2017 Long-Term Equity Incentive Awards Consisted Entirely of Performance-Based or "At-Risk" Awards.(1) The following pie chart shows the equity vehicles comprising our former CEO's 2017 Long-Term Incentive Program, or LTIP grant.

_______________

(1)
Mr. Smith's 2017 long-term incentive program equity awards were granted on March 13, 2017, following the Company's entry into a new employment agreement with Mr. Smith (as his prior employment agreement was due to expire in April 2017). Grants made to our other NEOs entitled to participate in the 2017 long-term incentive program were made effective February 28, 2017.

◦
63% of our former CEO's LTIP grant (and 50% of the other participating NEO LTIP grants) consisted of performance share unit, or PSU, awards measuring performance over the three-year period ending December 31, 2019.

▪
45% of our former CEO's entire LTIP grant was based upon free cash flow generation (and 30% of the other participating NEO LTIP grants). The cumulative free cash flow metric aligns long-term compensation with the Company's operating performance, its strategic investments and acquisitions and its ability to delever the balance sheet.

▪
18% of our former CEO's entire LTIP grant was based upon relative total stockholder performance (and 20% of the other participating NEO LTIP grants). The relative total stockholder return (RTSR) metric aligns long-term compensation with the stockholders' focus on total stockholder return relative to other investments (specifically the SPDR S&P Homebuilders ETF (XHB) index). The introduction of a relative performance-based metric was based in part upon feedback from stockholders through a prior Company investor outreach program.

◦
18.5% of our former CEO's LTIP grant (30% of the other participating NEO LTIP grants) consisted of performance restricted stock units that vest equally over a three-year period, subject to the attainment of an EBITDA target for 2017 that was achieved.

◦
The remaining 18.5% of our former CEO's LTIP grant (and 20% of the other NEO LTIP grants) consisted of options that vest in four equal annual installments and have value only if our stock price appreciates over the option exercise price of $27.31.

•
Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests, the anticipated achievement levels on various performance awards currently are below grant date value. These awards are tied in part to stock performance, which has been weak.

◦
The following bar chart illustrates the loss in value between the 2015, 2016 and 2017 CEO target direct compensation (base salary plus short- and long-term incentives at target and using grant date fair value for equity awards) and the realizable value of that compensation at December 31, 2017.

▪	Our former CEO's 2017 long-term incentive program equity awards were granted on March 13, 2017, while grants made to our other participating NEOs were made effective February 28, 2017.

◦
The "realizable value" for each of the equity awards included in target direct compensation has been calculated using the closing stock price of our common stock on December 29, 2017 (with the realizable value of each option award calculated based on the positive difference, if any, between such closing stock price and the exercise price of each option granted during the period) and includes accrued dividend equivalent units, if applicable. However, the "target direct compensation value" reflects the grant date fair value of each equity award.

_______________

(1)
2016 target direct compensation is reported at $9.2 million as there was a $1.08 increase in our stock price from February 26, 2016 (the date on which our former CEO's performance share unit and performance restricted stock unit awards were issued) to May 4, 2016 (the date of stockholder approval of our Amended and Restated 2012 Long Term Incentive Plan), which modestly increased the grant date value of these equity awards for financial reporting purposes.

Key differences between target direct compensation and realized value
• None of the options included in the 2015, 2016 or 2017 LTIP had realizable value at year-end 2017, as the exercise prices for all outstanding options granted in such period were above our closing stock price on December 29, 2017.

• The PSU award based upon our total stockholder return relative to the XHB index ("RTSR") resulted in no payout under the 2015 LTIP (for the three-year period ending December 31, 2017) and would have resulted in no payout under the 2016 LTIP (for the three-year period ending December 31, 2018), if the period had ended on December 31, 2017. The RTSR PSU award would have resulted in a payout moderately above threshold under the 2017 LTIP (for the three-year period ending December 31, 2019) if the period had ended on December 31, 2017.

• The PSU award based upon cumulative free cash flow ("CFCF") resulted in a payout of 97% under the 2015 LTIP (for the three-year period ending December 31, 2017). The realizable value of the CFCF PSU award under the 2016 LTIP (for the three-year period ending December 31, 2018) and the 2017 LTIP (for the three-year period ending December 31, 2019) reflect projected payouts below target based on management's projections.

• The realizable value of each of the performance restricted stock unit awards and, where applicable, PSU awards also reflect declines in value of our stock price from the grant date fair value of the awards of between $19.97 and $0.81 per share.

• Our former CEO's EIP payment was 82% of target in 2017, 70% of target in 2016 and 100% of target in 2015.

•
Rigorous Goal Setting of Annual Executive Incentive Plan and PSU Performance Objectives. As evidenced by the previous charts, the Committee established rigorous performance goals under the 2017 Executive Incentive Plan and the 2017 long-term incentive plan, or 2017 LTIP.

◦	EIP performance goals are set at challenging EBITDA targets.

◦
The 2017 EIP performance goals were set at a challenging level that required growth, but also factored in, among other things, the incremental expense associated with the execution of our strategic initiatives focused on affiliated independent sales agents, including targeted recruiting strategies, best-in-class retention practices, and organizational changes with new centers of excellence to enhance support for services such as marketing and education for affiliated independent sales agents as well as our investment in technology and development.

◦	Specifically, the 2017 EIP consolidated EBITDA target was $780 million, a $10 million increase from the $770 million EIP consolidated EBITDA achieved in 2016.

◦	The 2017 CEO and CFO EIP payment were at 82% and the other participating NEO payouts under the EIP ranged from 68.5% to 98.5% of target, reflecting the impact of business unit performance.

◦
The 2017 LTIP performance unit awards based on RTSR maintain our focus on increasing stockholder value over the 2017 to 2019 period. We first incorporated the use of RTSR in our 2015 LTIP covering the 2015 to 2017 period and this metric is also utilized in our 2016 and 2018 LTIPs (covering the corresponding rolling three-year periods). No amounts were earned by our NEOs under the 2015 LTIP cycle.

◦
As most of our major business competitors are privately held and almost no public companies follow the same business cycle or economic trends as those impacting residential real estate, the Committee looks to the XHB index when calculating our RTSR performance.

◦
The 2017 LTIP performance awards based on CFCF also align the interests of our NEOs with the manner in which stockholders measure our operating performance. Designed to require execution of our three-year strategic plan for 2017 to 2019, achievement of target will be challenging and will require substantial management initiatives to achieve.

•
Successful Execution of Leadership Succession Plan. Our successful execution of an orderly transition of Mr. Schneider into his role as our Chief Executive Officer and President at the end of 2017 was the result of our Board's deliberate efforts and focus in 2017 on a formal CEO succession planning process. This process included the formation of an Ad Hoc Succession Planning Committee in October 2016 that was authorized to identify and assess potential candidates for the newly created position of President and Chief Operating Officer, with the intention that the selected candidate would transition into the role of CEO at a time determined by the Board. The Ad Hoc Succession Planning Committee worked in coordination with the Board, the Compensation Committee, the Nominating and Corporate Governance Committee, our executive team and outside advisors in its ultimate selection of Mr. Schneider as the ideal candidate to lead the Company.

◦
The Board's emphasis on careful succession planning and talent development extends to leadership roles throughout our organization. In 2017, the Board continued to work closely with our executive team, including Sunita Holzer, our Chief Human Resources Officer, to conduct regular comprehensive reviews of our leadership succession plans and identify exceptional talent. Similarly, management has taken a number of active steps to substantially enhance our talent development program and to make investments in human capital and training for the future leaders of our company.

•	Fully Independent Compensation Committee. The Committee is comprised solely of Independent Directors.

•
Independent Compensation Committee Consultant. The Committee retains an independent compensation consultant to advise the Committee on competitive pay practices, salary adjustments, the design, components and size of the long-term incentive program, and the design of the annual bonus program. The Committee's independent compensation consultant reports directly to the Committee and does not provide services to the Company other than executive compensation consulting to the Committee. Frederic W. Cook & Co., Inc., the Committee's former independent compensation consultant, was engaged by the Committee to serve as its independent compensation consultant in 2016 through May 2017. In May 2017, following a formal request for proposal process, the Committee engaged Meridian Compensation Partners, LLC, or Meridian, to serve as its independent compensation consultant.

•	No Excise Tax Gross-Ups. None of the employment agreements with the NEOs contain an excise tax gross-up provision.

•	Clawback Policy. The Committee has maintained a Clawback Policy since 2014 that allows the Company to claw back both cash and equity awards to NEOs.

•	No Single-Trigger Change of Control Payments. The Committee affirmed use of equity incentives that contain double triggers on a change-in-control.

•
Stock Ownership Guidelines. The Committee maintains rigorous stock ownership guidelines for both management and the Company's Independent Directors. Each ongoing NEO currently meets the stock ownership requirements, other than Messrs. Schneider and Peyton, who each became executive officers with us in 2017.

•
No Hedging or Pledging under Trading Policy. The Company's trading policies prohibit hedging and pledging by all employees and Directors (and no exceptions may be granted to this prohibition). To our knowledge, all of our Directors or executive officers are in compliance with these policies and have not hedged or pledged any of our securities.

2017 Say-on-Pay Vote and Stockholder Engagement

•
2017 Say-on-Pay Vote. Realogy's executive compensation program was approved, on an advisory basis, by 93% of the votes cast (including abstentions). The Committee and the other members of our Board believe this level of support for the executive compensation program reflects stockholder support of the Company's executive compensation and governance programs, including the pay-for-performance philosophy of its executive compensation program.

•
Active Investor Relations Program. The Committee has taken input from investors and the stockholder community into consideration in connection with the design of its executive compensation program, including as discussed in the following bullets.

In addition, the Company maintains an active investor relations program intended to provide investors with transparency regarding our strategy, capital allocation program, financial results and guidance with respect to future performance. See "Investor Relations Program" for additional information.

•
CEO Compensation Continues to be Significantly Dependent on Company Performance. The Committee understands that our stockholders expect a significant portion of CEO compensation to be directly linked to Company performance. Consistent with the Committee's pay-for-performance philosophy, in 2018, a significant majority of our CEO's compensation is at-risk, including 60% of his long-term incentive award being tied to Company performance against pre-established metrics over a three-year period.

•
Reduction in CEO Target Annual Incentive Award. In 2017, based in part on feedback from the stockholder community, the Committee reduced the CEO's target cash incentive percentage under the annual executive incentive plan from 200% to 150% of eligible earnings in the applicable performance year. This reduction applied to our former CEO in 2017 and also applies to Mr. Schneider in 2018.

•
Reduction in CEO Severance Multiple. In March 2017, the Committee negotiated a reduction in our former CEO’s severance payable upon a termination by the Company without cause or by the CEO for good reason from 3.0 times to 2.4 times the sum of his annual base salary and target bonus. The severance payable to Mr. Schneider upon the same termination events was further reduced to 2.0 times annual base salary and target bonus.

•
2017 Target Direct Compensation for Former CEO Held Flat. The Committee made no change to the aggregate value of our former CEO’s target direct compensation in 2017, which had remained at the same level since 2015.

•
Relative Total Stockholder Return ("RTSR") Metric in 2017 Long-Term Incentive Plan. In furtherance of pay-for-performance and stockholder alignment, the Committee continued to utilize an RTSR metric in the 2017 LTIP design. Specifically, 18% of our former CEO's total grant date fair value of the various equity vehicles included in the 2017 LTIP is based upon the Company's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index over a three-year period.

The Committee's decision to first initiate the RTSR metric in 2015 reflected feedback that the Company had received from several stockholders in its Investor Outreach program—namely, to incorporate relative performance measures and not those solely related to the Company's operational performance.
Based in part on feedback from the stockholder community, in 2017, the Committee eliminated target payouts for relative performance below the XHB index over the three-year performance period. This and other changes made to the structure of the RTSR metric in 2017 are described under "Long-Term Equity Incentives - 2017 Long-Term Incentive Program".

•
Use of Identical Metrics for 2018 Long-Term Incentive Plan. In developing and approving the 2018 Long-Term Incentive Plan, the Committee determined to maintain consistency in its program and to utilize the same metrics that it used in 2015, 2016 and 2017: funding for the short-term incentive based upon EBITDA and long-term incentives based upon cumulative free cash flow and relative TSR measures. The goals reinforce the Company's focus on growth.

Compensation Philosophy and Peer Group Analysis.
As almost all of the Company's closest peers are privately held, the Committee evaluates potential peers in industries that resemble the Company's cyclicality, business model and financial performance (including revenue and market capitalization parameters). Although the firms in the peer group employ executives with a skill set comparable to those of the Company, they generally operate in businesses with very different business cycles from residential real estate.
In 2016, the Committee, with advice from the Committee's former independent compensation consultant and input from management, considered the following factors in deciding to revise the peer group it first established in 2013:

•	less weighting to franchisors,

•	inclusion of companies that are influenced by the housing market (including, but not limited to, homebuilders), and

•	inclusion of companies that share traits of our other business units, including the brokerage business model given NRT’s contribution to the Company in terms of EBITDA (before transfer of intercompany royalty) and its employee base, representing almost half of the Company’s employees.
Based upon an evaluation of these factors and the recommendations from the Committee's former independent compensation consultant and cognizant that the recommended changes would result in a substantial change to the existing peer group, the Committee approved an updated peer group for use in determining executive pay commencing in 2017. The new peer group retained six companies from the prior peer group, removed 10 companies from the prior peer group, and added nine new peer companies. The Committee believes this revised peer group is more balanced and includes companies that engage in businesses that are more similar to the Company’s business activities.
Nevertheless, the Committee continues to believe that due to the unique business cycles of the residential real estate industry, the XHB index is the most appropriate benchmark for stock price performance under the TSR metric for the performance share unit awards.
The revised peer group is set forth below (with the new peer companies italicized) and was utilized by the Committee in connection with the Company's 2017 and 2018 executive compensation decisions:

Company	Revenue ($)(1) (in millions)	Market Cap ($)(2) (in millions)	Primary Comparable Category
Arthur J. Gallagher	6,100	11,441	Brokerage business model
Avis Budget Group, Inc.	8,848	3,573	Franchisor
CalAtlantic Group, Inc.	6,517	6,222	Influenced by housing market
CBRE Group, Inc.	14,210	14,492	Real estate services provider
First American Financial Corporation	5,772	6,210	Insurance company with title segment
Fortune Brands Home & Security, Inc.	5,283	10,389	Influenced by housing market
Hertz Global Holdings, Inc.	8,803	1,850	Franchisor
Hyatt Hotels Corporation	2,767	8,748	Franchisor
KB Home	4,369	2,764	Influenced by housing market
Jones Lang LaSalle Incorporated	7,932	6,756	Real estate services provider
Leggett & Platt Incorporated	3,944	6,292	Influenced by housing market
PulteGroup, Inc.	8,573	9,774	Influenced by housing market
Toll Brothers, Inc.	5,815	7,355	Influenced by housing market
USG Corporation	3,204	5,455	Influenced by housing market
Wyndham Worldwide Corporation	4,613	11,741	Franchisor
_______________

(1)	For the fiscal year ending December 31, 2017, based on publicly-available information from the S&P Capital IQ database’s definition of Total Revenue.

(2)	As of December 31, 2017, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization.

In terms of size, compared to these peer companies, based upon data as of and for the year ended December 31, 2017, Realogy's revenues were at the 57th percentile and its market capitalization was at the 14th percentile.
Notwithstanding the establishment of the 2017 peer group, the Committee recognizes it needs to look beyond that peer group, to other more broad-ranging survey data, given the scarcity of direct publicly-traded industry peers. It also recognizes that from a total stockholder return or "TSR" perspective, almost no public companies followed the same business cycle or economic trends as those impacting residential real estate—again for the reason that the Company's major business competitors are all privately held. Accordingly, in constructing the TSR metric for the performance share unit awards, the Committee looks to the XHB index as more reflective of the business cycle of the residential real estate business.
Compensation Philosophy. The Company's compensation philosophy has the following key objectives:

•	attraction, motivation and retention of high-performing executives;

•	a pay-for-performance focus that ties a meaningful portion of pay to business performance, both short- and long-term;

•	alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

•	reinforcement of ethical behavior and practices;

•	discouragement of excessive risk; and

•	flexibility to respond to the necessities of a cyclical industry.
With regard to pay levels:

•
target direct compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives of comparable proficiency, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

•	all actual payments on incentive components should be linked to Company operating, financial, and stock performance during the performance period.
Benchmarking Analysis and 2017 LTI Grants. At the Committee's November 2016 meeting and in preparation for the establishment of 2017 executive compensation, the Committee's former independent compensation consultant delivered a detailed and comprehensive analysis of peer group information and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information. With respect to survey data, the Committee considers only the aggregated survey data, not the identity of the individual companies comprising the survey data because the Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose. The data looked at salary, short-term compensation and long-term compensation individually and on a total direct basis for each position. It provided percentile ranking information and observations on the import of that data. Last, it offered comments on aggregate share usage and a long-term incentive cost budget. Peer group data is viewed as a reference point in making compensation decisions, but the Committee does not target a particular competitive level or utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and future leadership potential.
During the following months, the Committee continued to evaluate a long-term incentive program for the participating NEOs, which also included an evaluation in early 2017 of NEO performance. In February 2017, other than with respect to our former CEO, the Committee took action to approve long-term incentive awards to the participating NEOs described below under "Long-Term Equity Incentives," with at least 50% of the awards to tied achievement of performance metrics over the three-year performance period from January 1, 2017 through December 31, 2019. Any shares actually earned under this performance share unit award are payable in early 2020.
With respect to our former CEO, the Committee determined in connection with the negotiation of his employment agreement, which was expiring in March 2017, to make no change to the aggregate value of his target direct compensation in 2017. Our former CEO's target direct compensation has been at the same level since 2015. The Committee determined to keep his target direct compensation at this level in 2017 in part due to the poor performance of our stock over the prior year. The Committee further determined to shift a portion of the CEO's compensation from our annual cash incentive program to our long-term incentive program, which is comprised of equity awards. By doing so, the Committee was able to respond to feedback from the stockholder community and reduce the CEO's target annual incentive opportunity, while also tying a greater portion of CEO pay to stock price performance. The additional long-term incentive value awarded to our former CEO was made in the form of performance share units, which are directly tied to metrics related to our stock price and operating performance.

Executive Compensation Elements. The principal components of compensation for our named executive officers in 2017 were:

•	Base salary;

•	Annual cash incentive under the EIP;

•	2017 long-term equity incentive awards (which include both time-based and performance-based vesting conditions); and

•	Severance and other benefits and limited perquisites.
A substantial majority of the 2017 compensation of our CEO and other NEOs is (1) variable consisting of cash incentive awards under our EIP and long-term equity awards and (2) performance-based consisting of an annual cash EIP award and each of the equity vehicles included within the long-term equity program. The rationale for this mix of compensation vehicles and the emphasis on variable and performance-based compensation is to align compensation with the Company's operating performance and stockholder value.
As shown in the following charts:

•	89% of our former CEO's 2017 target direct compensation and 79% of the average target direct compensation for our other NEOs (other than our current CEO) was variable or at-risk compensation; and

•	76% of our former CEO's 2017 target direct compensation and 68% of the average target direct compensation for our other NEOs (other than our current CEO) was performance-based.

CEO and Other NEOs Compensation Mix

11%
13%
13%
17%
46%
89% At-Risk
76% Performance-based
CEO
21%
12%
18%
20%
29%
79% At-Risk
68% Performance-based
Average Other NEOs
Performance Share Unit Awards
Annual EIP Target Award
Performance Restricted Stock Units
Time-Based Options
Base Salary

Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries for our named executive officers are determined for each executive based on position, scope of responsibility and contribution to our performance.
Salary levels are generally reviewed as part of our annual performance review process, though, as described more fully below, changes are typically made less frequently than annually. Salary levels are also reviewed upon a promotion or other material change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee's assessment of individual performance taking into account recommendations from the Chief Executive Officer (other than as to his own salary). In reviewing base salaries for executives, the Committee considers an internal review of the executive's compensation, individually and relative to other officers, with a primary emphasis on each executive's ability to contribute to the Company's financial and strategic goals. The Committee also considers the individual sustained performance of the executive over a period of time as well as expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board) contemplates salary increases. Any base salary adjustment is made by the Committee subjectively based upon the foregoing and is not specifically weighted on any one factor.
No changes were made to the base salary of any incumbent NEO in 2017. Mr. Schneider's initial base salary was set under the terms of his employment agreement with us and represented no change to the base salary paid to our former CEO.
Executive Incentive Program. Our NEOs generally participate in the EIP, an annual cash incentive program with performance objectives established by the Committee and communicated to our NEOs within 90 days following the beginning of the calendar year.
Under their respective severance agreements, the target annual bonus payable to our NEOs is 100% of annual base salary, or, in the Chief Executive Officer's case, given his overall greater accountability for the performance of the Company, 150% of his annual base salary.
On February 23, 2017, the Committee approved the annual bonus structure under the 2017 EIP with the following key terms:

•	The target opportunity for our former CEO was reduced from 200% of base salary to 150% of base salary. No other changes were made to the target opportunities of other participating NEOs.

•
The performance criteria under the 2017 EIP were based on consolidated company-wide and business unit EBITDA (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the 2017 EIP.

•
We believe EBTIDA is a key measure in evaluating the overall performance of our operating businesses and is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting results.

•	The incentive opportunity for Mr. Smith and Mr. Hull were based solely upon consolidated EBITDA results.

•
The incentive opportunity for our other participating NEOs (Messrs. Casey, Peyton and Zipf) were based upon consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%).

•	Our consolidated EBITDA threshold performance level had to be achieved before any NEO could qualify for an incentive payment.

•
Under the pre-established EBITDA performance levels, Messrs. Smith and Hull could earn between a threshold payout of 25% and a maximum payout of 200% of the target award and the other participating NEOs could earn between a threshold payout of 12.5% (assuming no amount was earned for EBITDA results of their respective business units) and a maximum payout of 200%.

•	Where performance achievement fell between performance levels, incentive payments were determined by linear interpolation.

•	EIP performance goals are set annually at difficult EBITDA targets. Historical consolidated EBITDA performance since 2014 has ranged from a low of 63% of target to a high of 100% of target.

•
For 2017 EIP targets, the Committee set challenging targets that anticipated growth in homesale transaction price and volume but also took into consideration the execution of strategic initiatives focused on affiliated independent sales agents, including targeted recruiting strategies, best-in-class retention practices, and organizational changes with new centers of excellence to enhance support for services such as marketing and education for affiliated independent sales agents.

•	The 2017 EIP consolidated EBITDA target was set at $780 million, a $10 million increase from the approximately $770 million EIP consolidated EBITDA achieved in 2016.

•	Our participating NEOs achieved awards between 68.5% to 98.5% of target under the 2017 EIP, principally due to the impact of higher commission splits at NRT resulting largely from ongoing initiatives designed to attract and retain agents as well as the impact of lower global relocation volume on Cartus results. The Cartus results failed to achieve threshold performance, resulting in no payout to the former Cartus CEO under the EIP component related that business unit.

•
The pre-established Plan EBITDA performance levels at threshold, target and maximum payout and the actual Plan EBITDA performance achieved are set forth in the table below (with the corresponding payout as a percentage of actual Plan EBITDA performance set forth in the next table):

Plan EBITDA Performance Level	Plan EBITDA Performance Levels by Business Unit (in millions)(1)
	Payout as % of Target	Consolidated Realogy	RFG	NRT	Cartus	TRG
Threshold	25%	$657	$216	$99	$87	$57
Target	100%	780	251	149	100	67
Maximum	200%	940	316	199	118	80
Actual Plan EBITDA(1)		749	261	119	86	66
_______________

(1)
See Annex B for further information on the calculation of Plan EBITDA and a reconciliation of Plan EBITDA by business unit to the corresponding EBITDA reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

On February 26, 2018, based upon the foregoing determination, the Committee approved the cash amounts payable to the participating NEOs under the 2017 Executive Incentive Plan set forth in the table below:

Name	Annual Bonus Target	Payment Weighting		% of Performance Level Achieved			Total 2017 EIP Payment
		Unit	Realogy	Unit	Realogy	Weighted
Anthony Hull	$675,000	N/A	100%	N/A	82%	82%	$553,500
Donald J. Casey	450,000	50%	50%	93%	82%	87.5%	393,750
John W. Peyton	600,000	50%	50%	115%	82%	98.5%	591,000
Bruce Zipf	625,000	50%	50%	55%	82%	68.5%	428,125
Richard A. Smith	1,500,000	N/A	100%	N/A	82%	82%	1,230,000

2018 Executive Incentive Plan. The 2018 annual Executive Incentive Plan (the "2018 EIP") for our ongoing NEOs (and four other direct reports of the CEO) was adopted in February 2018. Funding under the 2018 EIP will be based upon achievement of consolidated 2018 Plan EBITDA (which includes adjustments to actual consolidated EBITDA that are materially consistent with adjustments made under the 2017 EIP).

Mr. Schneider's target incentive opportunity under the 2018 EIP is equal to 150% of his base salary and the target incentive opportunity for the other ongoing NEOs is 100% of their respective base salaries. The funded amount earned under the 2018 EIP will be paid out to the executives under the 2018 EIP based upon their relative individual contributions to the Company's strategic and operational goals.

Long-Term Equity Incentives.
2017 Long-Term Incentive Program. The 2017 long-term incentive program adopted in February 2017, or 2017 LTIP, for the participating NEOs includes a mix of performance share units, options and performance restricted stock units, with 50% (or in the case of our former CEO, 63%) of the total value approved by the Committee in performance share units as follows:
Former CEO Long-Term Incentive

All Other NEOs Long-Term Incentive

The following table sets forth the grants made to our former CEO and the other participating NEOs under the 2017 long-term incentive program, effective February 28, 2017, or with respect to our former CEO, March 13, 2017. Mr. Schneider was not eligible to participate in our 2017 long-term incentive program.

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units	Target Number of Relative TSR-Based Performance Share Units	Number of Shares Underlying Performance Restricted Stock Units	Number of Shares Underlying Option Grant	Grant Date Fair Value(1)
Anthony E. Hull	23,285	15,162	23,285	53,750	$2,149,984
Donald J. Casey	15,162	9,873	15,162	35,000	1,399,972
John W. Peyton	12,996	8,462	12,996	30,000	1,199,960
Bruce Zipf	21,660	14,104	21,660	50,000	1,999,953
Richard A. Smith	106,188	45,163	43,939	149,812	6,499,943
_______________

(1)	Performance share units valued at target.
Performance Share Units. A significant amount of equity granted to our NEOs under our long-term incentive program, or LTIP, is in the form of performance share unit awards, or PSUs.
Since the Committee began utilizing PSUs in 2014, such awards have represented at least 50% of the Committee-approved value of the LTIP award granted to participating NEOs.

PSUs reward performance over rolling three-year performance periods. For example, in order for participating NEOs to realize compensation for the PSUs granted in the first quarter of 2017, they must achieve pre-established metrics for the three-year period ending December 31, 2019.
PSUs are denominated in stock units and the value of the outstanding awards track our stock price over the three-year performance period. As a result, the value of each

PSU award is negatively impacted by declines in the value of our stock awards, while also being subject to risks tied to achievement of metrics pre-established by the Committee.
PSU Metrics. All of our currently outstanding PSU awards are based on relative total stockholder return, or RTSR, and cumulative free cash flow, or CFCF.
RTSR. The relative total stockholder return metric aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments and is consistent with the feedback the Company has received from stockholders in connection with prior investor outreach programs.
In deciding to utilize a relative total stockholder return metric, the Committee recognized that almost all of the Company's competitors are privately-held. In the absence of an index of publicly-traded companies engaged in a similar business to the Company, the Committee reviewed several different indices to utilize for this metric, and decided that the trading history of the SPDR S&P Homebuilders ETF (XHB) index, or XHB index, was the most comparable to the trading history of the common stock. In deciding upon the XHB index, the Committee understood that it includes housing-related companies, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages and may perform favorably even in years in which the consumers take a cautious approach to home purchases. The Committee will regularly evaluate the trading correlation between the XHB index and our common stock and may determine to use another index with respect to future grants, if any, tied to relative TSR.
See "—2017 PSU Award Design" below for additional information.
CFCF. The cumulative free cash flow metric aligns NEO long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to delever the balance sheet and make strategic investments and/or acquisitions. The target award for cumulative free cash flow aligns with the Company's strategic plan for the corresponding three-year period covering the award.
At the time of grant, the Committee pre-establishes certain enumerated adjustments for determining CFCF results for the applicable three-year period that include increases or decreases that may occur in cash amounts assumed in the forecast underlying the target. For example, specific adjustments for the 2017 CFCF metric include:

•	pension plan payments,

•	relocation securitization program funding,

•	Cendant legacy payments,

•	extinguishment of debt;

•	taxes;

•	business optimization and strategic project expenses;

•	litigation and regulatory compliance, net of insurance reimbursement;

•	material modifications, termination or replacement of the PHH Home Loans joint venture; and

•	other unusual, non-recurring or extraordinary corporate transactions, events or developments or changes in accounting principles.
Acquisitions with a purchase price over $50 million consummated during the last six months of the performance period also are excluded from the performance calculation to align the cash outflows and inflows associated with acquisitions completed near the end of the performance period.
See "—2017 PSU Award Design" below for additional information.
PSU Opportunity. As illustrated in the table below, the number of units that may be earned under each PSU award is a multiple of the target award, with such multiple based upon the achievement of the applicable performance metric over the three-year performance period.
Earned PSUs will be distributed in actual shares of the Company's common stock during the first quarter of the year after the end of the three-year cycle. Amounts earned are based upon the Committee's determination of results and are forfeitable if the Company does not meet pre-established threshold targets for cumulative cash flow and threshold relative total stockholder returns.
In 2017:

•	the cumulative free cash flow metric represented 45% of the entire LTIP award value for our former CEO and 30% of such value for our other participating NEOs; and

•	the RTSR metric represented 18% of the entire LTIP award value for our former CEO and approximately 20% of the entire LTIP award for the other participating NEOs.
2017 PSU Award Design. Payouts (if any) for performance under the RTSR metric during the three-year period ending December 31, 2019 continue to be based upon Realogy's total stockholder return, or TSR, for the three-year period ending December 31, 2019 relative to the XHB index TSR.
The Committee made certain changes to the design of the 2017 PSU award linked to the relative TSR metric from the award design in 2016, as follows:

•
No target payout for relative performance below the XHB index over the three-year performance period. As a result of this change, payouts will be earned at target to the extent the Realogy TSR equals the XHB index TSR. Under prior PSU awards, target payout could be achieved if our TSR performance was two percentage points below the XHB index. The Committee believes this modification better aligns the incentives of participating executives with the interests of our stockholders.

•
Extended the performance scale. The revised performance scale takes into account the greater volatility in our stock relative to an index and facilitates the use of a linear payout line (with every 1% change in relative TSR resulting in a corresponding 2% increase or decrease in payout, subject to the noted limits). Under the new scale, maximum payouts will be made at 175% of target if the Realogy TSR exceeds the XHB index TSR by 38 percentage points, assuming the Realogy TSR is positive. Payouts will be made at threshold (40% of target) if the Realogy TSR trails the XHB index by 30 percentage points. The performance scale under the 2016 award was significantly more narrow with threshold payouts for a relative TSR result of 18.6 percentage points below the XHB index and maximum payouts for a relative TSR result of 25.7 percentage points above the XHB index.

•
Reduced minimum (threshold) payout to 40% of target award. Potential payouts for threshold performance were decreased by 10 percentage points from the corresponding 2016 awards as a result of this extension of the performance scale.

The Committee also retained other key features of the 2016 performance share unit award design, including:

•
Capped payout when Realogy TSR is negative. Any payout under this metric will continue to be capped at target if Realogy's TSR is negative (regardless of the Company's relative performance against the XHB index).

•	Capped maximum value of payout. The value of shares to be issued in payment of this award may not exceed 300% of the award's grant date fair market value.
Payouts (if any) for performance under the CFCF metric during the three-year period ending December 31, 2019 will only be made if the Company achieves at least 82% of target cumulative free cash flow (for the minimum payout of 50% of target). Achievement of 114% of target cumulative free cash flow is required to achieve the maximum payout of 200% of target. The Committee may exercise negative, but not positive, discretion is determining the performance level achieved under this metric.
The table below summarizes the rolling three-year PSU cycles outstanding during 2017:

PSU Award and Metric	PSU Weight(1)		Payout Range (assuming threshold achieved)	Years in Performance Period
	CEO	NEO		2015	2016	2017	2018	2019
2015 PSU Award(2)				100% Completed
RTSR	33.3%	40.0%	50% to 175% of target(3)	0% Payout Achieved
CFCF	66.7%	60.0%	50% to 200% of target	97% Payout Achieved
2016 PSU Award					67% Completed
RTSR	33.3%	40.0%	50% to 175% of target(3)		Tracking Below Threshold*
CFCF	66.7%	60.0%	50% to 200% of target		Tracking Below Target*
2017 PSU Award						33% Completed
RTSR	29.3%	40.0%	40% to 175% of target(3)			Tracking Moderately Above Threshold*
CFCF	70.7%	60.0%	50% to 200% of target			Tracking Below Target*
_______________

*	Represent estimates as of the end of fiscal 2017. Actual results will be determined based upon results under the applicable metric at the conclusion of the applicable three-year cycle.

(1)
Performance share units comprise a part of each year's equity-based long-term incentive award. See the graphs appearing on page 39 under the header "2017 Long-Term Incentive Program" for a presentation of the weighting of different equity vehicles in the 2017 long-term incentive program. Averages reflected for NEOs is based on average for participating NEOs for the presented PSU cycle.

(2)	See "—Payout under the 2015 Performance Share Units Included within 2015 Long-Term Incentive Program" below.

(3)
RTSR payouts are capped at target if our TSR is negative (regardless of relative performance against the XHB index). In addition, the value of shares to be issued in payment of the RTSR PSU award may not exceed 300% of the award's grant date fair market value. In 2017, the Committee reduced the threshold payout to 40% of the target award. See "—2017 PSU Awards Design" above.

Performance Restricted Stock Units and Options. The restrictions on the shares of performance restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date, but vesting is conditioned upon achievement of an EBITDA performance goal for 2017. The EBITDA performance goal for 2017 was achieved.
The options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant.
The options and the performance restricted stock units each represented 18.5% of the grant date fair value of our former CEO's 2017 LTIP. For the other participating NEOs, the performance restricted stock units represented 30%, and the options 20% of the value of the 2017 LTIP awards.
LTIP Grant Considerations. In arriving at the individual 2017 equity grant levels under the 2017 long-term incentive program, the Committee considered a number of factors, including the competitive pay analysis prepared by the Committee's former independent compensation consultant, the need to provide sufficient long-term incentives to the NEOs to retain the ELC members (recognizing their criticality to the Company and their recognition as industry leaders), and the individual performance reviews conducted by the Committee and in the case of our former CEO, the Board.
As Mr. Smith served as our Chairman and CEO during 2017 (and as President until October 23, 2017), his 2017 equity grants recognized the scope of his responsibilities and were larger than those received by the other named executive officers and more heavily weighted toward performance share units than awards made to our other participating NEOs. Our former CEO's equity awards under the 2017 long-term incentive program were granted on March 13, 2017, which was the date that the Company and Mr. Smith entered into an employment agreement to replace his former agreement that was scheduled to expire in April 2017. For additional information concerning our former CEO's 2017 equity awards see "—Benchmarking Analysis and 2017 LTI Grants" above.
The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and, with respect to the awards made to the CFO, his role in the oversight of our entire finance operations as well as our continuing efforts to deleverage.
See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on each equity instrument of an NEO's termination of employment or a change of control of the Company during a performance period under a PSU or during the vesting period of either a performance restricted stock unit award or option grant.
2017 Inducement Equity Award to New CEO. Mr. Schneider was not eligible to participate in the 2017 long-term incentive program. As an inducement to his hiring as our Chief Operating Officer, President and CEO designate, the Committee granted Mr. Schneider an equity award on October 23, 2017 valued at approximately $5.0 million split equally between restricted stock units that vest in equal installments over a three-year period and non-qualified options that vest in equal annual installments over a four-year period under the terms of his employment agreement. The Committee, in concert with our Lead Independent Director, negotiated the terms of Mr. Schneider's employment agreement, including the value of his inducement equity award, in consultation with Meridian, the Committee's independent compensation consultant, taking into account the competitive environment for executive talent in general as well as specifically with respect to this position.
The inducement awards, including any proceeds, gains or other economic benefit in respect of the awards, are subject to the terms and conditions of the Company’s Clawback Policy, which allows the Board to recoup incentive compensation in the event of a material restatement or adjustment of our financial statements, misconduct, or breach of his restrictive covenants with us, including those related to non-competition and non-solicitation.
Mr. Schneider's options have an exercise price of $32.80 per share and currently have no realizable value and will not have any such value until the stockholders see an increase of more than $6.30 from the closing sale price at December 31, 2017. Similarly, Mr. Schneider's restricted stock unit award had lost 19% of its value at December 31, 2017 based on the closing sale price of our common stock on that date. Mr. Schneider's 2017 equity awards are not expected to commence vesting until October 23, 2018.
As noted under "2018 Long-Term Incentive Program" beginning on page 43, 60% of Mr. Schneider's 2018 LTIP award is in the form of performance share units tied directly to Company performance over a three-year period ending December 31, 2020 under pre-established metrics established by the Committee in February 2018.
The remainder of his 2018 LTIP award is split evenly between performance restricted stock units and time-vested stock options.

Payout under the 2015 Performance Share Units Included within 2015 Long-Term Incentive Program. On February 26, 2018, the Committee approved payouts to the participating NEOs (all NEOs, other than Messrs. Schneider and Peyton) under the PSU awards granted in 2015, that measured performance over a three-year performance period ended December 31, 2017.
Each metric was designed in a similar manner as described above under "2017 Long-Term Incentive Program - Performance Share Units."

The Committee determined that no payout was earned under RTSR metric as we did not achieve threshold performance against the XHB index for 2017 (the 50% threshold entry point being at negative 18.6). As a result, no shares were earned under this portion of the 2015 LTIP.
Performance under the CFCF metric was determined by the Committee to be 97% of target, as set forth in the table below.

2015 Performance Share Unit Award - CFCF	Performance Range and Actual Results (in millions)
	Threshold Performance	Target Performance	Maximum Performance	Actual Results
Cumulative Free Cash Flow (in millions)(1)	$1,140	$1,430	$1,626	$1,415
_______________

(1)
See Annex B for reconciliation of cumulative free cash flow, as defined and adjusted in accordance with the terms of the PSU awards, to net income attributable to Realogy Holdings and net cash provided by operating activities, which are the most directly comparable GAAP metrics.

Based upon the relative weighting of the two metrics, the aggregate payout to our former CEO was 65% of target—while the realized value was 38% of target, reflecting the significant decline in our stock price from the date on which the awards were granted in February 2015 through December 31, 2017.
The aggregate payout to our other participating NEOs was 58% of target, with a realized value of 34% of target.
The difference in aggregate payout between our former CEO and other participating NEOs is attributable to the weighting of each PSU award in the 2015 PSU cycle, with our former CEO's PSU award being weighted approximately 33% to the RTSR metric and 67% to the CFCF metric and our other participating NEOs' PSU awards being weighted approximately 40% to the RTSR metric and 60% to the CFCF metric.
The actual number of shares issued to each participating NEO is set forth in the table captioned “Option Exercises and Stock Vested for Fiscal Year 2017” set forth on page 56 of this proxy statement.
While the Company generated significant free cash flow during the three-year performance period and, in 2016, implemented both a share repurchase program and a quarterly cash dividend, the below target payouts reflect the Company’s underperformance relative to the XHB index.

2018 Long-Term Incentive Program. The 2018 long-term incentive plan, or 2018 LTIP, for our ongoing NEOs was adopted in February 2018. Consistent with the Committee's historical practice, the 2018 long-term incentive plan includes a mix of equity, including performance share units and options.
The Committee determined to grant time-base restricted stock units in place of performance restricted stock units in 2018.  The Committee made this decision based upon several factors, including that following this change, a significant portion of executive compensation would remain at-risk and subject to performance metrics, that a meaningful portion of executive compensation is already linked to our EBITDA results under our annual cash incentive plan, and that restricted stock units serve an important role in encouraging executive retention.
As with the 2017 LTIP, the performance share unit awards consist of two grants: one based upon cumulative free cash flow and the other based upon relative stockholder total return.
Mr. Schneider's 2018 LTIP award is weighted more heavily toward performance share units than other participating NEOs with 60% of his award tied to the Company's performance under pre-established cumulative cash flow and relative TSR metrics over the three-year period ending December 31, 2020. His 2018 PSU award is split equally between the cumulative cash flow and relative TSR metrics. Mr. Schneider's restricted stock unit and option awards under the 2018 LTIP each represent 20% of the total value of his award. The relative mix of awards for our continuing NEOs remained unchanged from the 2017 LTIP.

The table below sets forth the grants made to Mr. Schneider and the other ongoing NEOs under the 2018 long-term incentive program, effective March 1, 2018.

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units(1)(2)	Target Number of Relative TSR-Based Performance Share Units(1)(2)	Number of Shares Underlying Restricted Stock Units(1)	Number of Shares Underlying Option Grant	Aggregate Grant Date Value of All Awards(2)
Ryan M. Schneider	88,757	87,480	59,171	210,674	$7,500,000
Anthony E. Hull	25,443	16,718	25,443	60,393	2,150,000
Donald J. Casey	16,568	10,886	16,568	39,325	1,400,000
John W. Peyton	17,751	11,664	17,751	42,134	1,500,000
_______________

(1)
Award subject to stockholders approving the 2018 Long Term Incentive Plan at this meeting. If the 2018 Long Term Incentive Plan is so approved, the grant date fair value of these awards will be determined on the date of the meeting and such value could vary from the values ascribed to them in the table above.

(2)	Performance share units are valued at target.
Timing of Equity Grants. Our practice generally is to grant annual long-term incentive awards to the NEOs and other key employees at the regularly scheduled Committee meeting in February of each year with awards granted and priced on the third business day following the release of full year earnings results and the filing of our Annual Report on Form 10-K. The Committee retains the ability to determine that another grant date may be appropriate in certain circumstances. In 2017, the Committee granted our former CEO's equity awards under the 2017 long-term incentive program on March 13, 2017, which was the date that the Company and Mr. Smith entered into an employment agreement to replace his former agreement that was scheduled to expire in April 2017.
During the year, the Committee also may approve equity awards, typically for executives hired or promoted and in connection with acquisitions. On October 23, 2017, as an inducement to his hiring, the Committee granted our current CEO a stock option and restricted stock unit award. The Committee also has delegated to the CEO certain limited authority to make grants to non-Section 16 officers and the Committee is apprised of any such grants on a quarterly basis.
In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our common stock on the effective date of the grant, which in connection with the annual equity grants, is a date several days after the Company has publicly released its financial results for the preceding year. For performance restricted stock units and for performance stock units that are based upon achievement of Company-specific metrics, the Committee typically approves a dollar value, which is then divided by the closing sale price of our common stock on the date of grant. For valuing performance stock units that have a relative total stockholder return metric, the Committee utilizes a Monte Carlo simulation performed by an independent third-party valuation firm to determine fair value and for valuing options, the Company utilizes a Black-Scholes valuation methodology.
Limited Other Benefits and Perquisite Programs. Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation. In December 2017, the Committee froze participation in the Company's Executive Deferred Compensation Plan, which previously allowed NEOs to defer cash and/or equity under that plan. Mr. Casey is our only NEO that participates in a now-closed, defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
Certain qualifying employees who are required to relocate in connection with their commencement of employment with us, are entitled to relocation benefits, including limited tax gross-up assistance. Each of Messrs. Schneider and Peyton received relocation benefits in 2017.
Our fractional aircraft ownership is expected to be terminated in the first half of 2018. The Committee maintains a policy that limits use of the fractional aircraft ownership (only the CEO, or with his consent other senior executives, has access, subject to availability, for reimbursable personal use, and business use is generally limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our executives and employees. During 2017, there was no personal use of the aircraft by our named executive officers.
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. Each of our ongoing NEOs, including Mr. Schneider, are entitled to severance pay and benefits upon termination of employment in certain circumstances.
Under these agreements, the severance pay is equal to a multiple of the sum of annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a "qualifying termination" - meaning, a termination without "cause" by the Company or a termination for "good reason" by the executive during the term of the agreement, as such terms are defined therein.
The severance multiple for Mr. Schneider, our Chief Executive Officer, is 200%, which represents a reduction from the 240% multiple applicable under our former CEO's employment agreement.
The severance multiple for Mr. Hull, our Chief Financial Officer, is also 200% and for each other ongoing named executive officer is 100% (though, in the case of such a qualifying termination of employment within twenty-four months following a change in control of the Company, their multiple is 200%).
The higher multiples of base salary and target bonus payable to Messrs. Schneider and Hull are based upon Mr. Schneider's overall greater responsibilities for our performance and Mr. Hull's responsibilities as our Chief Financial Officer.
No NEO is entitled to any tax reimbursement protection for "golden parachute excise taxes."
Upon a qualifying termination, each of our ongoing NEOs will also receive (1) a pro-rata bonus in respect of the fiscal year in which the executive’s termination of employment occurs, determined based on the Company’s actual performance and payable at such time such bonuses are payable to other employees of the Company, (2) the continuation of medical and dental benefits on terms no less favorable to the executive than those terms in effect immediately prior to the termination of employment for a period of up to eighteen months, and (3) outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Upon a termination of employment due to death or disability or retirement, each of our ongoing NEOs will be eligible to receive accrued compensation, a pro-rated annual bonus and, in the case of death, a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death up to $2 million (inclusive of any Company-provided life insurance to the executive), provided that such executive qualifies for the supplemental benefit.
For more information on these agreements, see "—Potential Payments upon Termination or Change in Control."
In connection with the execution of our leadership succession plan during the fourth quarter of 2017, we amended the employment agreement dated March 13, 2017 with Mr. Smith. Under his amended employment agreement, Mr. Smith's separation from the Company on December 31, 2017 was considered a qualifying termination by Mr. Smith for "Good Reason." Subject to Mr. Smith's continued compliance with restrictive covenants included in his employment agreement (including non-compete and non-solicitation provisions) and the execution and non-revocation of a release of claims, Mr. Smith was entitled to payments and benefits payable to NEOs upon a qualifying termination (including severance pay at a multiple of 240%), health care and group life insurance benefits and modification of his 2017 performance restricted stock unit and option awards to provide that such equity awards would continue to vest in accordance with their terms without the one-year service requirement that would ordinarily apply to the eligibility provisions of the applicable award agreements. A description and quantification of Mr. Smith's severance payments and benefits upon his termination from the Company are set forth under "Potential Payments upon Termination or Change in Control."
Mr. Schneider's employment agreement, the severance agreement with each of our ongoing NEOs, and Mr. Smith's employment agreement, as amended, are more fully summarized in the section of this proxy statement entitled "Agreements with Named Executive Officers."
The Committee believes the severance and benefits payable to our ongoing named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive's employment without cause or by the executive for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business.
Forfeiture of Awards in the Event of Financial Restatement. We have adopted a Clawback Policy with respect to the forfeiture of equity incentive awards or bonuses that gives the Board the discretion to claw back amounts paid to NEOs in the event of a restatement of financial results that would have had the effect of reducing such compensation. The Clawback Policy also gives the Board the discretion to claw back incentive compensation in the event of misconduct by an NEO that causes material financial or reputational harm to the Company.
In addition, each of our employment or severance agreements with the ongoing named executive officers includes, within the definition of termination for "cause", an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to the Company's financial statements.

The Amended and Restated 2012 Long Term Incentive Plan, as amended, also provides that the Committee has the right to provide in the terms of awards made under the 2012 Plan, or to require a participant to agree by separate instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity that violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for "cause," as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity that constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment or severance agreement, as may be further specified in an award agreement.
Policies prohibiting hedging and pledging of Company securities by Directors and all employees. Our Procedures and Guidelines Governing Securities Trades by Company Personnel prohibits all Directors, executive officers and employees from engaging in hedging transactions or pledging the Company's securities, including but not limited to our common stock, and no waiver from that prohibition may be granted by the Company.
Stock Ownership Guidelines. In May 2013, the Company implemented stock ownership guidelines for members of the senior leadership team, or Executive Committee, to encourage stock ownership among the Executive Committee members to further the objective of aligning our executives' interests with those of our stockholders. Under Realogy's stock ownership guidelines, NEOs are required to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

CEO	5x salary
Other Named Executive Officers	3x salary
Shares of Realogy common stock, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options and unearned performance shares are not counted. In addition, Executive Committee members must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the shares that have vested until the Executive Committee member has met his or her minimum ownership level.

Messrs. Schneider and Peyton each became executive officers of ours in 2017 and, accordingly, have five years from commencement of employment with us to meet the ownership requirement. Each of our other ongoing NEOs currently meet the stock ownership requirements.
Tax Considerations. Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Until the adoption of the Tax Cuts and Jobs Act (the "Tax Act") on December 22, 2017, an exemption from the $1.0 million limitation was available for compensation that qualified as “performance-based” under Section 162(m). With the passage of the Tax Act, only qualifying performance-based compensation paid pursuant to a binding written contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Act will be eligible for this deduction exception. The Tax Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, and subject to applicable grandfathering rules, most compensation in excess of $1.0 million payable to any person who was a named executive officer of the Company since fiscal year 2016 will not be deductible, regardless of whether the compensation is performance-based.
Following the passage of the Tax Act, our Committee rescinded its prior policy related to the now unavailable exemption for performance-based compensation under Section 162(m) of the Code, except to the extent that remuneration subject to Section 162(m) of the Code pursuant to a contract, award, plan or other compensatory agreement or arrangement may be eligible for transition relief under the Tax Act. However, our Committee remains committed to continuing to link executive compensation with Company performance through performance-based and at-risk compensation vehicles in 2018 and future years.
Compensation Committee. The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our named executive officers taking into account recommendations from the Committee's independent compensation consultant as well as the Chief Executive Officer (other than with respect to his own compensation). The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board. All of the members of the Committee are Independent Directors.
Compensation Risk Assessment. As part of its oversight of the Company's executive compensation program, the Committee annually considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. See "Governance of the Company—Oversight of Risk Management" for additional information on the Committee's process.
Role of Compensation Consultant. FW Cook, the Committee's former independent compensation consultant, was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation determinations in 2017.
Following a formal request for proposal process led by the Chairman of the Committee, Meridian was retained by the Committee to replace the Committee's former independent compensation consultant as its independent compensation consultant. Meridian commenced its work for the Committee in May 2017. The Committee retains the authority to replace Meridian or hire additional consultants at any time.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Committee to do so.
During the term of its engagement, the Committee's former independent compensation consultant reported directly to the Committee and did not provide services to the Company other than executive compensation consulting to the Committee. Similarly, Meridian reports directly to the Committee and does not provide services to the Company outside of executive compensation consulting to the Committee. Specifically, the Committee's former independent compensation consultant did not, and Meridian does not, provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Committee regularly reviews the services provided by its outside consultants and believes that its former independent compensation consultant was, and Meridian is, independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationships with its former independent compensation consultant and Meridian in 2017, and determined that neither consultant's work for the Committee raised any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by the NYSE. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Committee regularly utilizes reports and analyses prepared by its compensation consultant. The Committee's former independent compensation consultant's work for the Committee in 2016 and 2017 included (1) competitive market pay analyses for the NEOs (other than Mr. Schneider) utilizing peer group and survey data, (2) short-

term and long-term incentive program design for 2017, (3) recommendations with respect to short-term and long-term incentives for the NEOs (other than Mr. Schneider), (4) review of severance agreements for the NEOs (other than the CEO position) and the CEO's other direct reports and (5) review of the employment agreement entered into with our former CEO in March 2017, and (6) recommendations with respect to revisions to the peer group for utilization in determining executive pay commencing in 2017. The Committee's former independent compensation consultant also provided the Committee with competitive pay information with respect to compensation of Independent Directors, including a competitive market pay analysis utilizing the same peer group utilized for the NEOs.
During 2017 and in 2018, to date, Meridian's work for the Committee included advice with respect to (1) the compensation terms included in Mr. Schneider's employment agreement, including with respect to his inducement equity award, (2) Realogy’s executive compensation practices relative to the general market, (3) competitive market pay practices for our NEOs utilizing peer group and survey data, (4) market analysis of certain elements of our leadership succession plan, and (5) compensation of the Independent Chairman of the Board.
The Committee's independent compensation consultant reviews compensation materials presented by management to the Committee, participates in one or more pre-meeting calls with the Committee Chair and attends all regularly scheduled meetings of the Committee.
Role of Executive Officers in Compensation Decisions. The CEO and President annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself). For 2017 compensation decisions, this process was undertaken by Mr. Smith. The CEO's performance is annually reviewed by the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual bonus target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Company's Chief Human Resources Officer participates in the data analysis process.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Duncan L. Niederauer (Chair)
Raul Alvarez
Fiona P. Dias
Matthew J. Espe
Michael J. Williams

2017 Summary Compensation Table
The table below sets forth the compensation we provided in 2017, 2016 and 2015 to our named executive officers.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)(5)(6)(7)	Option Awards ($)(3)(4)(7)	Non-Equity Incentive Plan Compen-sation ($)(8)	Change in Pension Value / Non-qualified Deferred Comp Earnings ($)(9)	All Other Compen-sation ($)(10)	Total ($)

Ryan M. Schneider	2017	153,846	—	2,500,016	2,500,009	—	—	38,364	5,192,235
Chief Executive Officer and President

Anthony E. Hull	2017	675,000	—	1,719,984	430,000	553,500	—	8,546	3,387,030
Executive Vice President, Chief Financial Officer and Treasurer	2016	675,000	—	1,650,299	399,999	469,800	—	8,158	3,203,256
	2015	650,000	—	1,479,946	369,989	675,000	—	7,950	3,182,885

Donald J. Casey	2017	450,000	—	1,119,972	280,000	393,750	32,330	8,141	2,284,193
President and Chief Executive Officer, Title Resource Group	2016	450,000	—	1,072,729	260,000	569,925	16,576	7,950	2,377,180
	2015	433,333	—	959,908	239,988	582,750	—	7,950	2,223,929

John W. Peyton	2017	600,000	—	959,960	240,000	591,000	—	91,466	2,482,426
President and Chief Executive Officer, Realogy Franchise Group

Bruce Zipf	2017	625,000	—	1,599,953	400,000	428,125	—	7,738	3,060,816
Former President and Chief Executive Officer, NRT	2016	625,000	—	1,650,300	399,999	302,188	—	7,798	2,985,285
	2015	608,333	—	1,319,983	329,997	556,250	—	7,763	2,822,326

Richard A. Smith (11)	2017	1,000,000	—	5,299,949	1,510,932	1,230,000	—	70,000	9,110,881
Former Chairman, Chief Executive Officer and President	2016	1,000,000	104,373	4,951,062	1,199,997	1,392,000	—	4,317	8,651,749
	2015	1,000,000	103,544	4,799,953	1,199,995	2,000,000	—	2,000	9,105,492
_______________

(1)
Each of Messrs. Schneider and Peyton became named executive officers of the Company for the first time in 2017. Accordingly, only their 2017 compensation is included in the table. Mr. Schneider joined the Company as its Chief Operating Officer and President in October 2017 and replaced Mr. Smith as the Company's CEO on December 31, 2017. Mr. Peyton joined the Company in October 2016 and became an executive officer in April 2017, upon becoming the President and CEO of RFG. Mr. Zipf served as the President and Chief Executive Officer of NRT until January 5, 2018, when he transitioned to the non-officer role of Executive Advisor to the CEO.

(2)
The following are the annual base salaries payable to each of the named executive officers as of December 31, 2017: Mr. Schneider, $1,000,000; Mr. Hull, $675,000; Mr. Casey, $450,000; Mr. Peyton, $600,000; Mr. Zipf, $625,000; and Mr. Smith, $1,000,000.

(3)
As more fully described in footnotes (4), (5) and (6), the table reflects the aggregate grant date fair value of equity awards granted in 2017 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)
On October 23, 2017, Mr. Schneider was granted an inducement equity award consisting of: (i) 76,220 restricted stock units vesting in equal annual installments over a three-year period and (ii) 261,234 non-qualified stock options, becoming exercisable in equal annual installments over a four-year period, in each case, based on continued service through the vesting date.

(5)
On March 13, 2017 and February 28, 2017, the Company made grants to our former CEO and each other participating named executive officer, respectively, under its 2017 long-term incentive program. Under the program, each participating named executive officer received two performance share unit awards (one based upon a relative total stockholder return metric and the other based upon a cumulative free cash flow metric), a performance restricted stock unit award and a non-qualified stock option. The performance share unit award based upon the relative total stockholder return metric has a grant date value of $26.57 per share and $28.36 per share for our former CEO and each other participating named executive officer, respectively. The performance share unit award based upon the cumulative free cash flow metric and the performance restricted stock unit award have a grant date value of $27.31 per share and $27.70 per share for our former CEO and each other participating named executive officer, respectively. The non-qualified stock option has a grant date value of $8.01 per share and $8.00 per share for our former CEO and each other participating named executive officer, respectively, and an exercise price of $27.31 per share and $27.70 per share for our former CEO and each other participating named executive officer, respectively.

The table below sets forth the allocation of the grant date fair value of the 2017 long-term incentive awards (including performance share unit awards, performance restricted stock unit awards and non-qualified options) granted to the named executive officers:

Name	Cumulative Free Cash Flow-Based Performance Share Units ($)	Relative TSR-Based Performance Share Units ($)	Performance Restricted Stock Units ($)	Total Stock Awards ($)	Non-qualified Stock Option ($)
Anthony E. Hull	644,995	429,994	644,995	1,719,984	430,000
Donald J. Casey	419,987	279,998	419,987	1,119,972	280,000
John W. Peyton	359,989	239,982	359,989	959,960	240,000
Bruce Zipf	599,982	399,989	599,982	1,599,953	400,000
Richard A. Smith	2,899,994	1,199,981	1,199,974	5,299,949	1,199,994
See "—Grants of Plan-Based Awards for Fiscal 2017" for additional information.

(6)
The grant date fair value of the performance share unit awards assuming achievement of the highest level of performance (175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU grant based upon the cumulative free cash flow metric) for each of the NEOs is as follows:

Name	Cumulative Free Cash Flow-Based Performance Share Units Maximum Payout ($)	Relative TSR-Based Performance Share Units Maximum Payout ($)	Total Performance Share Units Maximum Payout ($)
Anthony E. Hull	1,289,990	752,490	2,042,480
Donald J. Casey	839,974	489,997	1,329,971
John W. Peyton	719,978	419,969	1,139,947
Bruce Zipf	1,199,964	699,981	1,899,945
Richard A. Smith	5,799,988	2,099,967	7,899,955
See "—Grants of Plan-Based Awards for Fiscal Year 2017" for additional information.

(7)
The amount reported for 2017 for Mr. Smith includes the incremental fair value associated with the modification of previously granted options to extend the post-separation period of exercise to the greater of 90 days after separation or the third anniversary of the final vesting date of the applicable award, provided that no option may be exercised past its original expiration date. The affected options would have otherwise expired on the 90th day following the date Mr. Smith ceased providing services to the Company. All of the affected options were vested as of the time of the modification and neither the option price nor the original option expiration date were affected by this action. A total of 531,956 options were modified for a total incremental expense of $310,938 relating to 378,090 of the options. There was no incremental expense incurred in connection with the modification of the remaining 153,866 options. These modifications were made pursuant to an amendment dated October 23, 2017 to Mr. Smith's employment agreement dated March 13, 2017. See "—Grants of Plan-Based Awards for Fiscal Year 2017" for additional information.

(8)	Amounts for 2017 represent cash awards earned under the Realogy 2017 annual Executive Incentive Plan. Mr. Schneider was not eligible to participate in the 2017 annual Executive Incentive Plan.

(9)
None of our named executive officers (other than Mr. Casey) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2017 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2016 to December 31, 2017. See "—Realogy Pension Benefits at 2017 Fiscal Year End" for additional information regarding the benefits accrued for Mr. Casey.

(10)
Amounts for 2017 represent for each named executive officer: 401(k) plan matching contributions and, for Messrs. Hull and Casey, the value of insurance premiums paid by the Company for supplemental death insurance. In addition, for Messrs. Schneider and Peyton, the amount includes relocation and temporary housing expenses and related items, totaling, $37,210 for Mr. Schneider, including an income tax gross-up amount of $10,765 and $83,366 for Mr. Peyton, including an income tax gross-up amount of $27,743. For Mr. Smith, the amount includes $37,500 for financial planning services and $32,500 for legal fees incurred by Mr. Smith in connection with negotiation of his employment agreement and the first amendment to such agreement.

(11)
Upon his separation from the Company on December 31, 2017, Mr. Smith became entitled under his employment agreement dated March 13, 2017, as amended on October 23, 2017, to certain severance payments and benefits from the Company, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims, including an amount equal to 2.4 times the sum of his annual base salary and target annual bonus (or $6 million), payable in 24 equal monthly installments. See "—Potential Payments Upon Termination or Change in Control" for additional information concerning Mr. Smith's severance arrangements.

Grants of Plan-Based Awards for Fiscal Year 2017
The following table sets forth information concerning each grant of an award made in 2017 to our named executive officers under any plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(7)			All Other Stock Awards: No. of Shares of Stock or Units (#)(8)	All Other Option Awards: No. of Securities Under-lying Options (#)(8)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Award	Grant Date	Thres-hold (#)	Target (#)	Maxi-mum (#)	Thres-hold (#)	Target (#)	Maxi-mum (#)

Ryan M. Schneider	Option(1)	10/23/17								261,234	32.80	2,500,009
	RSU(1)	10/23/17							76,220			2,500,016

Anthony E. Hull	EIP(2)	02/28/17	168,750	675,000	1,350,000
	RTSR(3)	02/28/17				6,065	15,162	26,534				429,994
	Option(4)	02/28/17								53,750	27.70	430,000
	CFCF(5)	02/28/17				11,643	23,285	46,570				644,995
	PRSU(6)	02/28/17					23,285					644,995

Donald J. Casey	EIP(2)	02/28/17	56,250	450,000	900,000
	RTSR(3)	02/28/17				3,949	9,873	17,278				279,998
	Option(4)	02/28/17								35,000	27.70	280,000
	CFCF(5)	02/28/17				7,581	15,162	30,324				419,987
	PRSU(6)	02/28/17					15,162					419,987

John W. Peyton	EIP(2)	02/28/17	75,000	600,000	1,200,000
	RTSR(3)	02/28/17				3,385	8,462	14,809				239,982
	Option(4)	02/28/17								30,000	27.70	240,000
	CFCF(5)	02/28/17				6,498	12,996	25,992				359,989
	PRSU(6)	02/28/17					12,996					359,989

Bruce Zipf	EIP(2)	02/28/17	78,125	625,000	1,250,000
	RTSR(3)	02/28/17				5,642	14,104	24,682				399,989
	Option(4)	02/28/17								50,000	27.70	400,000
	CFCF(5)	02/28/17				10,830	21,660	43,320				599,982
	PRSU(6)	02/28/17					21,660					599,982

Richard A. Smith	EIP(2)	03/13/17	375,000	1,500,000	3,000,000
	RTSR(3)	03/13/17				18,065	45,163	79,035				1,199,981
	Option(4)	03/13/17								149,812	27.31	1,199,981
	CFCF(5)	03/13/17				53,094	106,188	212,376				2,899,994
	PRSU(6)	03/13/17					43,939					1,199,974
	Option(7)	10/10/12								360,000	27.00	295,200
	Option(7)	10/15/12								18,090	33.50	15,738
_______________

(1)
The awards reported are inducement equity awards granted to Mr. Schneider upon joining the Company. The restricted stock units vest in equal annual installments over a three-year period and the non-qualified stock options become exercisable in equal annual installments over a four-year period, in each case, based on continued service through the vesting date.

(2)
The non-equity incentive plan awards represent grants made under the 2017 annual Executive Incentive Plan, or EIP. The performance criteria under the EIP were 2017 consolidated and business unit EBITDA - or earnings before interest, taxes, depreciation and amortization (as adjusted pursuant to the terms of the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other participating named executive officers (Messrs. Casey, Peyton and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under the pre-established EBITDA performance levels, Messrs. Smith and Hull could earn between a threshold payout of 25% and a maximum payout of 200% of the target award and the other named executive officers could earn between a threshold payout of 12.5% (assuming no amount was earned for EBITDA results of their respective business units) and a maximum payout of 200%. Where performance levels fell between achievement percentage levels, the amount earned was determined by linear interpolation. Under their respective agreements with the Company, the target incentive award payable to our named executive officers is 100% of their respective base salaries, or in the case of our former CEO, 150% of his base salary.

(3)
The relative total stockholder return ("RTSR") performance share unit award under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned (40%, 100% and 175% of target). Vesting of the RTSR performance share unit award is contingent upon achievement of the following metric: Realogy's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index ("RTSR") for the three-year performance period ending December 31, 2019. The RTSR metric has a weighting of 29% of the 2017 performance share unit awards for our former CEO and approximately 40% of the performance share units for the other participating NEOs. Payouts under the RTSR metric will be based upon the extent to which Realogy's total stockholder return for the three-year period performs relative to the XHB index total stockholder return. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant, as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See "—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(4)	Consists of non-qualified options that become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(5)
The cumulative free cash flow ("CFCF") performance share unit award under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 200% of target). Vesting of the CFCF performance share unit award is contingent upon achievement of the following metric: the Company's cumulative free cash flow with the target award aligned with the Company's 2017-2019 strategic plan. The cumulative free cash flow metric has a weighting of 71% of the 2017 performance share unit awards for our former CEO and approximately 60% for the other participating NEOs. The cumulative free cash flow metric aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to delever the balance sheet and make strategic investments and/or acquisitions. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant, as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See "—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(6)
The PRSU award under this column for each participating NEO consists of a performance restricted stock unit award that vests in three equal annual installments on February 28, 2018, 2019 and 2020, subject to the achievement of an EBITDA target for 2017, which was met.

(7)
The amount reported does not reflect a new equity grant, but represents the incremental fair value associated with the modification of certain equity awards in connection with Mr. Smith's separation from the Company to extend the post-separation period of exercise to the greater of 90 days after separation or the third anniversary of the final vesting date of the applicable award, provided that no option may be exercised past its original expiration date. The effected options would have otherwise expired on the 90th day following the date that Mr. Smith ceased performing services to the Company. All of the effected options were vested as of the time of the modification and neither the option price nor the original option expiration date were affected by this action. A total of 531,956 options were modified for a total incremental expense of $310,938 relating to 378,090 of the options. There was no incremental expense incurred in connection with the modification of the remaining 153,866 options. These modifications were made pursuant to an amendment dated October 23, 2017 to Mr. Smith's employment agreement dated March 13, 2017.

(8)	See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on the 2017 equity grants of an NEO's termination of employment or a change of control of the Company.

(9)
The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The 2017 performance share unit awards and performance restricted stock units, and Mr. Schneider's inducement restricted stock unit award, each carry dividend equivalent rights related to any cash dividend paid by the Company while the units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of these awards, the number of outstanding units will be increased by a number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by the applicable outstanding award at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate. No dividend equivalents will be paid unless and until the underlying award is vested or settled.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth outstanding equity awards as of December 31, 2017 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested (#)(10)		Market Value of Shares of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(10)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(11)

Ryan M. Schneider					76,466	(2)	2,026,343
	—	261,234	32.80	10/23/27

Anthony E. Hull					4,058	(3)	107,531
					12,493	(4)	331,065
					23,564	(5)	624,449
								18,740	(6)	496,611
								7,241	(7)	191,884
								23,564	(8)	624,449
								15,344	(9)	406,610
	4,626	—	22.25	10/15/18
	8,724	—	22.00	4/17/19
	10,284	—	17.50	10/16/19
	5,594	—	33.50	4/15/20
	9,000	—	137.50	11/9/20
	21,000	—	20.75	11/9/20
	33,000	—	17.50	4/30/22
	120,000	—	27.00	10/10/22
	9,174	3,059	47.49	2/27/24
	10,463	10,464	46.47	2/26/25
	9,115	27,348	32.63	2/26/26
	—	53,750	27.70	2/28/27

Donald J. Casey					2,632	(3)	69,747
					8,121	(4)	215,216
					15,344	(5)	406,610
								12,181	(6)	322,808
								4,707	(7)	124,726
								15,344	(8)	406,610
								9,991	(9)	264,771
	2,218	—	22.25	10/15/18
	4,184	—	22.00	4/17/19
	4,932	—	17.50	10/16/19
	2,683	—	33.50	4/15/20
	5,400	—	137.50	11/9/20
	22,000	—	17.50	4/30/22
	48,000	—	27.00	10/10/22
	5,388	1,796	47.49	2/27/24
	6,787	6,787	46.47	2/26/25
	5,925	17,776	32.63	2/26/26
	—	35,000	27.70	2/28/27

John W. Peyton					3,279	(4)	86,899
					13,152	(5)	348,522
								4,273	(7)	113,233
								13,152	(8)	348,522
								8,563	(9)	226,931
	2,941	8,823	24.77	10/13/26
	—	30,000	27.70	2/28/27

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested (#)(10)		Market Value of Shares of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(10)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(11)

Bruce Zipf					3,618	(3)	95,889
					12,493	(4)	331,065
					21,920	(5)	580,871
								18,740	(6)	496,611
								7,241	(7)	191,884
								21,920	(8)	580,871
								14,273	(9)	378,236
	3,675	—	22.25	10/15/18
	6,931	—	22.00	4/17/19
	8,170	—	17.50	10/16/19
	4,444	—	33.50	4/15/20
	7,200	—	137.50	11/9/20
	16,800	—	20.75	11/9/20
	31,000	—	17.50	4/30/22
	92,000	—	27.00	10/10/22
	7,745	2,582	47.49	2/27/24
	9,332	9,333	46.47	2/26/25
	9,115	27,348	32.63	2/26/26
	—	50,000	27.70	2/28/27

Richard A. Smith					8,773	(3)	232,474
					24,987	(4)	662,156
					44,328	(5)	1,174,694
								74,963	(6)	1,986,521
								21,723	(7)	575,665
								107,128	(8)	2,838,899
								45,563	(9)	1,207,417
	7,479	—	22.25
	14,106	—	22.00	10/15/18
	33,866	—	17.50	4/17/19
	18,090	—	33.50	10/16/19
	87,150	—	20.75	4/15/20
	37,350	—	137.50	11/9/20
	120,000	—	17.50	11/9/20
	360,000	—	27.00	4/30/22
	58,980	19,660	47.49	10/10/22
	33,936	33,937	46.47	2/27/24
	27,347	82,042	32.63	2/26/25
	—	149,812	27.31	2/26/26
_______________

(1)
Options with an expiration date of February 27, 2024, February 26, 2025, February 26, 2026, October 13, 2026, February 28, 2027, March 13, 2027 and October 23, 2027 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (February 27, 2014, February 26, 2015, February 26, 2016, October 13, 2016, February 28, 2017, March 13, 2017 and October 23, 2017, respectively).

(2)
Represents the unvested shares under a restricted stock unit award (including accrued dividend equivalents) granted on October 23, 2017 as part of his inducement equity award, which will vest at the rate of one-third of the number of shares on each of the first three anniversaries from the date of grant (October 23, 2017).

(3)
Represents the unvested shares under a 2015 performance restricted stock unit award (including accrued dividend equivalents), which will vest in full on the third anniversary of the date of grant (February 26, 2015). The performance metric to which the award was subject—achievement of an EBITDA target for 2015—was met.

(4)
Represents unvested shares under a 2016 performance restricted stock unit award (including accrued dividend equivalents), one half of which will vest on each of the second and third anniversaries of the date of grant (February 26, 2016 for each participating NEO, other than Mr. Peyton who has a grant date of October 13, 2016). The performance metric to which the award was subject—achievement of an EBITDA target for 2016—was met.

(5)
Represents unvested shares under a 2017 performance restricted stock unit award (including accrued dividend equivalents) that vests at the rate of one-third of the number of shares on each of the first three anniversaries from the date of grant (March 13, 2017 for our former CEO and February 28, 2017 for each other participating NEO). The performance metric to which the award was subject—achievement of an EBITDA target for 2017, was met.

(6)
Represents a 2016 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2018 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. The amount reported is based on performance through December 31, 2017. The award would have paid out above threshold, but below the target level based upon performance as of December 31, 2017 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(7)
Represents a 2016 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2018 based upon the Realogy's total stockholder return relative to the XHB index total stockholder return. The amount reported is based on performance through December 31, 2017. The award would have paid out below the threshold level based upon performance as of December 31, 2017 and accordingly the shares represent the threshold number of shares that may be earned.

(8)
Represents a 2017 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2019 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. The amount reported is based on performance through December 31, 2017. The award would have paid out below the target level based upon performance as of December 31, 2017 and accordingly the shares represent the maximum number of shares that may be earned (the next highest performance level—100% of target).

(9)
Represents a 2017 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2019 based upon Realogy's total stockholder return relative to the XHB index total stockholder return. The amount reported is based on performance through December 31, 2017. The award would have paid out above threshold, but below the target level based upon performance as of December 31, 2017 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(10)
The amounts reported in these columns include accrued dividend equivalents. Any additional units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate. No dividend equivalents will be paid unless and until the underlying award is vested or settled.

(11)	Calculated using the closing price of our common stock on the NYSE on December 29, 2017 of $26.50.

Option Exercises and Stock Vested for Fiscal Year 2017
The following table sets forth information with respect to the vesting of restricted stock units, performance restricted stock units and performance stock units for each of our named executive officers during 2017. No options were exercised by any named executive officer during 2017.

	Stock Awards(1)(2)
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ryan M. Schneider	—	—
Anthony E. Hull	24,661	682,187
Donald J. Casey	15,839	438,039
John W. Peyton	1,636	52,597
Bruce Zipf	22,535	624,057
Richard A. Smith	72,074	1,958,717
_______________

(1)	The shares acquired upon vesting, and the value realized upon vesting, are as follows:

Name	Vesting Date		Number of shares acquired on Vesting Before Tax Withholding (#)(a)(b)	Closing Price Per Share ($)	Value realized on Vesting ($)(c)

Anthony E. Hull	2/26/2017	(d)	4,009	28.82	115,539
	2/26/2017	(e)	6,173	28.82	177,906
	2/27/2017	(f)	2,671	28.39	75,830
	12/31/2017	(g)	11,808	26.50	312,912
	12/31/2017	(h)	—	26.50	—
			24,661		682,187

Donald J. Casey	2/26/2017	(d)	2,600	28.82	74,932
	2/26/2017	(e)	4,012	28.82	115,626
	2/27/2017	(f)	1,569	28.39	44,544
	12/31/2017	(g)	7,658	26.50	202,937
	12/31/2017	(h)	—	26.50	—
			15,839		438,039

John W. Peyton	10/13/2017	(e)	1,636	32.15	52,597
			1,636		52,597

Bruce Zipf	2/26/2017	(d)	3,576	28.82	103,060
	2/26/2017	(e)	6,173	28.82	177,906
	2/27/2017	(f)	2,255	28.39	64,019
	12/31/2017	(g)	10,531	26.50	279,072
	12/31/2017	(h)	—	26.50	—
			22,535		624,057

Richard A. Smith	2/26/2017	(d)	8,669	28.82	249,841
	2/26/2017	(e)	12,346	28.82	355,812
	12/31/2017	(g)	51,059	26.50	1,353,064
	12/31/2017	(h)	—	26.50	—
			72,074		1,958,717

(a)
A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

(b)	The amounts reported include dividend equivalents accrued and earned on restricted stock units, performance restricted stock units and performance share units.

(c)	Calculated based upon the closing price per share on the vesting date multiplied by the number of shares acquired on vesting before tax withholding.

(d)	Shares received upon the second annual vesting of the performance restricted stock unit award granted in February 2015.

(e)
Shares received upon the first annual vesting of the performance restricted stock unit award granted in February 2016 for each participating NEO, other than Mr. Peyton, whose award was granted in October 2016.

(f)	Shares received upon the third annual vesting of the restricted stock unit award granted in February 2014.

(g)
Shares received upon the payout under the February 2015 performance stock unit grant that was based upon achievement of a cumulative free cash flow metric over the three-year period ended December 31, 2017. The performance share unit award paid out at 97% of the target amounts based upon actual performance over the three-year period. The number of shares reported for the performance share unit award represents the actual number of shares issued to the participant in February 2018, but the value realized is the closing market price of a share of our common stock on December 29, 2017. The actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(h)
No payout was earned under the February 2015 performance stock unit grant that was based upon achievement of relative total stockholder return metric over the three-year period ended December 31, 2017.

(2)
The table does not include 6,529 shares held by Mr. Hull that had vested on October 10, 2015, receipt of which had been deferred for three years. The value of those shares on October 10, 2017 (the date of distribution) is reported for Mr. Hull in the "Aggregate Withdrawals/Distributions" column under "Non-Qualified Deferred Compensation at 2017 Fiscal Year End."

Realogy Pension Benefits at 2017 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan").
A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan. At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan that related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
Normal retirement under the Realogy Pension Plan is age 65, however, participants with 10 or more years of service are eligible for early retirement at age 55. Participants, including Mr. Casey, who attain early retirement under the Realogy Pension Plan may receive a reduced benefit upon retirement (calculated with an approximate 0.33% reduction for each month the benefit is paid before age 60).
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Casey is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, his service and benefit accrual ceased under the Cendant Pension Plan and the Realogy Pension Plan.
The following table sets forth information relating to Mr. Casey's participation in the Realogy Pension Plan:

Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
10.8	322,630	—
_______________

(1)
The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Casey through October 31, 1999, at which time his benefit and service accruals ceased. However, Mr. Casey's actual years of service with us (or Cendant) through December 31, 2017 are recognized for the purpose of determining his early and normal retirement eligibility.

(2)
The amounts reflected for 2017 in this column represent the actuarial present value of accumulated pension benefits under the Realogy Pension Plan calculated pursuant to Financial Accounting Standards Board Accounting Codification Topic 715, Compensation – Retirement Benefits (ASC 715). The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a projected benefit obligation effective discount rate of 3.50%, age at December 31, 2017, and the RP-2014 Total Dataset Mortality (adjusted to 2006) with Scale MP-2017 mortality table. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the Realogy Pension Plan and Mr. Casey was assumed to retire at the normal retirement age.

Non-Qualified Deferred Compensation
at 2017 Fiscal Year End
On December 15, 2017, the Compensation Committee froze participation in the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "DCP").
The DCP, originally approved by the Board of Managers of Realogy Group on April 9, 2013, amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009 and also unfroze participation in the DCP.
The DCP was for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the DCP, participants were permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determined from time to time. For cash deferrals, we utilize a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the DCP. Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a participant's separation of service for elections made on or after December 11, 2014. Accounts are established in a participant's name and the participant allocated his or her cash deferrals to one or more deemed investments under the DCP. None of our named executive officers had cash deferrals in the DCP during 2017. A participant in the DCP could elect to defer to a single lump-sum payment of his or her account or elect payments over time.
On April 9, 2013, Mr. Hull elected to defer a portion of the shares of our common stock subject to existing restricted stock awards granted on October 10, 2012, by exchanging the shares subject to the restricted stock award for restricted stock units. In 2017, pursuant to the foregoing election, Mr. Hull received a distribution of 6,529 shares that had vested on October 10, 2015, but receipt of which had been deferred for two years. Following such deferral, Mr. Hull ceased to have a DCP account.
In 2014, Mr. Smith elected to defer any shares of our common stock earned under his performance share unit award granted in 2014 (for the three-year period ended December 31, 2016). On April 2, 2018, Mr. Smith is expected to receive a distribution of the 40,615 shares of common stock that had vested on December 31, 2016 under the 2014 performance share unit award and would have been distributed on February 23, 2017, but receipt of which had been deferred until his separation from service with the Company.
Neither deferral election changed the amount of compensation previously awarded to Messrs. Hull or Smith. The vesting terms of the deferred awards remained unchanged, though the distribution of the shares issuable upon vesting of the restricted stock units or performance share units, as applicable, was deferred pursuant to the election made by the applicable named executive officer.
The following table sets forth certain information with respect to each NEO's deferred compensation during 2017:

	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Anthony E. Hull	—	—	48,445	216,436	—
Richard A. Smith	1,045,024	—	31,274	—	1,076,298
_______________

(1)
The amount reported represents the value of the 40,615 shares earned by Mr. Smith under the 2014 performance share unit award (the "2014 PSU") based on the date of Mr. Smith's deferral election. The full grant date fair value of the 2014 PSU award at target ($3,429,965) was previously reported under the Equity Compensation column for fiscal year 2014 in the Summary Compensation Table.

(2)	The amount reported is the appreciation (depreciation) in our common stock over the fiscal year ended December 31, 2017.

(3)	The amount reported is the market value of the shares distributed to Mr. Hull on the October 10, 2017 distribution date.

(4)	The amount reported is the market value of the shares based upon the closing price of our common stock on December 29, 2017.

Agreements with Named Executive Officers
The following summarizes the employment agreement with Mr. Schneider, the severance agreements with each of the other NEOs (except our former CEO), the employment agreement and advisory services agreement with our former CEO, and the letter agreement with Bruce Zipf.
On October 23, 2017, the Board entered into an employment agreement with Mr. Schneider (the "CEO Employment Agreement"). In accordance with the succession plan developed by the Board and pursuant to the CEO Employment Agreement, Mr. Schneider was named CEO of Realogy on December 31, 2017, following a transition period of service as our Chief Operating Officer and President. Mr. Schneider was also appointed as a member of the Board in October 2017 in accordance with the CEO Employment Agreement.
On February 23, 2016, we entered into severance agreements with Messrs. Hull, Casey and Zipf and on October 13, 2016 we entered into a severance agreement with Mr. Peyton (each severance agreement, a “Non-CEO Executive Severance Agreement” and together with the CEO Employment Agreement, the "NEO Agreements"). Other than with respect to Mr. Peyton, the Non-CEO Executive Severance Agreements replaced and superseded the executives' employment agreements that were scheduled to expire in April 2016.
While the terms of the Non-CEO Executive Severance Agreements are substantially similar to the agreements they replaced, certain modifications were made to reflect current executive compensation best practices, which were also incorporated into the CEO Employment Agreement.
The material terms and conditions of the NEO Agreements are summarized below.
Term. Under the NEO Agreements, each NEO's employment with us is at will, including that of the CEO, and may be terminated at any time in accordance with the terms of the respective agreement. However, the Company's severance obligations (described below) survive for three years following the execution of the applicable NEO Agreement or, if following a change in control of the Company (as defined in each NEO Agreement) the second anniversary of the change in control or the original termination date, if later.
Annual Compensation. Each NEO may be eligible for long-term incentive compensation awards as determined by the Compensation Committee in its sole discretion, except that with respect to our CEO, the CEO Employment Agreement provides his 2018 target long-term equity incentive award will be valued at $7.5 million. The CEO Employment Agreement also provided for an initial inducement equity award valued at approximately $5.0 million, comprised 50% of time-vested options and

50% of time-vested restricted stock units. The inducement award was granted on October 23, 2017.
The following chart provides each NEO’s annual base salary and annual target cash incentive percentage as of December 31, 2017.

Name	Annual Base Salary	Annual Target Cash Incentive Percentage of Eligible Earnings
Ryan M. Schneider	$1,000,000	150%
Anthony E. Hull	675,000	100%
Donald J. Casey	450,000	100%
John W. Peyton	600,000	100%
Bruce Zipf	625,000	100%
Non-Change-in-Control Severance. If the NEO experiences a “qualifying termination” (as described below), we will provide him with the following severance payments and benefits, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims:

•
an amount equal to 1.0 times (or with respect to Messrs. Schneider and Hull, 2.0 times) the sum of the NEO's annual base salary and annual bonus at target, payable in twenty-four equal monthly installments;

•	the continuation of medical and dental benefits on terms no less favorable to the NEO than those terms in effect immediately prior to the termination of employment for a period of up to 18 months; and

•	outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Change-in-Control Severance. If the NEO experiences a "qualifying termination" within 24 months following a change in control of the Company, we will provide him with the same benefits described in the prior section "Non-Change-in-Control Severance" (subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims), except that each NEO will be entitled to a severance amount equal to 2.0 times the sum of his base salary and annual bonus at target, payable in lump sum.
Pro-Rata Bonus. Upon a qualifying termination, the NEOs will also receive a pro-rata bonus in respect of the fiscal year in which his termination of employment occurs, determined based on the Company’s actual performance and payable at such time such bonuses are payable to other employees of the Company.
Qualifying Termination. A “qualifying termination” means the NEO's employment is terminated by the Company without cause or the executive resigns with good reason, in either case, until the third anniversary of the applicable NEO Agreement.

Payments and Benefits Upon a Termination due to Death, Disability or Retirement. Under the NEO Agreements, upon a termination of employment due to death or disability or retirement, the NEO will be eligible to receive accrued compensation and a pro-rated annual bonus. In the case of death, the NEO will also be eligible to receive a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death up to $2 million (inclusive of any Company provided life insurance to the NEO), provided that such NEO has qualified for such benefit. There is no severance payable upon any death or disability or retirement nor is there severance payable upon a termination at or after the expiration of the term of the NEO Agreements.
Section 280G. The NEO Agreements provide that if payments and benefits provided to the executive would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the NEO will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.
Restrictive Covenants and Clawback. Under the NEO Agreements, each NEO is subject to a non-compete period which is three years for Mr. Schneider and two years for each other NEO and a non-solicitation period of three years following the NEO's termination of employment for any reason. The Company’s Clawback Policy applies in the event the NEO breaches his restrictive covenants under the NEO Agreement.
Definitions.
Cause. Cause is defined in the NEO Agreements as (i) the NEO's willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, embezzlement, material or similar conduct against the Company or any subsidiary, (iii) the NEO's conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) the NEO's indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) the NEO's gross negligence in the performance of his duties, (vi) the NEO purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (vii) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the NEO's duties, (viii) a breach of fiduciary duty and/or (ix) a material breach by the NEO of any of the terms and conditions of the NEO Agreement or a material breach of any of the NEO's representations in the NEO Agreement. A termination will not be for “Cause” pursuant to clause (i), (ii), (v) or (ix), to the extent such conduct is curable, unless the Company shall have notified the NEO in writing describing such conduct and the NEO has failed to cure such conduct within ten business days after his receipt of such written notice.
Good Reason. Good Reason is defined in the CEO Employment Agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without the CEO's consent: (i) his removal from, or failure to be nominated or re-elected to, the Board; (ii) a material reduction of his duties and responsibilities to the Company or his title or position or reporting (other than any such failure resulting from incapacity due to physical or mental illness), (iii) a reduction in base salary or target bonus opportunity (not including any diminution in base salary permitted under the CEO Employment Agreement); or (v) a material breach by the Company of a material provision of the CEO Employment Agreement. The CEO shall provide notice of the existence of the Good Reason condition within 90 days of the date he learns of the condition, and the Company shall have a period of 30 days during which it may remedy the condition, and in case of full remedy such condition will not be deemed to constitute Good Reason. In the event the Company is unable to remedy the Good Reason condition in all material respects within the 30 day period, the CEO may terminate employment with the Company for Good Reason within 30 days following the expiration of such 30 day period.
The definition of Good Reason under the Non-CEO Executive Severance Agreements is substantially similar to that under the CEO Employment Agreement except for the following material differences:

•
clause (i) of the definition of Good Reason under the CEO Employment Agreement regarding Director service is not contained in the definition of Good Reason in each of the Non-CEO Executive Severance Agreements;

•
the definition of Good Reason under each Non-CEO Executive Severance Agreement includes the relocation of the NEO's primary office to a location more than 50 miles from the prior location and the NEO's commute increases as a result of such relocation; and

•
under the CEO Employment Agreement, the CEO has the right to terminate the agreement for Good Reason if we are unable to remedy the condition raised by him during a 30 day period, while under the Non-CEO Executive Severance Agreements, the agreement terminates by its terms at the expiration of the 30 day cure period if the condition remains unremediated.

Retirement. Retirement is any separation of service of an executive who is retirement eligible other than a termination for Cause. Retirement eligibility is defined under the NEO Agreements as 65 years of age or older, or 55 years of age or older plus at least ten years of tenure with the Company.
Former CEO's Employment Agreement and Advisory Services Agreement. In March 2017, the Board entered into a new employment agreement with Mr. Smith, our former CEO, to replace his prior employment agreement with a term expiring in April 2017. Our former CEO's 2017 employment agreement included a reduction in his target bonus opportunity under our EIP to 150% of his base salary and a reduction to 2.4 times the sum of his annual base salary and target bonus (from his prior 3.0 multiple) in the severance payable to him upon a termination by the Company without Cause or by Mr. Smith for Good Reason. Pursuant to the terms of our former CEO's employment agreement, on March 13, 2017, he was granted a long-term incentive award with an aggregate grant date fair value of $6.5 million (of which $4.1 million was in performance share units, $1.2 million in performance restricted stock units and $1.2 million in stock options).
In accordance with the Board's leadership succession plan, Mr. Smith's 2017 employment agreement was amended on October 23, 2017 to provide that his separation from the Company upon the transition of Mr. Schneider to the role of CEO would be considered a termination by Mr. Smith for "Good Reason" and, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims, he would be entitled to the severance payments described in his employment agreement, as amended, including an amount equal to 2.4 times the sum of his annual base salary and target annual bonus, payable in 24 equal monthly installments. Under his employment agreement, following his separation from the Company, Mr. Smith remained subject to non-compete and non-solicitation covenants. The Company’s Clawback Policy applies in the event Mr. Smith breaches his restrictive covenants under his employment agreement.
In addition, 531,956 options granted to Mr. Smith in 2012 were modified to provide that upon his separation from the Company, such options will continue to be exercisable until the third anniversary of the final vesting date of the applicable award (provided that no option may be exercised past its original expiration date) and the performance restricted stock unit and stock option components of his 2017 long-term incentive award were amended to provide that such awards would continue to vest in accordance with their terms without the one-year service requirement that would ordinarily apply to the eligibility provisions of the applicable award agreements.

On December 21, 2017, we entered into a second amendment to Mr. Smith’s employment agreement to extend the post-employment period of the non-competition restrictive covenant in his employment agreement from two years to three years (such that the non-compete shall extend to December 31, 2020) and to broaden the scope of prohibited activities under the non-compete. Mr. Smith's non-compete may be reduced to a two-year period in the event that his Advisory Services Agreement with us (discussed below) is terminated during the first year of the term. Mr. Smith is also subject to non-solicitation restrictive covenants for a period of two years under his employment agreement with the Company.
On December 21, 2017, we also entered into an Advisory Services Agreement with Mr. Smith, effective January 1, 2018, which has a term of two years, subject to earlier termination by Mr. Smith or the Company in accordance with the terms of the agreement. Pursuant to the Advisory Services Agreement, Mr. Smith will, as required by the Company, perform advisory services including with respect to external affairs and advice to the Company’s Board of Directors and executive management team and will provide such other services as may be reasonably requested by the Company. Mr. Smith will receive $1.0 million per year during the term of the Advisory Services Agreement, subject to his continued provision of services in accordance with the agreement and his continued compliance with the restrictive covenants set forth in his amended employment agreement, including the non-compete. As noted above, Mr. Smith's non-competition restrictive covenants with us were broadened under his amended employment agreement and now include restrictions on his ability to render services to certain entities that have the potential to meaningfully disrupt our business.
Letter Agreement with Former CEO and President of NRT, LLC. On January 5, 2018, Mr. Zipf transitioned to a non-officer role with the Company and currently serves as Executive Advisor to the CEO. Pursuant to a letter agreement between Mr. Zipf and the Company, Mr. Zipf will continue at his current base salary of $625,000 through February 2019 and for the subsequent 12-month period will receive a base salary of $375,000. As Executive Advisor to the CEO, he is not entitled to additional grants of equity awards or, commencing March 1, 2018, to participate in the annual cash incentive plan. Unless he earlier voluntarily terminates his employment with the Company or is terminated by the Company for cause (as defined in his letter agreement with the Company), on March 2, 2019, Mr. Zipf will become entitled to payments and benefits consistent with those set forth in his Non-CEO Executive Severance Agreement payable for a termination of employment without cause, subject to his continued compliance with his restrictive covenants (including non-compete and non-solicitation covenants) and his execution and non-revocation of a release of claims.

Potential Payments Upon Termination
or Change-in-Control
The following summarizes the potential payments that may be made to our ongoing named executive officers in the event of a termination of their employment or a change of control as of December 31, 2017.
The payments that may be made to our ongoing named executive officers are described in the section of this Proxy

Statement captioned "Agreements with Named Executive Officers."
The following table sets forth the consequences of a NEO's termination of employment on outstanding equity awards. Any post-termination vesting and post-termination right to exercise options are subject to the NEO's compliance with any applicable restrictive covenants.
Summary of Post-Termination Grant Vesting/Exercise Rules by Type of Award to NEOs

Termination Reason (1)	Performance Share Units (2)	RSUs or PRSUs	Options
Voluntary other than for the reasons listed below	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	60 days to exercise options that had vested as of date of termination; Immediate forfeiture of unvested shares
For Cause	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	Immediate forfeiture of all options, vested or unvested
Death or Disability	Performance Share Units will vest according to actual performance pro-rated for time worked during three-year performance period; payment made following end of three-year performance period	Immediate vesting of unvested RSUs and PRSUs (whether or not earned) upon termination date	Immediate vesting of unvested options and options may be exercised until the earlier of the grant expiration date or 180 days post-termination
Retirement
If holder remains employed or provides service to the Company for at least one year after the start of the performance period, Performance Share Units will vest according to actual performance; payment made following end of three-year performance period

If holder remains employed or provides service to the Company for at least one year following the date of grant, shares underlying the RSUs and earned shares underlying the PRSUs will continue be issued following retirement in accordance with schedule set forth in the Notice of Grant

If optionee remains employed or provides service to the Company for at least one year following the date of grant, options will continue to vest following retirement in accordance with schedule set forth in the Notice of Grant and optionee will be able to exercise options post-termination to the date that is three years after the final vesting date, but in no event after the grant expiration date

By the Company without Cause or by employee for Good Reason	Performance Share Units will vest according to actual performance pro-rated for time worked during performance period; payment made following end of three-year performance period	Immediate forfeiture of unvested RSUs and PRSUs	90 days to exercise options that had vested as of termination; Immediate forfeiture of unvested options
Change in Control with Shares Assumed
Performance Share Units converted at target value into time vested units at date of Change in Control. Units will vest in full if employment or service is terminated during the balance of the performance (vesting) period if terminated by Company without Cause or if employment is terminated by holder for Good Reason, due to retirement or if employment is terminated on account of death or disability.

RSUs and earned PRSUs will vest in full if employment or service is terminated within 24 months by Company without Cause or if employment is terminated by holder for Good Reason. If the Change in Control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Options will vest in full if employment or service is terminated within 24 months by Company without Cause or if employment is terminated by optionee for Good Reason
Change in Control with Shares not Assumed	Performance Share Units vest in full at target value and are paid in cash upon Change in Control
RSUs and earned PRSUs will vest in full; holder receives cash value of shares. If the Change in Control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Option will vest in full; optionee receives spread value
_______________

(1)	Capitalized terms are defined in the NEO equity award agreements and the Amended and Restated 2012 Long-Term Incentive Plan, as amended.

(2)	Rules apply to terminations prior to end of performance period.

The following table sets forth information regarding the value of potential termination payments and benefits our ongoing named executive officers would have become entitled to receive upon a change of control or termination of employment on December 29, 2017 (the last business day of our most recently completed fiscal year):

Name	Benefit(1)(2)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($)(3)	Other Termination without Cause or for Good Reason ($)(4)	Death ($)(5)	Disability ($)(5)	Retirement ($)(6)

Ryan M. Schneider	Severance Pay	5,000,000	5,000,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,000,000	—	—
	Health Care	8,348	8,348	—	—	—
	Equity Acceleration/Vesting	2,026,343	—	2,026,343	2,026,343	—
	Total	7,034,691	5,008,348	3,026,343	2,026,343	—

Anthony E. Hull	Severance Pay	2,700,000	2,700,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,688,000	—	—
	Health Care	23,814	23,814	—	—	—
	Equity Acceleration/Vesting	2,974,482	2,158,150	2,782,599	2,782,599	2,158,150
	Total	5,698,296	4,881,964	4,470,599	2,782,599	2,158,150

Donald J. Casey	Severance Pay	1,800,000	900,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,125,000	—	—
	Health Care	23,814	23,814			—
	Equity Acceleration/Vesting	1,935,215	1,403,878	1,810,488	1,810,488	1,403,878
	Total	3,759,029	2,327,692	2,935,488	1,810,488	1,403,878

John W. Peyton	Severance Pay	2,400,000	1,200,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,000,000	—	—
	Health Care	23,814	23,814	—	—	—
	Equity Acceleration/Vesting	1,252,604	267,307	717,992	717,992	—
	Total	3,676,418	1,491,121	1,717,992	717,992	—

Bruce Zipf(7)	Severance Pay	2,500,000	1,250,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,000,000	—	—
	Health Care	16,204	16,204	—	—	—
	Equity Acceleration/Vesting	2,847,310	2,074,556	2,655,427	2,655,427	2,074,556
	Total	5,363,514	3,340,760	3,655,427	2,655,427	2,074,556
_______________

(1)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination and payment of the 2017 EIP, to the extent earned. See "—Summary Compensation Table" for amounts earned by the NEOs under 2017 EIP. The amounts set forth in the table do not include accrued but unpaid salary or any earned compensation under the 2017 EIP arising from a termination of employment as of December 31, 2017. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the Amended and Restated Executive Deferred Compensation Plan or the Realogy Pension Plan.

(2)	The value ascribed to equity acceleration/vesting of awards in this table is based upon the closing price of our common stock as of December 29, 2017 ($26.50 per share).

(3)
PSUs assumed by an acquiror in a change of control transaction are converted into time-vesting restricted stock units. The vesting of options, restricted stock, restricted stock units and performance restricted stock units granted under the award agreements issued under the 2012 Long Term Incentive Plan and the Amended and Restated 2012 Long Term Incentive Plan, as amended (including any time-vesting restricted stock units into which PSUs have been converted upon a change of control) accelerate in the event the individual terminates his employment for "Good Reason" or his employment is terminated for other than "Cause" within 24 months of a change of control.

(4)
Messrs. Hull, Casey and Zipf were "retirement eligible" at December 31, 2017 and the amounts shown under this column for "Equity Acceleration/Vesting" is the amount they are entitled to under the "Retirement" column as the retirement eligible provisions of the awards provide greater benefits to the NEOs. See note 6 below.

For Mr. Peyton, the amount shown under this column for "Equity Acceleration/Vesting" is the sum of the pro rata amounts that would be payable under his 2016 and 2017 PSU awards at the end of the respective three-year performance periods based upon the actual results, utilizing the assumptions set forth in footnotes 7, 8 and 9 to the "Outstanding Equity Awards at 2017 Fiscal Year End" table.

(5)
Amounts shown under this column for "Equity Acceleration/Vesting" for each retirement eligible grantee (Messrs. Hull, Casey and Zipf) is the sum of (1) the amount set forth under the "Retirement" column; (2) the full value of the NEO's unvested 2017 performance restricted stock unit awards; and (3) the aggregate value of the accelerated vesting of options, calculated by multiplying the difference between the closing price of our common stock on December 29, 2017 ($26.50) and the option exercise price by the number of stock options subject to accelerated vesting. As the exercise price of each unvested option held by each of these NEOs was above the closing price of our common stock on December 29, 2017, no value has been included for the third component of this calculation.

For Mr. Schneider, the amount shown under this column for "Equity Acceleration/Vesting" is the full value of his unvested 2017 restricted stock unit award. No value is included for his unvested stock options granted in 2017, as the exercise price was above the closing price of our common stock on December 29, 2017.
For Mr. Peyton, the amount shown under this column for "Equity Acceleration/Vesting" is the sum of (1) the pro rata amount that would be payable under his 2016 and 2017 PSU awards at the end of the respective performance periods based upon the actual results, utilizing the assumptions set forth in notes 7, 8 and 9 to the "Outstanding Equity Awards at 2017 Fiscal Year End" table; (2) the full value of his unvested 2016 and 2017 performance restricted stock unit award; and (3) the aggregate value of the accelerated vesting of options, calculated by multiplying the difference between the closing price of our common stock on December 29, 2017 ($26.50) and the option exercise price by the number of stock options subject to accelerated vesting.
All salaried employees are entitled to death insurance benefits of up to $1,000,000. The amounts above $1,000,000 shown under the column for Death/Dismemberment Insurance Benefits are the proceeds payable to NEOs that have qualified for supplemental coverage under a death and dismemberment insurance policy, the premiums of which are paid by the Company. The death and dismemberment insurance benefit is an amount up to 2.5 times the NEO's annual base salary at the time of death, rounded up to the nearest $1,000 (which is inclusive of any standard Company provided life insurance policy applicable to the NEO), subject to a further cap of $2 million.

(6)
For each retirement eligible grantee (Messrs. Hull, Casey and Zipf), (1) options and earned performance restricted stock units will continue to vest provided the grantee has been employed or provided services to the Company for one year following the date of grant and (2) performance stock units will continue to vest provided the grantee has been employed or provided service to the Company for the first year of the three-year performance cycle.

The amounts shown under this column for "Equity Acceleration/Vesting" for each of Messrs. Hull, Casey and Zipf is the sum of (1) the amount that would be payable under the NEO's 2016 and 2017 PSU awards based upon the actual achievement assumptions set forth in notes 6, 7, 8 and 9 to the "Outstanding Equity Awards at 2017 Fiscal Year End" table and (2) the value of the NEO's unvested 2015 and 2016 performance restricted stock unit award as the one-year service requirement had been satisfied for that grant.
No value is included for options granted in 2014 through 2016 (even though the NEO had been employed one year following the date of grant), as their exercise prices were above the closing price of our common stock on December 29, 2017 ($26.50).

(7)
Mr. Zipf transitioned to the non-officer role of Executive Advisor to the Company’s CEO on January 5, 2018. For additional information see "—Agreements with Named Executive Officers—Letter Agreement with Former CEO and President of NRT, LLC".

Severance and Benefits in Connection with Former CEO Departure. Mr. Smith's severance arrangements became effective upon his separation from the Company on December 31, 2017 and are subject to his continued compliance with his restrictive covenants and required the execution and non-revocation of a release of claims. The components of his severance benefits are as follows:

•	payment in 24 equal monthly installments of an amount equal to 2.4 times the sum of his annual base salary and target annual bonus (or $6 million);

•	outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000; and

•
continued coverage for Mr. Smith and his dependents under the Company's health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. We estimate that at December 31, 2017, the present value of the cost to the Company of the continuation of this benefit was approximately $140,729.

Mr. Smith was also entitled to continue to vest in his 2017 performance restricted stock unit and options awards without the one-year service requirement that would ordinarily apply to the retirement eligibility provisions of the applicable award agreements.
In addition, on October 23, 2017, in connection with an amendment to Mr. Smith's employment agreement with the Company dated March 13, 2017, 531,956 options granted to Mr. Smith in 2012 were modified to provide that upon his separation from the Company, such options would continue to be exercisable until the third anniversary of the final vesting date of the applicable award (provided that no option may be exercised past its original expiration date). The aggregate incremental cost of the modifications was $310,938.
The combined cost to the Company of the severance payments, equity modification, continuation of heath care and group life insurance plans, and other benefits described above totals $6,501,667 in the aggregate. The Company’s Clawback Policy applies in the event Mr. Smith breaches his restrictive covenants under his employment agreement, including a three-year non-solicitation period as well as a three-year non-compete period that is subject to the conditions described under "—

Agreements with Named Executive Officers—Former CEO's Employment Agreement and Advisory Services Agreement" above.
Pay Ratio Calculation
At the direction of the Compensation Committee and in accordance with SEC rules, the Company has calculated:

•	the estimated median of the annual total compensation of all employees, except our current CEO (our "non-CEO median employee");

•	the annual total compensation of our current CEO; and

•	the estimated ratio of the annual total compensation of our non-CEO median employee to our current CEO (the "pay ratio").
In identifying the non-CEO median employee, we considered 11,382 employees, which includes all of our (and our consolidated subsidiaries) full- and part-time, seasonal and temporary employees, including employees on a leave of absence as of December 31, 2017 in the United States and the United Kingdom, other than our CEO. These employees represent over 96% of our total employee base of 11,812 at December 31, 2017.
As of December 31, 2017, we had 429 employees in jurisdictions other than the U.S. and the U.K., who in the aggregate represent 3.63% of our total employee base and were excluded from calculating our non-CEO median employee as permitted by SEC rules. These employees are located as follows:

Country	Employees (#)	Employee Base (%)
Brazil	8	0.07%
Canada	28	0.24%
China	56	0.47%
France	26	0.22%
Germany	10	0.08%
Hong Kong	42	0.36%
India	16	0.14%
Netherlands	13	0.11%
Singapore	219	1.85%
Switzerland	11	0.09%
Total	429	3.63%
The consistently applied compensation measure used to identify our non-CEO median employee was the sum of:

•	salary (or, for non-salaried employees, wages plus overtime);

•	cash incentive bonus earned for 2017 performance under our annual cash incentive plan and other cash-based incentive and commission plan payments made in 2017;

•	the grant date fair value of equity awards; and

•	Company contributions to 401(k) plans (or, in the United Kingdom, pension plans).
We did not make cost-of-living adjustments to these amounts, but, in determining the compensation of employees located in the U.K., we converted the aggregate value of each employee's compensation from British pounds to U.S. dollars using the conversion rate of 1.3513, as in effect as of the last day of 2017.
Based on the above, our non-CEO median employee is a full-time employee located in the United States with annual total compensation of $57,295 in fiscal year 2017. This amount includes a base salary of $55,808 and $1,487 in Company contributions to the Company's 401(k) plan. The non-CEO median employee did not participate in the Company's annual cash incentive plan, did not receive any other cash bonus or equity award in fiscal year 2017 and did not participate in the Realogy Pension Plan or Realogy Executive Deferred Compensation Plan.
Mr. Schneider's annualized total compensation for fiscal year 2017, calculated as though he had served as our CEO since January 1, 2017, was $6,038,389, which includes an annual base salary of $1.0 million plus the amounts set forth in the Summary Compensation Table (other than base salary).
Based on these amounts, the estimated pay ratio of Mr. Schneider's annual total compensation to that of our non-CEO median employee for fiscal year 2017 is 1:105.
However, because Mr. Schneider joined us in October 2017 as Chief Operating Officer and President, his compensation in fiscal year 2017 is not representative of his target annual total compensation. Specifically, his 2017 compensation does not include a cash award under our annual Executive Incentive Plan (which, in fiscal 2018, is equal to $1.5 million, at target) or equity awards under our long-term incentive program (which, in fiscal 2018, had a grant date fair market value of $7.5 million, at target). Instead, in fiscal year 2017, our current CEO received an inducement equity award with a fair market value of approximately $5.0 million.
If Mr. Schneider's annual total compensation in fiscal 2017 had included the target short- and long-term awards described above in place of his inducement equity award, his target direct compensation would have been approximately $10.0 million, resulting in an estimated pay ratio of 1:175.
Our former CEO's total compensation as reported in the Summary Compensation Table for 2017 was $9,110,881. Based on this amount, the estimated pay ratio of our former CEO's annual total compensation to that of our non-CEO median employee for fiscal year 2017 is 1:159.

RELATED PERSON TRANSACTIONS
The Audit Committee has adopted a written policy on the review, approval, or ratification of transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions in which related persons have a direct or indirect material interest. In general, related persons are directors, executive officers, stockholders beneficially owning 5% or more of our outstanding common stock, and immediate family members of any of the foregoing.
Under the policy, transactions with related persons are reviewed in advance by the Chief Compliance Officer, General Counsel and Chief Financial Officer of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000, the transaction will be submitted for review to the Audit Committee or, under certain circumstances, to the Audit Committee Chair. The Audit Committee (or the Chair) may approve or ratify only those transactions that are in, or not inconsistent with, the best interest of the Company and its stockholders. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals or ratifications granted. No Director may participate in any discussion or approval of a transaction for which he or she or a member of his or her immediate family is a related person.
Under the policy, certain related person transactions are pre-approved, including:

•	the ordinary course utilization of Company services by a related person;

•	transactions subject to a competitive bidding process and other transactions of a nature that would not require disclosure under SEC rules; and

•
transactions involving an entity in which any related person is employed, provided that such related person is not employed as an executive officer (or its equivalent) of the entity and the transaction does not involve payments to or from such entity that exceed the greater of $750,000 or 1% of the entity's annual gross revenues.
Without any requirement to do so, our Directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our company-owned brokerages (or those of our franchisees) and/or the Company's title and settlement services in the purchase or sale of real estate. These types of transactions have been pre-approved by the Audit Committee. While we do not generally consider ordinary course transactions between related persons and our franchisees to require approval under our policy, we request that our Directors and executive officers inform us whenever they engage in a transaction with any entity connected with the Company as part of our corporate governance controls.
Approved Related Person Transactions. The following transactions were reviewed and approved by the Audit Committee in accordance with the Company's related person transaction policy:
On December 21, 2017, the Company and its former CEO, Richard A. Smith, entered into an Advisory Services Agreement, effective January 1, 2018. See "Executive Compensation—Agreements with Named Executive Officers" for a discussion of the material terms of the Advisory Services Agreement.
In addition, on February 14, 2018, the Company and Kevin Kelleher, the former President and CEO of Cartus (the Company's relocation and affinity services segment) entered into a Consulting Agreement, effective March 1, 2018, pursuant to which Mr. Kelleher will be paid $200,000 for the provision of consulting services to the Company through June 30, 2018.

PROPOSAL 2
ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our NEOs described in the Compensation Discussion and Analysis and other compensation disclosure regarding NEO compensation (Say-on-Pay Vote).
We currently hold an advisory vote on the compensation of our NEOs on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	reinforce ethical behavior and practices and discourage excessive risk-taking; and

•	align executive compensation with stockholder interests in both short-term performance and long-term value creation.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•	The Compensation Committee has continued its focus on a pay-for-performance executive compensation program.

•
2017 executive compensation is tied principally to the achievement of challenging annual EBITDA targets as well as the generation of strong cumulative free cash flow and stock price performance relative to an index of housing-related companies over a three-year period ending December 31, 2019.

◦	At least 50% of our annual long-term incentive program awards are granted in the form of performance share units that require achievement of robust Company goals over a three-year period.

◦	2017 was the third consecutive year that the Company included a relative total stockholder return metric in its long-term incentive plan, which was responsive to stockholder input.

•	Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests:

◦	the payouts to participating NEOs under the 2017 Annual Executive Incentive Plan were below target for all participants, including each of our participating NEOs; and

◦
the payout under the 2015 performance share unit awards, which measured performance over the three-year period ended December 31, 2017, was 65% of target for our former CEO and 58% target for our other participating NEOs, with a realizable value 38% and 34%, respectively, of target, after giving effect to the reduction in the Company's stock price from the February 2015 to December 31, 2017.

•	The Compensation Committee has established many "best practices" in the Company's executive compensation programs, as described elsewhere in this proxy statement.
We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2017 compensation of our NEOs.
Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2018.
PwC served as our independent registered public accounting firm for 2017 for both Realogy Holdings and Realogy Group and has served as our independent registered public accounting firm since May 2009.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee annually reviews PwC's independence and performance in deciding whether to retain PwC as the Company's independent registered public accounting firm.
As part of its determination to retain PwC as the Company's independent registered public accounting firm for fiscal year 2018, the Audit Committee took into account multiple factors, including:
•Depth of Institutional and Industry Knowledge. PwC possesses significant institutional knowledge of the Company, including its segments, business and operations, accounting policies and practices, and internal control over financial reporting. Likewise, PwC has substantial experience auditing other companies providing real estate services and business processing services.
•Quality of Services. The quality of PwC's historical and recent performance on the Company's audits has demonstrated the capability and expertise of its audit team in handling the breadth and complexity of our operations. The Audit Committee also considered available external data relating to audit quality, including recent Public Company Accounting Oversight Board (PCAOB) reports on PwC and its peers.
•Appropriateness of Fee Structure. PwC's fees have been considered appropriate, taking into account both the size and complexity of the Company's business in particular and generally as compared to other firms.
•Potential for Business Disruption. The Audit Committee took into account the potential disruption of operational efficiencies and diversion of management time that could result in the engagement of a new independent registered public accounting firm that was not as knowledgeable about our business.
The Audit Committee also considered the Company's auditor independence controls, including the Audit Committee's pre-approval policy of all audit and non-audit services by PwC, the Audit Committee's frequent meetings with PwC in executive session and PwC's own independence process.
As an additional independence safeguard, PwC rotates its lead audit engagement partner every five years. The Audit Committee oversees the selection process for each new lead engagement partner, which was last done in 2015 and effective for PwC's audit of the Company's consolidated financial statements for fiscal year 2016. The Audit Committee's process includes a review of candidate qualifications, candidate interviews and discussions with management.
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2018.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Your proxy will be voted FOR the ratification of PwC as our independent registered public accounting firm for 2018 unless you indicate otherwise when you vote.
Representatives of PwC will be present at the 2018 Annual Meeting and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2017 and 2016. The aggregate fees billed for professional services by PwC in 2017 and 2016 were as follows:

	2017	2016
Audit Fees(1)	$4,994,500	$5,235,000
Audit-Related Fees(2)	50,000	25,000
Tax Fees(3)	19,000	4,000
Other(4)	5,000	5,000
Total	$5,068,500	$5,269,000
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance services.

(4)	Software license fee.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for approving the terms of the independent auditor's services. The Audit Committee regularly reviews and pre-approves the nature and amount of non-audit services to be provided by the independent auditor, including when determining its independence.
All services performed by our independent auditors in 2017 and 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee (as described below).
The pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the nature and amount of services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted (subject to the limited de minimis provision described below). Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair updates the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2017 or 2016 under such provision.
As an additional internal control measure intended to protect auditor independence, the Audit Committee also maintains a policy that prohibits the Company from hiring the independent auditor's personnel, if such person is being hired in a "financial reporting oversight role" as defined by the PCAOB and such person also participated in the current annual audit, or the immediately preceding annual audit of our financial statements.
Audit Committee Report
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, and the performance of Realogy's internal audit function.
The Audit Committee is comprised of three Directors, each of whom meets the independence standards of the NYSE and the SEC. Each member of the Audit Committee has been designated by the Board as an "audit committee financial expert" and one member, Michael J. Williams, has extensive industry-related experience.
Specific responsibilities of the Audit Committee are set forth in its Charter adopted by the Board. The Audit Committee reviews the Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Realogy's independent registered public accounting firm and approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules.
As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee evaluates the independent registered public accounting firm's performance, taking into consideration multiple factors, including institutional knowledge of the Company's business and operations, industry knowledge and global reach as it relates to where the Company conducts business, management's and the Audit Committee's evaluation of expertise and the quality of past performance, data relating to appropriateness of fees and auditor independence. The Audit Committee, with the assistance of Realogy management, also is responsible for the selection of the lead partner of the independent registered public accounting firm, evaluates the performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
The Audit Committee has discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. The Audit Committee has considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. Less than 1% of the fees incurred by the Company for services provided by PricewaterhouseCoopers LLP in fiscal year 2017 were for services that were not related to PricewaterhouseCoopers LLP's audit of the Company's consolidated financial statements.
The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles and applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting.

PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for performing an independent audit of Realogy's consolidated financial statements and expressing an opinion on such financial statements as well as on the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2017 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2017, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.
During 2017, the Audit Committee actively fulfilled its duties and responsibilities as outlined in its Charter. Specifically, the Audit Committee, among other actions:

•	approved in advance all services to be performed by PricewaterhouseCoopers LLC in accordance with SEC rules;

•	reviewed and discussed with management and PricewaterhouseCoopers LLC Realogy's quarterly earnings, press releases, consolidated financial statements and related periodic reports filed with the SEC;

•
reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

•	reviewed with management and PricewaterhouseCoopers LLC the Company's use of non-GAAP financial measures in its filings with the SEC as well as its other investor communications;

•
reviewed with management and PricewaterhouseCoopers LLC management's assessment of the effectiveness of Realogy's internal control over financial reporting and PricewaterhouseCoopers LLC's opinion about the effectiveness of Realogy's internal controls over financial reporting;

•	considered and discussed with management, the internal auditor and PricewaterhouseCoopers LLC, as appropriate, the audit scopes and plans of both PricewaterhouseCoopers LLC and the internal auditor;

•	provided oversight with respect to the Company's policy with respect to derivatives and the Company's policies with respect to tax accounting;

•	regularly discussed with management and the internal auditor the Company’s risk assessment and risk management policies and practices;

•
approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program from the Company's Chief Ethics & Compliance Officer, who has a dotted-line reporting relationship to the Audit Committee;

•	conferred regularly with the General Counsel on legal matters;

•
continued to review periodically policies and procedures controlled by the Audit Committee, including the Company's Related Party Transactions Policy and its Procedures for Handling Complaints Regarding Accounting or Auditing Matters;

•	promoted a culture of high respect for the Company's audit and finance functions; and

•
met in periodic executive sessions with management (including, individually, with the Company's Chief Financial Officer and Chief Ethics & Compliance Officer), the internal auditors and PricewaterhouseCoopers LLC.

Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2017.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Michael J. Williams
Sherry M. Smith

PROPOSAL 4
APPROVAL OF THE 2018 LONG-TERM INCENTIVE PLAN
Introduction
Effective March 1, 2018, the Board approved, subject to stockholder approval at the 2018 Annual Meeting, the Realogy Holdings Corp. 2018 Long-Term Incentive Plan, as amended (the "2018 Plan").
The 2018 Plan improves upon the best practices already included in the Amended and Restated 2012 Long-Term Incentive Plan, as amended (the "2012 Plan") by adding the following provisions:

•	an explicit prohibition on the current payment of dividends and dividend equivalents on unearned or unvested awards; and

•
a minimum vesting period of at least 12 months for all equity awards granted under the 2018 Plan (subject to certain exclusions and provided, that up to 5% of the shares initially available under the 2018 Plan may be granted as awards that are not subject to the minimum vesting period requirement).

If approved:

•
6.0 million shares would be authorized for issuance under the 2018 Plan plus certain shares that are not paid or delivered in shares under the 2012 Plan (due, for example, to forfeiture of a prior award); and

•	The 2012 Plan will be immediately terminated, no further awards will be granted as awards under the 2012 Plan and any remaining shares reserved for future awards under the 2012 Plan will be canceled.
The Company is also seeking re-approval of the material terms of the performance goals under the 2018 Plan for purposes of preserving the ability to grant awards to covered executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m) pursuant to the transition relief under the Tax Cuts and Jobs Act. The transition relief applies to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any rules and regulations issued thereunder).
The material terms of the performance goals for purpose of approval under Section 162(m) include the eligible class of employees, the business criteria on which performance objectives may be based and the maximum amounts payable for the various types of awards under the 2018 Plan, each as further described under "—Summary of the 2018 Plan".
If the 2018 Plan is approved, the effectiveness of the approval for Section 162(m) purposes will last for five years from approval.
Background of Share Request. We have traditionally granted the type of incentive and equity compensation available under the 2018 Plan to a broad base of participants, including employees and consultants as well as officers and non-employee directors. As of March 1, 2018, approximately 730 participants held outstanding equity awards.
The Board believes that these types of awards serve as a powerful attraction, retention and motivation tool. If the 2018 Plan is approved, the Board intends to continue to grant awards intended to focus participants on creating stockholder value and promoting our success, align interests with those of our stockholders, and encourage a long-term commitment to the Company.
If we do not obtain requisite stockholder approval of the 2018 Plan, the 2012 Plan will remain in effect and any forfeited shares will revert to the 2012 Plan. However, the Board has determined that the remaining share reserve under the 2012 Plan is not sufficient for our equity award needs. If stockholders do not approve the 2018 Plan, our future ability to issue equity-based awards will be extremely limited, which could have a significant negative impact on our recruitment and retention initiatives and would require us to consider other compensation alternatives.
Our Compensation Committee, with the assistance of its independent compensation consultant, determined the number of shares available for issuance under the 2018 Plan based on projected equity awards to anticipated new recruits and projected annual equity awards to existing employees, consultants and Directors.
We anticipate that if the 2018 Plan is approved, the number of shares available for issuance thereunder will be sufficient to provide equity incentives to attract, retain, and motivate employees through the next 24 months.
In evaluating whether to adopt the 2018 Plan, our Board considered the dilutive effect of equity awards, including the Company's equity overhang and annual share usage.

Overhang. As of December 31, 2017, we had approximately 9.9 million shares of our common stock subject to outstanding equity awards or available for future equity awards under the 2012 Plan, which represented approximately 7% of fully diluted shares of common stock outstanding (or the "overhang percentage"). The 6.0 million new shares proposed to be included in the 2018 Plan's share reserve would increase the overhang percentage by an additional 3.8% to approximately 10.8%.
Share Usage.
Significant Historical Award Information. The annual usage under our equity compensation program for the last three fiscal years was as follows:

		Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2017	Average
A.	Stock Options Granted	175,017	308,479	671,046	384,847
B.	Restricted Stock Granted	—	—	—	—
C.	Restricted Stock Units Granted	634,638	954,506	1,216,902	935,349
D.	Performance Awards Granted (at target)	525,815	664,779	748,529	646,374
E.	Total Full Value Awards (B+C+D)	1,160,453	1,619,285	1,965,431	1,581,723
F.	Total Options and Shares Granted (A+E)	1,335,470	1,927,764	2,636,477	1,966,570
G.	Performance Awards Earned	33,890	336,747	267,655	212,764
H.	Basic Weighted Average Shares Outstanding	146,531,073	144,495,433	136,658,466	142,561,657
I.	Annual Share Usage (F / H)	0.91%	1.33%	1.93%	1.39%
J.	Dilution	4.20%	9.40%	7.00%	6.87%
Key Data on Outstanding Equity Awards and Shares Available.(1) Information regarding outstanding equity awards and shares available for future awards under our equity plans, other than the 2018 Plan, as of March 1, 2018, is as follows:

	2012 Plan(2)	2007 Plan(3)	Inducement Award(4)
Shares underlying outstanding stock options (#)	2,829,693	903,727	261,234
Weighted-average exercise price of outstanding stock options	$31.19	$29.68	$32.80
Weighted-average remaining term of outstanding stock options	6.76	3.73	9.65
Shares underlying outstanding full value awards(5)	4,573,689	32,085	76,465(4)
Shares available for future grant (#)	219,148	__(3)	__(4)
_____________

(1)	As of March 1, 2018, there were 130,802,516 shares of common stock issued and outstanding and the closing price of a share of the Company's common stock as of that date was $25.35.

(2)
If the 2018 Plan is approved by stockholders, all future equity awards will be made from the 2018 Plan and we will not grant any additional awards under the 2012 Plan. All shares available for future grant under the 2012 Plan as of March 1, 2018 must be counted as 2.22 shares for every one share actually issued in connection with any award other than a stock option or stock appreciation right.

(3)	Following the approval by stockholders of the 2012 Plan in May 2016, the Company ceased granting awards under the Realogy Holdings. Corp. 2007 Stock Incentive Plan.

(4)
The inducement award was made outside of the 2012 Plan on October 23, 2017 and consists of RSUs and stock options. The shares underlying the RSU award includes a total of 245 dividend equivalent units granted as of March 1, 2018. Up to an additional 2,755 dividend equivalent units may be issued in connection with the RSU award. If the underlying award fails to vest, such dividend equivalent units will be forfeited.

(5)
We reserve performance share unit awards assuming payout at maximum and the amount reported in this row includes 2,115,548 performance share unit awards assuming maximum performance. See the table on page 41 for an overview of the three-year performance share unit award cycles outstanding during 2017, which notes estimated performance levels. In addition, each full value share reported in this row for the 2012 Plan is counted at 2.22 shares against the pool of shares available for future grant.

Impact of Performance Share Units. Our Compensation Committee strongly believes that basing equity opportunities upon the achievement of meaningful long-term performance objectives is in the best interests of the Company, and if the 2018 Plan is approved, intends to continue to incentivize management via grants of performance share units that are subject to achievement of challenging long-term performance goals.
We reserve shares under the 2012 Plan assuming payout of these performance share unit awards at maximum, which significantly decreases the number of shares available for issuance under the 2012 Plan. However, the actual numbers of shares earned under our performance share unit awards have historically been significantly below target.
For example, although we reserved for potential payout at maximum under each of the 2014-2016 and 2015-2017 performance share unit cycles, we only actually issued approximately 30% of the aggregate shares reserved under each of those performance cycles.
Best Practices included in the 2018 Plan.
Our Board determined in light of the factors discussed above, among others, that it was appropriate to adopt the 2018 Plan.
The 2018 Plan and our other related governance practices and policies include key provisions designed to protect stockholder interests, promote effective corporate governance and reflect the use of corporate governance best practices including, but not limited to, the following:

•
Termination of 2012 Plan. If the 2018 Plan is approved, the 2012 Plan will be terminated, no future awards will be granted under the 2012 Plan, and any shares available for future issuance under the 2012 Plan will be canceled.

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing of Underwater Options. The terms of the 2018 Plan do not allow for the repricing of options, including the cancellation and re-issuance of new options in exchange for stock options whose stock price is above the then-current fair market value of our common stock.

•
No Share Recycling for Net Exercise or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under the 2018 Plan.

•	No Single Trigger Acceleration of Awards upon a Change of Control. Awards will not accelerate simply upon the occurrence of a change in control unless the awards are not assumed by the acquiror.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2018 Plan are automatically replenished.

•	No Automatic Grants. The 2018 Plan does not provide for automatic grants to any participant.

•
Limits on Awards to Non-Employee Directors. The 2018 Plan provides for a limit on awards granted to non-employee Directors in any consecutive 12-month period equal to $700,000 for both cash and equity-based awards.

•	No Dividends Paid Out on Unearned Awards. The 2018 Plan explicitly prohibits the payment of any dividends and dividend equivalents unless and until the underlying award is vested or settled.

•
Minimum 12-month Vesting Period for Equity Awards. All equity awards under the 2018 Plan must be granted subject to a minimum vesting period of at least 12 months, provided, that the following may be granted without the minimum vesting period requirement:

◦	up to 5% of the shares initially available under the 2018 Plan;

◦	awards granted in connection with a Company’s acquisition of another corporation;

◦	the treatment of the awards upon a change in control; and

◦	the treatment of the awards upon certain terminations of employment.

•
Clawback. As more fully described in the Compensation Discussion & Analysis section of this Proxy Statement, we have a Clawback Policy with respect to the forfeiture of equity incentive awards. In addition, we have the right to provide, in the terms of the awards made under the 2018 Plan, that any proceeds, gains or other economic benefit must be paid to the Company under certain circumstances (which include unlawful and/or fraudulent activity) and that the award will terminate and be forfeited.

•
Minimum Stock Ownership Requirements. As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, we mandate minimum stock ownership requirements for both management and our Independent Directors. These minimums do not include unvested stock options and unearned performance awards towards the minimum ownership levels. In addition, members of the senior leadership team, or Executive Committee, must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the shares that have vested until the Executive Committee member has met his or her minimum ownership level.

•
No Hedging or Pledging under Trading Plan. As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, we maintain trading policies that prohibit hedging or pledging of Company securities by all employees and Directors.

Summary of the 2018 Plan
The text of the 2018 Plan is set forth in Annex C to this Proxy Statement, and the description of the 2018 Plan set forth herein is qualified in its entirety by reference to the text of the 2018 Plan.
Purpose. The purposes of the 2018 Plan are to provide long-term incentives to those individuals with significant responsibility for the success and growth of the Company and its affiliates, to align the interests of such individuals with those of the Company’s stockholders, to assist the Company in recruiting, retaining and motivating qualified employees and other service providers and to provide an effective means to link pay to performance for such employees and service providers.
Plan Administration. The Compensation Committee administers the 2018 Plan. Unless otherwise determined by the Board, the Compensation Committee consists of not fewer than two "independent directors" under NYSE rules, each of whom must also qualify as a non-employee director as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended and, for so long as any written contract, award, plan or other compensatory agreement or arrangement may be eligible for transition relief under the Tax Cuts and Jobs Act, an "outside director" for purposes of Section 162(m). To the extent permitted by applicable law or the rules of any applicable securities exchange, the Board or the Compensation Committee may from time to time delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to grant or amend awards or to take other administrative actions. Any delegation is subject to the restrictions and limits that the Board or Compensation Committee specifies at the time of such delegation.
Under the 2018 Plan, the Compensation Committee has the authority to, among other things:

•	interpret the 2018 Plan and its award agreements;

•	make rules and regulations relating to the administration of the 2018 Plan;

•	designate eligible persons to receive awards;

•	determine the type and number of awards to be granted;

•	establish the terms and conditions of awards; and

•
determine whether the awards or any portion of an award will contain time-based restrictions and/or performance-based restrictions, and, with respect to performance-based awards, the criteria for achievement of performance goals, as set forth in more detail below.

The Compensation Committee generally designates those employees, consultants and non-employee directors eligible to participate in the 2018 Plan.
Eligibility. The Compensation Committee, in its sole discretion may designate those employees, non-employee directors and consultants eligible to whom one or more awards will be granted and will determine the nature and amount of each award. As of March 1, 2018, we had approximately 11,500 employees (including 9 executive officers), 8 non-employee directors and over 280,000 consultants (including independent sales agents) who would be eligible to receive awards under the 2018 Plan. During 2017, we granted awards under the 2012 Plan to 661 employees (including 10 executive officers), 8 non-employee directors and no consultants.
Shares Authorized. The aggregate number of shares authorized under the 2018 Plan will be 6.0 million shares plus the number of shares that are subject to or underlie awards that expire or for any reason are canceled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2012 Plan after March 1, 2018, except for shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award under the 2012 Plan, each such shares referred to in this paragraph as a forfeited share. Any forfeited share that was subject to an option or stock appreciation right under the 2012 Plan will be reincorporated into the 2018 Plan as one share for every one forfeited share formerly subject to such option or stock appreciation right and any forfeited shares that was subject to an award other than an option or stock appreciation right will be reincorporated into the 2018 Plan as 2.22 shares for every one forfeited share formerly subject to such other award.
The share reserve is subject to adjustment in the event of a merger, recapitalization, stock split, reorganization or similar transaction.
Any unexercised, unconverted or undistributed portion of any award that is not paid in connection with the settlement of an award or is forfeited without the issuance of shares will again be available for grant under the 2018 Plan, but shares surrendered or withheld as payment of either exercise price and/or withholding taxes or shares purchased in the open market with option exercise proceeds will not be available for further grant.

Director Share Limits. Non-employee Directors may not be granted awards in any consecutive 12-month period that exceed $700,000 (for share-based awards, based upon the grant date fair value of the awards).
Other Share Limits. Any remuneration subject to Section 162(m) of the Code provided pursuant to any written contract, award, plan or other compensatory agreement or arrangement that may be eligible for transition relief under the Tax Cuts and Jobs Act, will be subject to limits on the maximum amount of awards that may be granted or paid to any participant in any calendar year as follows:

•	The number of shares subject to options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1,000,000 shares.

•	The number of shares subject to awards other than options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 400,000 shares.

•
The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to any cash-denominated award granted to any participant may not exceed $6 million for each 12-month period in the performance period (e.g., $18 million for a three-year performance period), which is the same as the cap under the 2012 Plan.

•
The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to any performance award that is not cash-denominated granted to any participant may not exceed 150,000 shares for each 12-month period in the performance period. (e.g., 450,000 shares for a three-year performance period), which is the same as the cap under the 2012 Plan.

Minimum Vesting. All equity awards will be granted subject to a minimum vesting period of at least 12 months, provided, that the following may be granted without the minimum vesting period requirement:

•	up to 5% of the shares initially available under the 2018 Plan;

•	awards granted in connection with the Company’s acquisition of another corporation;

•	the treatment of the awards upon a change in control; and

•	the treatment of the awards upon certain terminations of employment.
Under the 2012 Plan, only options and stock appreciation rights (subject to certain exceptions) are subject to a 12-month minimum vesting period.

Change in Control. The 2018 Plan provides that, unless otherwise determined by the Board and/or evidenced in an award agreement, in the event of a change in control (as defined in the 2018 Plan):

•
for performance awards, immediately prior to the change in control, (1) the performance goals subject to each outstanding performance award will be deemed to be achieved at the actual level of performance, (2) the performance award will cease to be subject to the achievement of the performance goals and (3) the performance award will vest in full at the end of the performance period, subject to continued employment; and

•
with respect to each outstanding award that is assumed or substituted in connection with a change in control, if within twenty-four months following such change in control, a participant's employment or service is terminated for any of the reasons described below, all of the participant's outstanding equity awards which have not yet vested will immediately vest and become exercisable and all restrictions on such awards will immediately lapse. An award is deemed to have been assumed or substituted if the new award:

◦	is based on shares of common stock that are traded on an established U.S. securities market;

◦	has comparable value to that of the original award; and

◦	has terms and conditions that were applicable to the original award immediately before the change in control.
The reasons for termination that will trigger an acceleration are:

◦	termination by the Company, for any reason other than for Cause (as defined in the 2018 Plan); or

◦	termination by the participant for Good Reason (as defined in the 2018 Plan).
Amendment and Termination. The 2018 Plan will terminate by its terms on March 1, 2028. However, our Board may at any time terminate, suspend or discontinue the 2018 Plan. Our Board may amend the 2018 Plan at any time, provided that any increase in the number of shares available for issuance under the 2018 Plan must be approved by our stockholders. In addition, our Board may not, without stockholder approval, extend the term of the 2018 Plan, materially expand the types of awards available under the 2018 Plan, add a category or categories of individuals who are eligible to participate in the 2018 Plan, limit any prohibition against re-pricing options or stock appreciation rights, or make any other changes that require approval by stockholders in order to comply with applicable laws or stock market rules. No amendment or termination of the 2018 Plan may adversely change a participant’s rights under an outstanding award without the participant’s prior written consent.

Types of Awards under the 2018 Plan
The 2018 Plan provides for the grant of stock options (including non-qualified stock options and incentive stock options), restricted stock, restricted stock units, performance awards (which include, but are not limited to, cash bonuses), dividend equivalents, stock payment awards, stock appreciation rights, and other incentive awards.
Options. Options to purchase shares of common stock may be granted alone or in tandem with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. No incentive stock options will be granted to any person who is not one of our employees. The price at which a share may be purchased under an option (the exercise price) will be determined by the Compensation Committee, but may not be less than the fair market value of our common stock on the date the option is granted (or, as to incentive stock options granted to a greater than 10% stockholder, 110% of the fair market value). Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without stockholder approval. The award agreement sets forth the terms and conditions of each option. The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.
Stock Appreciation Rights. Stock appreciation rights, or SARs, may be granted either alone or in tandem with stock options. The exercise price of a SAR must be equal to or greater than the fair market value of our common stock on the date of grant. The award agreement sets forth the terms and conditions of each SAR.
Restricted Stock/Restricted Stock Units. Restricted stock and restricted stock units may be awarded to eligible participants. The terms and conditions on such awards are set forth in the award agreement which may include time-based, performance-based, and service-based restrictions. Restricted stock units may be settled in cash, shares of common stock or a combination of the two. During the restriction period, holders of restricted stock have the right to vote the shares and to receive dividends and other distributions, provided, however, that any such dividends will be (i) credited by us to an account for the participant and accumulated without interest until the date upon which the underlying award becomes vested and (ii) reconveyed to us without further consideration or any act or action by the participant if for any reason the underlying award is cancelled, terminated, forfeited or fails to vest. In no event will dividends and other distributions be paid or distributed with respect to shares of restricted stock until the vesting restrictions of the underlying award lapse.
Performance Awards. Performance awards may be issued to any eligible participants. The value of performance awards may be linked to performance goals, or to other specific criteria determined by the 2018 Plan administrator (which may include the Compensation Committee). Performance awards may be paid in cash, shares, or a combination of both. Without limiting the generality of the foregoing, performance awards may be granted in the form of a cash bonus payable upon the attainment of one or more objective performance goals or such other criteria as are established by the 2018 Plan administrator. Performance awards may be structured to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code solely in respect of remuneration provided pursuant to any written contract, award, plan or other compensatory agreement or arrangement that may be eligible for transition relief under the Tax Cuts and Jobs Act
Performance Goals. Any remuneration subject to Section 162(m) of the Code provided pursuant to any written contract, award, plan or other compensatory agreement or arrangement that may be eligible for transition relief under the Tax Cuts and Jobs Act, will use performance goals based upon one or more of the following performance goals established by the Compensation Committee (in each case, as determined in accordance with generally accepted accounting principles, if applicable):

•	EBITDA;

•	EBITDA on a Pro Forma Basis;

•	Gross or net sales or revenue;

•	Net income (either before or after taxes);

•	Adjusted net income;

•	Operating earnings or profit;

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Return on assets;

•	Return on capital;

•	Return on stockholders’ equity;

•	Total stockholder return;

•	Gross or net profit or operating margin;

•	Costs;

•	Funds from operations;

•	Expenses;

•	Working capital;

•	Earnings per share;

•	Adjusted earnings per share;

•	Price per share;

•	Implementation or completion of critical projects;

•	Market share;

•	Debt levels or reduction;

•	Customer retention;

•	Customer satisfaction and/or growth;

•	Research and development achievements;

•	Financing and other capital raising transactions;

•	Risk management;

•	Capital expenditures;

•	Financial results of acquisitions;

•	Cost savings initiatives;

•	Technology initiatives;

•	Royalty revenues or net effective royalty rates; and

•	Sales agent commission splits.
Performance goals may be expressed in terms of our overall performance or the performance of an affiliate, or one or more divisions or business units, or the performance of the applicable industry or other benchmarks. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations, including those in the Company's peer group. Further, the Compensation Committee, in its sole discretion, may provide objectively determinable adjustments be made to one or more of the performance goals. Such adjustments may include:

•	items related to a change in accounting principles;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal or sale of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•	items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or infrequently occurring corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities;

•	items related to acquired in-process research and development;

•	items relating to changes in tax laws;

•	items relating to major licensing or partnership arrangements;

•	items relating to asset impairment charges;

•	items related to employee retention and former parent legacy costs (benefits);

•	items relating to gains or losses for litigation, arbitration and contractual settlements; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles, business conditions, industry conditions or economic conditions.
Dividend Equivalents. Dividend equivalents may be granted either alone or in tandem with other awards (except for options or stock appreciation rights). Dividend equivalent awards are based on the dividends that are declared on the common stock, to be credited as of the dividend payment dates during the period between the date that the dividend equivalent awards are granted and such dates that the dividend equivalent awards terminate or expire.
Dividend equivalents with respect to shares covered by an award will be (i) subject to the same vesting requirements, settlement provisions, and other terms and conditions as the underlying award to which they relate, (ii) only paid or distributed to a participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the award vests with respect to such shares, and (iii) reconveyed to us without further consideration or any act or action by the participant if for any reason the underlying award is canceled, terminated, forfeited or fails to vest. In no event will any dividend equivalents be paid or distributed until the vesting restrictions of the underlying award lapse.
Under the 2012 Plan, the treatment of dividend equivalent awards has been consistent with the description above, however, the 2012 Plan did not include explicit language prohibiting the vesting or distribution of dividend equivalents unless and until the vesting restrictions on the underlying award lapsed.
Stock Payment Awards. Stock payments may be granted to eligible participants. The number of shares of any stock payment may be based upon performance goals or any other specific criteria.

Other Incentive Awards. Other incentive awards may be granted to eligible participants. Such other incentive awards may cover shares or the right to purchase shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or otherwise payable in or based on shares, stockholder value, or stockholder return. Other incentive awards may be linked to any one or more of the performance criteria or other specific performance criteria and may be paid in cash or shares.
Forfeiture and Recoupment Provisions. Pursuant to the Company’s general authority to determine the terms and conditions applicable to awards under the 2018 Plan, the plan administrator has the right to provide, in the terms of awards made under the 2018 Plan, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and any unexercised portion of the award (whether or not vested) will be forfeited, in either case, if:

•	a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award;

•
the participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement;

•	the participant incurs a termination of employment or other service for Cause; or

•
the participant at any time engages in unlawful and/or fraudulent activity or an activity which constitutes a breach of the Company’s Code of Conduct policy as in effect from time to time or a breach of the participant’s employment agreement, as may be further specified in an award agreement.

In addition, all awards are subject to any clawback or recoupment policies of the Company, as in effect from time to time, or as otherwise required by law.
New Plan Benefits
Awards under the 2018 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participant. While future benefits under the 2018 Plan will be made at the discretion of the Compensation Committee, the table below shows, as to our ongoing named executive officers and the other individuals and groups indicated, the number of shares of Company stock underlying the awards of performance share units and restricted stock units contemplated under the 2018 Plan through May 2, 2018, subject to stockholder approval of the 2018 Plan. In the event that the 2018 Plan is not approved by the stockholders, the awards set forth on the table below will be canceled automatically. In which case, the Compensation Committee will consider what other actions, if any, it may take in order to appropriately compensate the individuals below.

Name and Position(1)	Dollar Value ($)	Number of Shares
Ryan M. Schneider, Chief Executive Officer and President	$5,999,960	235,408	(2)
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer	1,719,947	67,604	(2)
Donald J. Casey, President and Chief Executive Officer, Title Resource Group	1,119,986	44,022	(2)
John W. Peyton, President and Chief Executive Officer, Realogy Franchise Group	1,199,974	47,166	(2)
Non-Employee Director Group (7 persons)	980,000		(3)
Other Executive Officer Group (5 persons)	2,657,306	104,436	(4)
Employees (other than executive officers) Group (207 persons)	10,694,000	267,397	(5)
Total	$24,371,173	766,033
_______________

(1)	Mr. Smith is no longer an employee of the Company. Neither Mr. Smith nor Mr. Zipf will receive any awards under the 2018 Plan.

(2)	For each of the ongoing named executive officers, includes performance share units at target as well as restricted stock units.

(3)
Number of shares not yet determinable. Represents portion of annual Director retainer ($140,000) paid in restricted stock units to eight Non-Employee Directors. The number of shares will be determined on the date of the grant (the date of the 2018 Annual Meeting) based upon the closing sale price of the common stock on that date.

(4)	For the Other Executive Officer Group, includes performance share units at target for all five persons and restricted stock units for four persons.

(5)
All of the shares under the "Number of Shares" column for the Employees (other than executive officers) Group represent performance share units (at target) issued to 52 employees. The dollar amount reported under the "Dollar Value" column also includes $3,875,000 in value attributable to restricted stock unit awards that are expected to be granted to 155 employees on or about the date of the 2018 Annual Meeting. The number of shares to be issued as restricted stock units will be determined on the date of the grant based upon the closing sale price of the common stock on that date.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about shares of our common stock that may be issued upon the exercise of options, that may vest pursuant to awards of restricted stock units, performance stock units or that may be issued under deferred stock units under all of our existing equity compensation plans as of December 31, 2017 and after giving effect to the 2017 vesting and cancellation activity and 2018 year-to-date grants (other than shares under grants subject to stockholder approval of the 2018 Plan), as of March 1, 2018.
As of December 31, 2017

Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	8,293,260	(1)	$31.67	(2)	2,630,400	(3)
Equity compensation plan not approved by stockholders	337,699	(4)	$32.80	(5)	2,755	(5)
_______________

(1)
Consists of 3,326,858 outstanding options, 1,796,674 restricted stock units, 280,273 performance restricted stock units, 2,759,170 performance stock units and 130,285 deferred stock units issuable under the 2007 Stock Incentive Plan and the 2012 Plan. The amount set forth in the table assumes maximum payout under the unvested performance share unit awards. The number of shares, if any, to be issued pursuant to unvested performance stock unit awards will be determined based upon the extent to which the performance goals are achieved.

(2)
Weighted average exercise price of outstanding options under the 2007 Stock Incentive Plan and the 2012 Plan. The weighted average remaining term of outstanding options is 5.5 years. The other outstanding awards do not have exercise prices and are accordingly excluded from this column.

(3)	Consists of shares available for future grant under the 2012 Plan.

(4)
Consists of 261,234 outstanding options and 76,220 restricted stock units granted to Mr. Schneider on October 23, 2017 (the "Grant Date") as an inducement material to his entry into employment with us as well as 245 dividend equivalent units accrued on the restricted stock unit award as of March 1, 2018. Up to an additional 2,755 dividend equivalent units may be issued in connection with the restricted stock unit award. If the underlying restricted stock unit award fails to vest, such dividend equivalent units will be forfeited.

Each grant was approved by our Compensation Committee and disclosed in a press release. Under applicable NYSE Listing Rules, inducement grants are not subject to security holder approval.
The terms of each inducement grant are materially consistent with the terms of awards made under the 2012 Plan. The stock options expire ten years from the Grant Date and vest over a four-year period, in equal annual installments on each anniversary date of the Grant Date. The restricted stock units vest over a three-year period, in equal annual installments on each anniversary date of the Grant Date and carry dividend equivalent rights related to any cash dividend paid by the Company while the restricted stock units are outstanding. Vesting of the equity awards accelerate if employment terminates due to death or disability. The equity awards contain "double trigger" provisions that provide for accelerated vesting upon a qualifying termination within 24 months of a change in control of the Company (or, if the awards are not assumed or equitably converted by the successor company, upon the change in control).

(5)	Exercise price of options granted to Mr. Schneider on October 23, 2017.

As of March 1, 2018

Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	8,339,194	(1)	$30.83	(2)	219,148	(3)
Equity compensation plan not approved by stockholders	337,699	(4)	$32.80	(4)	2,755	(4)
_______________

(1)
Consists of 3,733,420 outstanding options, 2,198,164 restricted stock units, 161,776 performance restricted stock units and 2,115,549 performance stock units and 130,285 deferred stock units issuable under the 2007 Stock Incentive Plan and the 2012 Plan. The amount set forth in the table assumes maximum payout under the unvested performance share unit awards. The number of shares, if any, to be issued pursuant to unvested performance stock unit awards will be determined based upon the extent to which the performance goals are achieved.

(2)
Weighted average exercise price of outstanding options under the 2007 Stock Incentive Plan and the 2012 Plan. The weighted average remaining term of outstanding options is 6 years. The other outstanding awards do not have exercise prices and are accordingly excluded from this column.

(3)	Consists of shares available for future grant under the 2012 Plan.

(4)
See footnotes 4 and 5 above in the table presented as of December 31, 2017 for additional information concerning the inducement equity award granted to Mr. Schneider on October 23, 2017 under applicable NYSE Listing Rules.

Certain Federal Income Tax Consequences
The following discussion addresses only the general federal income tax consequences relating to participation under the 2018 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. Further, the summary below does not address the impact of state and local taxes, or the federal alternative minimum tax and is not intended as tax advice to participants under the 2018 Plan.
Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. In general, when the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise. If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such shares to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and we will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding tax deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights. A participant who has been granted a SAR will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. Upon the exercise of a SAR, the amount of cash or the fair market value of any shares received will be taxable to the participant as ordinary income and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Restricted Stock Units. A participant who has been granted a restricted stock unit award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time. The participant will generally have compensation income at the time of settlement equal to the amount of cash received and the then fair market value of the distributed shares, and will have a tax basis in the shares equal to the amount of compensation income recognized. We will then be entitled to a corresponding tax deduction.
Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect, pursuant to Section 83(b) of the Code, to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will be entitled to a corresponding tax deduction in the year of grant. If the participant does not make an election pursuant to Section 83(b) of the Code, dividends paid to the participant during the restriction period will be treated as compensation income to the participant and we will be entitled to a corresponding tax deduction.
Performance Awards; Dividend Equivalent Awards; Stock Payment Awards; Other Incentive Awards. With respect to these types of awards, a participant generally will not recognize taxable income until the cash or shares of common stock are delivered to the participant upon satisfaction of the conditions of the award, and we generally will become entitled to a deduction at such time equal to the amount of income recognized by the participant. The amount of ordinary income recognized by the participant will generally be equal to the amount of the cash or the fair market value of the shares received.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Until the adoption of the Tax Cuts and Jobs Act on December 22, 2017, an exemption from the $1.0 million limitation was available for compensation that qualified as “performance-based” under Section 162(m).
With the passage of the Tax Cuts and Jobs Act, only qualifying performance-based compensation paid pursuant to a written binding contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Cuts and Jobs Act will be eligible for this deduction exception. The Tax Cuts and Jobs Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, and subject to applicable grandfathering rules, most compensation in excess of $1.0 million payable to any person who was a named executive officer of the Company since fiscal year 2016 will not be deductible, regardless of whether the compensation is performance-based.
Following the passage of the Tax Cuts and Jobs Act, our Committee rescinded its prior policy related to the now unavailable exemption for performance-based compensation under Section 162(m) of the Code, except to the extent that remuneration subject to Section 162(m) of the Code pursuant to a written contract, award, plan or other compensatory agreement or arrangement may be eligible for transition relief under the Tax Cuts and Jobs Act. However, our Committee remains committed to continuing to link executive compensation with Company performance through performance-based and at-risk compensation vehicles in 2018 and future years.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
THE REALOGY HOLDINGS CORP. 2018 LONG-TERM INCENTIVE PLAN

ANNEX A
DEFINITIONS OF CERTAIN NON-GAAP FINANCIAL MEASURES
Adjusted net income (loss) is defined by us as net income (loss) before mark-to-market interest rate adjustments, former parent legacy items, restructuring charges, the loss on the early extinguishment of debt, the tax effect of the foregoing adjustments and the impact of the 2017 Tax Act and adjustments to the reserve for uncertain tax positions. The gross amounts for these items as well as the adjustment for income taxes are presented. Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes and is our primary non-GAAP measure. Operating EBITDA is defined by us as EBITDA before restructuring, loss on the early extinguishment of debt and former parent legacy items and is used as a supplementary financial measure.
We present EBITDA and Operating EBITDA because we believe they are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Operating EBITDA have limitations as analytical tools, and you should not consider EBITDA and Operating EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.

REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(In millions, except per share data)
We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
Adjusted net income is defined by us as net income before: (a) mark-to-market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges as a result of the business optimization initiatives currently in progress; (d) the loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives; (e) the tax effect of the foregoing adjustments; and (f) the impact of the 2017 Tax Act and adjustments to reserves for uncertain tax positions. The gross amounts for these items as well as the adjustment for income taxes are shown in the table below.
Adjusted earnings per share is Adjusted net income divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income to Adjusted net income for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
Net income attributable to Realogy Holdings	$431	$213
Addback:
Mark-to-market interest rate swap (gains) losses	(4)	6
Former parent legacy benefit, net	(10)	(2)
Restructuring costs	12	39
Loss on the early extinguishment of debt	5	—
Adjustments for tax effect (a)	(1)	(17)
Impact of 2017 Tax Act and a reduction in the reserve for uncertain tax positions (b)	(216)	(2)
Adjusted net income attributable to Realogy Holdings	$217	$237

Earnings per share
Basic earnings per share:	$3.15	$1.47
Diluted earnings per share:	$3.11	$1.46

Adjusted earnings per share
Adjusted basic earnings per share:	$1.59	$1.64
Adjusted diluted earnings per share:	$1.57	$1.63

Weighted average common and common equivalent shares outstanding:
Basic:	136.7	144.5
Diluted:	138.4	145.8
_______________

(a)	Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

(b)
The year ended December 31, 2017, reflect the $184 million income tax rate change on the Company's net deferred tax liability as a result of the 2017 Tax Act resulting in a smaller net liability and a $32 million change in the reserve for uncertain tax positions.

REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - EBITDA AND OPERATING EBITDA
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016
(In millions)
Set forth in the table below is a reconciliation of net income to EBITDA and Operating EBITDA for the years ended December 31, 2017 and 2016:

	Year Ended
	December 31, 2017	December 31, 2016
Net income attributable to Realogy	$431	$213
Income tax (benefit) expense	(65)	144
Income before income taxes	366	357
Interest expense, net	158	174
Depreciation and amortization (a)	201	202
EBITDA	725	733
EBITDA adjustments:
Restructuring costs	12	39
Former parent legacy benefit, net	(10)	(2)
Loss on the early extinguishment of debt	5	—
Operating EBITDA	$732	$770
_______________

(a)
Depreciation and amortization for the year ended December 31, 2017 includes $3 million of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in earnings of unconsolidated entities" line on the Consolidated Statement of Operations.

REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - FREE CASH FLOW
FOR THE YEAR ENDED DECEMBER 31, 2017
(In millions)
A reconciliation of net income attributable to Realogy Holdings to Free Cash Flow is set forth in the following table:

Year Ended December 31, 2017
Net income attributable to Realogy Holdings	$431
Income tax benefit, net of payments	(77)
Interest expense, net	158
Cash interest payments	(172)
Depreciation and amortization	198
Capital expenditures	(99)
Restructuring costs and former parent legacy items, net of payments	(19)
Loss on the early extinguishment of debt	5
Working capital adjustments	122
Relocation receivables, net of securitization obligations	12
Free Cash Flow	$559
A reconciliation of net cash provided by operating activities to Free Cash Flow is set forth in the following table:

Year Ended December 31, 2017
Net cash provided by operating activities	$667
Property and equipment additions	(99)
Net change in securitization	(11)
Effect of exchange rates on cash and cash equivalents	2
Free Cash Flow	$559

Net cash used in investing activities	$(146)
Net cash used in financing activities	$(570)

ANNEX B
CALCULATIONS OF CERTAIN COMPENSATION MEASURES
2017 Annual Executive Incentive Plan EBITDA Calculation

(in millions)	RFG (1)	NRT	Cartus	TRG	Corporate	Realogy
2017 Reported EBITDA (1)	$559	$126	$85	$58	$(103)	$725

Adjustments Pursuant to the Plan:
Royalty adjustment to remove NRT royalty from RFG results	(299)	—	—	—	299	—
Adjustment for equity in (earnings)/losses from equity method investments including the gain on the sale of PHHHL JV assets, start-up costs of GRA JV and other related costs that differ from annual budget	—	(20)	—	4	7	(9)
Credit for the loss on early extinguishment of debt	—	—	—	—	5	5
Adjustment for items related to former parent legacy benefits	—	—	—	—	(10)	(10)
Credit for unbudgeted restructuring/integration and third-party costs for strategic/business optimization initiatives	1	9	—	1	6	17
Credit for items related to unusual corporate transactions, events, or developments (including impact of natural disasters and CEO transition costs)	—	4	1	3	6	14
Credit for legal settlements (Strader) that differ from annual budget	—	—	—	—	7	7
Sub-total adjustments	(298)	(7)	1	8	320	24

EBITDA for bonus calculation purposes	$261	$119	$86	$66	$217	$749
_______________

(1)	See page 60 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for the disclosure of 2017 Reported EBITDA.
2015 Performance Share Unit Cumulative Free Cash Flow Calculation

(in millions)	$ Amount
Reported 2015-2017 Cumulative Free Cash Flow (1)	$1,496

Adjustments Pursuant to the Plan:
Loss of benefit due to early adoption of change in accounting standards during the fourth quarter of 2017 (1)	(37)
Reduction to actual results to reflect lower tax payments than were originally forecasted	(26)
Reduction to actual results to reflect lower former parent legacy payments than were originally forecasted	(29)
Reduction to actual results to reflect securitization variances that were lower than originally forecasted	(21)
Increase to actual results to reflect cash payments for restructuring to extent over $2M that were not forecasted	22
Working Capital Adjustments Permitted Under the Plan:
Removal of benefit realized from the PHHHL JV wind-down, net of GRA JV start-up costs, that was not contemplated in the original forecast	(28)
Credit for negative cash earnings impact from 2017 severe hurricanes that was not in the original forecast	8
Credit for negative cash earnings impact from existing businesses during forecast period for regulatory compliance purposes that were not forecasted	28
Credit for certain consulting fees incurred and interest reclassification	2
Sub-total adjustments	(81)

Adjusted 2015-2017 Cumulative Free Cash Flow	$1,415
_______________

(1)
Cumulative Free Cash Flow amounts for 2015 and 2016 are restated to reflect the retrospective adoption of Accounting Standards Updates "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" and "Restricted Cash" issued by the Financial Accounting Standards Board.

B-1

ANNEX C
REALOGY HOLDINGS CORP.
2018 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
The name of the plan is the Realogy Holdings Corp. 2018 Long-Term Incentive Plan, effective as of March 1, 2018 (the "Effective Date"); provided, however, that the Plan shall be subject to the approval by the stockholders of the Company of the Plan at the annual meeting of such stockholders on May 2, 2018 (the “Plan”). From and after the date that the Plan is approved by the stockholders of the Company, no further awards shall be granted under the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan (the “Prior Plan”), and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.
The purposes of the Plan are to provide long-term incentives to those individuals with significant responsibility for the success and growth of the Company and its Affiliates, to align the interests of such individuals with those of the Company's stockholders, to assist the Company in recruiting, retaining and motivating qualified employees and other service providers and to provide an effective means to link pay to performance for such employees and service providers.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1    "Administrator" shall have the meaning provided in Section 12.1 hereof.
2.2    "Affiliate" shall mean (i) any Parent or Subsidiary, (ii) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
2.3    "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.
2.4    "Award" shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award (which includes, but is not limited to, cash bonuses as set forth in Article VIII), a Dividend Equivalent award, a Stock Payment award, an award of Stock Appreciation Rights, or Other Incentive Award, which may be awarded or granted under the Plan.
2.5    "Award Agreement" shall mean the written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
2.6    "Board" shall mean the Board of Directors of the Company.
2.7    "Cause" shall mean, with respect to the Participant, "Cause" as defined in such Participant's employment, consulting, severance or similar agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean, unless otherwise defined in an Award Agreement, (a) commission of any felony or an act of moral turpitude; (b) engaging in an act of dishonesty or willful misconduct; (c) material breach of the Participant's obligations hereunder or under any agreement entered into between the Participant and the Company or any of its Subsidiaries or Affiliates; (d) material breach of the Company's policies or procedures, including but not limited to the Company's Code of Ethics or any of the Key Policies of the Company; or (e) the Participant's willful failure to substantially perform his or her duties as an employee of the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness). A termination will not be for "Cause" pursuant to clause (b), (c), (d) or (e), to the extent such conduct is curable, unless the Company shall have notified the Participant in writing describing such conduct and the Participant shall have failed to cure such conduct within ten (10) business days after the receipt of such written notice.
2.8    "Change in Capitalization" shall have the meaning provided in Section 3.2(a) hereof.

2.9    "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; or
(b)    the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board; or
(c)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, if (1) the shareholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (2) immediately following the merger or consolidation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such merger or consolidation (or, if the entity resulting from such merger or consolidation is then a subsidiary, the ultimate parent thereof); or
(d)    a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.
In addition, for each Award that constitutes deferred compensation under Section 409A of the Code, solely to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. Consistent with the terms of this Section 2.9, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.10    "Code" shall mean the Internal Revenue Code of 1986, as amended.
2.11    "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article XII hereof.
2.12    "Common Stock" shall mean the common stock of the Company, par value $0.01 per share.
2.13    "Company" shall mean Realogy Holdings Corp., a Delaware corporation, and any successor corporation.
2.14    "Consultant" shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of Shares on a Form S-8 Registration Statement or any successor Form thereto.
2.15    "Covered Employee" shall mean any Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.
2.16    "Director" or "Non-Employee Director" shall mean a non-employee member of the Board, as constituted from time to time.

2.17    "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2 hereof.
2.18    "EBITDA" shall mean earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per Share basis.
2.19    "EBITDA on a Pro Forma Basis" shall have the meaning ascribed to those terms in the Amended and Restated Credit Agreement, as amended as of February 8, 2018, among Realogy Intermediate Holdings LLC, Realogy Group LLC, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents parties thereto.
2.20    "Effective Date" shall have the meaning set forth in Article I.
2.21    "Eligible Individual" shall mean any natural person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.22    "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or any Affiliate.
2.23    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.24    "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:
(a)    if the Common Stock is (1) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (2) listed on any national market system or (3) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)    if the Common Stock is traded only otherwise than on a securities exchange and is not quoted on the NASDAQ, the closing quoted selling price of the Common Stock on such date as quoted in "pink sheets" published by the National Daily Quotation Bureau;
(c)    if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(d)    if the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith on the date awarded.
2.25    "Forfeited Shares" shall have the meaning provided in Section 3.1(a) hereof.
2.26    "Good Reason" shall mean, with respect to the Participant, "Good Reason" as defined in such Participant's employment, severance or similar agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Good Reason (or a term of like import, such as "constructive discharge") or, if no such agreement exists or such agreement does not contain a definition of Good Reason (or a term of like import, such as "constructive discharge"), then Good Reason shall mean, unless otherwise defined in an Award Agreement, (a) a reduction of the Participant's annual base salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive) or (b) a required relocation of the Participant's primary work location to a location more than fifty (50) miles from the Participant's current primary work location and the Participant's commute increases as a result of such relocation; provided, however, that such reduction or relocation in clauses (a) or (b) above shall not constitute Good Reason unless the Participant shall have notified the Company in writing describing such reduction or required relocation within thirty (30) business days of its initial occurrence and then only if the Company shall have failed to cure such reduction or required relocation within thirty (30) business days after the Company's receipt of such written notice. In the event the Company has failed to cure such reduction or required relocation within the thirty (30) business day period, the Participant's employment with the Company shall terminate for Good Reason at the expiration of such thirty (30) business day period. Unless otherwise determined by the Administrator, a resignation for Good Reason under this Plan shall not constitute an elimination or discontinuation of Participant's job or position under the Realogy Group LLC Severance Pay Plan (or any successor severance pay plan).
2.27    “Grandfathered Arrangement” shall mean remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any rules and regulations issued thereunder).
2.28    "Greater Than 10% Stockholder" shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any "parent corporation" or "subsidiary corporation" (as defined in Sections 424(e) and 424(f) of the Code, respectively).
2.29    "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.30    "Individual Award Limit" shall mean the cash and Share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.31    "Insider Trading Policy" means the written policy of the Company as in effect from time to time pertaining to the purchase, sale, transfer or other disposition of the Company's equity securities by Directors, officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
2.32    "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of the Code.
2.33    "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article V hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.34    "Other Incentive Award" shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 8.4 hereof.
2.35    "Parent" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.36    "Participant" shall mean an Eligible Individual who has been granted an Award.
2.37    "Performance Award" shall mean an Award that is granted under Section 8.1 hereof.
2.38    "Performance-Based Compensation" shall mean any Grandfathered Arrangement that is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.
2.39    "Performance Goal" shall mean the performance goals (and adjustments) established by the Committee for a Performance Period, based on one or more of the following criteria:
(a)    (i) EBITDA, (ii) EBITDA on a Pro Forma Basis; (iii) gross or net sales or revenue; (iv) net income (either before or after taxes); (v) adjusted net income; (vi) operating earnings or profit; (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on assets; (ix) return on capital; (x) return on stockholders' equity; (xi) total stockholder return; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per Share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) debt levels or reduction; (xxiii) customer retention; (xxiv) customer satisfaction and/or growth; (xxv) research and development achievements; (xxvi) financing and other capital raising transactions; (xxvii) risk management; (xxviii) capital expenditures, (xxix) financial results of acquisitions, (xxx) cost savings initiatives, (xxxi) technology initiatives, (xxxii) royalty revenues or net effective royalty rates and (xxxiii) sales agent commission splits, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)    Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or one or more divisions or business units, or the performance of the applicable industry or other benchmarks (e.g., National Association of Realtors, FNMA, etc.). In addition, such Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations, including those in the Company's peer group. Any Performance Goals that are financial metrics may be determined in accordance with Applicable Accounting Principles, or may be adjusted when established to include or exclude any items otherwise includable or excludable under Applicable Accounting Principles.
(c)    The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequently occurring corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items related to employee retention and former parent legacy costs (benefit); (xix) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles, business conditions, industry conditions or economic conditions. Notwithstanding this Section 2.39(c), for all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
2.40    "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Award.
2.41    "Plan" shall have the meaning set forth in Article I.
2.42    "Prior Plan" shall have the meaning set forth in Article I.
2.43    "Restricted Stock" shall mean an award of Shares made under Article VI hereof that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.44    "Restricted Stock Unit" shall mean a contractual right awarded under Article VII hereof to receive cash or Shares.
2.45    "Securities Act" shall mean the Securities Act of 1933, as amended.
2.46    "Share Limit" shall have the meaning provided in Section 3.1(a) hereof.
2.47    "Shares" shall mean shares of Common Stock.
2.48    "Stock Appreciation Right" shall mean a stock appreciation right granted under Article IX hereof.
2.49    "Stock Payment" shall mean a payment in the form of Shares awarded under Section 8.3 hereof.
2.50    "Subsidiary" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.51    “Substitute Award” shall mean an award in substitution for stock options and other awards held by employees or directors of other entities who are about to become employees of the Company or its Subsidiaries, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted, subject to applicable laws.
ARTICLE III
SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)    Subject to Section 3.2 hereof, the maximum aggregate number of Shares available for issuance under the Plan (the "Share Limit") shall be (i) 6.0 million and (ii) the number of Shares that are subject to or underlie awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the Prior Plan following the Effective Date, except for Shares surrendered or withheld as payment of either the exercise price of an award under the Prior Plan and/or withholding taxes in respect of such an award under the Prior Plan (all such shares in this Section 3.1(a)(ii), together, the "Forfeited Shares"). Any Forfeited Shares that were subject to options or stock appreciation rights under the Prior Plan shall be reincorporated into the Plan as one Share for every one Forfeited Share formerly subject to such option or stock appreciation right and any Forfeited Shares that were subject to awards other than options or stock appreciation rights shall be reincorporated into the Plan as 2.22 Shares for every one Forfeited Share formerly subject to such other award.
(b)     Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions, or otherwise. If an Award entitles the Participant to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Except as set forth below, Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered as Shares under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares with respect to cash-settled Awards shall not count against the Share Limit. Shares surrendered or withheld as payment of either the exercise price of an Award (including Options and Stock Appreciation Rights) and/or withholding taxes in respect of such an Award shall be counted against the Share Limit and shall not again be available for issuance in connection with future Awards (for example, upon exercise of a Stock Appreciation Right, the Share Limit shall be reduced by the full number of Shares underlying the Stock Appreciation Right, regardless of the number of Shares actually delivered in settlement of the Stock Appreciation Right); provided, further that Shares purchased by the Company in the open market using the cash proceeds from the exercise of an Award shall not be available for issuance in connection with future Awards.
(c)    If Shares are issued under the Plan with respect to a Substitute Award, such Shares shall not count against the Share Limit.
3.2    Adjustments.
(a)    In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, or any other change affecting the Shares of the Company's stock or the Share price of the Company's stock (any such occurrence or event, a "Change in Capitalization"), the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per Share for any outstanding Awards under the Plan; provided, however, that the Administrator shall make such equitable adjustments as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any. In the case where the exercise price per Share of an Option or a Stock Appreciation Right exceeds the Fair Market Value per Share, the Administrator may cancel, in its sole discretion, such Option or Stock Appreciation Right for no payment. The Administrator's determinations pursuant to this Section 3.2(a) shall be final, binding and conclusive.
(b)    Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code (to the extent applicable) unless otherwise determined by the Administrator. No action shall be taken under this Section 3.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award.
3.3    Individual Award Limits. Notwithstanding any provision in the Plan to the contrary, and subject to Section 3.2 and 3.4, to the extent required to comply with Section 162(m) with respect to Awards intended as Performance-Based Compensation:
(a)    the aggregate number of Shares subject to Options and Stock Appreciation Rights awarded to any one Participant during any calendar year may not exceed 1,000,000 Shares;
(b)    the aggregate number of Shares subject to Awards other than Options and Stock Appreciation Rights (excluding Awards referenced in Section 3.3(c) and (d) below) awarded to any one Participant during any calendar year may not exceed 400,000 Shares;
(c)    with respect to any Performance Award that is a cash-denominated Award granted to any one Participant during any calendar year, the maximum aggregate payout (determined as of the end of the applicable Performance Period) may not exceed $6 million multiplied by a fraction, the numerator of which is the number of months in a Performance Period divided by 12; and
(d)    with respect to any Performance Award that is not a cash-denominated Award granted to any one Participant during any calendar year, the maximum aggregate payout (determined as of the end of the applicable Performance Period) may not exceed 150,000 Shares multiplied by a fraction, the numerator of which is the number of months in a Performance Period divided by 12.
3.4    Award Limit to Directors. No Director shall be granted Awards under the Plan in any consecutive 12-month period having a value of more than $700,000.
ARTICLE IV
GRANTING OF AWARDS
4.1    Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2    Award Agreement. Each Award may be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan.
4.3    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
4.4    Minimum Vesting Period. Subject to Article X and Sections 3.1(c), 5.6, 6.1(c), 7.1(c), 8.5(b) and 9.1(c) of the Plan, all Shares that are subject to Awards shall be granted subject to a minimum vesting period of at least twelve (12) months; provided, that up to five percent (5%) of the Shares initially available under the Plan as of the Effective Date may be granted as Awards that are not subject to the minimum vesting period requirement.
ARTICLE V
OPTIONS
5.1    Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2    Eligibility for Incentive Stock Options. No Incentive Stock Option shall be granted to any individual who is not an Employee of the Company or any "parent corporation" or "subsidiary corporation" of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively).
5.3    Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4    Option Term. The term of each Option shall be set forth in the Award Agreement; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Notwithstanding anything to the contrary in this Section 5.4, if the original term of an Option held by a Participant expires during a period subject to the Insider Trading Policy, the term of such Option shall be extended until the tenth business day following the end of such period, at which time any unexercised portion of the Option shall expire. The Award Agreement shall set forth the time period, including the time period following a termination of employment or other service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any termination of employment or other service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Option relating to such a termination of employment or other service.
5.5    Option Vesting.
(a)    The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, attainment of one or more of the Performance Goals, or any other criteria selected by the Administrator.
(b)    No portion of an Option which is unexercisable at a Participant's termination of employment or other service shall thereafter become exercisable, except as may be otherwise provided in the applicable Award Agreement or by action of the Administrator following the grant of the Option.
5.6    Treatment of Options upon Certain Events. The applicable Award Agreement shall provide for the treatment of each Option upon a termination of employment or other service with the Company.
5.7    Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.
5.8    Partial Exercise of Options. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
5.9    Manner of Exercise of Options. A Participant may exercise an exercisable Option, subject to applicable requirements set forth in the Award Agreement, by paying the full exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in accordance with one or more of the following: (i) cash or check, (ii) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award), in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other form of legal consideration acceptable to the Administrator. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
5.10    Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such Shares to such Participant.
5.11    Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 13.1 herein, and except in connection with an equitable adjustment pursuant to Section 3.2 herein, in no event shall the exercise price with respect to an Award be reduced following the grant of an

Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.
ARTICLE VI
RESTRICTED STOCK
6.1    Award of Restricted Stock.
(a)    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)    The Award Agreement shall set forth the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.
(c)    The Award Agreement shall set forth the treatment of each Award of Restricted Stock upon a termination of employment or other service with the Company.
6.2    Rights as Stockholders. Upon issuance of Restricted Stock, the Participant shall have, except as otherwise provided herein or in the Award Agreement, all the rights of a stockholder with respect to said Shares. This includes, but is not limited to, the right to vote Shares of Restricted Stock as the record owner thereof and the right to receive dividends and other distributions payable to an Eligible Individual during the restriction period; provided, however, that any dividends or other distributions with respect to the Shares shall be (i) credited by the Company to an account for the Participant and accumulated without interest until the date upon which the underlying Award becomes vested and (ii) reconveyed to the Company without further consideration or any act or action by the Participant if for any reason the underlying Award is cancelled, terminated, forfeited or fails to vest. In no event shall dividends and other distributions be paid or distributed with respect to Shares of Restricted Stock until the vesting restrictions of the underlying Award lapse.
6.3    Restrictions. All Shares of Restricted Stock (including any Shares received by Participants thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other Change in Capitalization) shall, in the terms of an applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant's duration of employment, directorship or consultancy with the Company, the Performance Goals, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
6.4    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing Shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
6.5    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE VII
RESTRICTED STOCK UNITS
7.1    Award of Restricted Stock Units.
(a)    The Administrator is authorized to grant Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate. The Award Agreement shall set forth the time and form of payment of each award of Restricted Stock Units.
(b)    The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid), which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates shall be established in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom.
(c)    The Award Agreement shall set forth the treatment of each Award of Restricted Stock Units upon a termination of employment or other service with the Company. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or, if provided in the Award Agreement, the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
ARTICLE VIII
PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
STOCK PAYMENTS, OTHER INCENTIVE AWARDS
8.1    Performance Awards.
(a)    The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The vesting and value of Performance Awards may be linked to any one or more of the Performance Goals or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods as set forth in the Award Agreement. Performance Awards may be paid in cash, Shares or a combination of both, as set forth in the Award Agreement.
(b)    Without limiting Section 8.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such cash bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with Section 8.1(d) below.
(c)    Performance Awards shall be paid, unless otherwise determined by the Committee, no later than 2 ½ months after the tax year in which the Performance Award vests, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable Performance Goals or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.
(d)    The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. Notwithstanding any other provision of the Plan and except as otherwise determined by the Committee, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.
8.2    Dividend Equivalents.
(a)    Subject to Section 8.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as set forth in the applicable Award Agreement, provided, however, Dividend Equivalents with respect to Shares covered by an Award shall be (i) subject to the same vesting requirements, settlement provisions, and other terms and conditions as the underlying Award to which they relate, (ii) only paid or distributed to a Participant at the same time or times and to the same extent that the vesting conditions (including Performance Goals), if any, are subsequently satisfied and the Award vests with respect to such Shares, and (iii) reconveyed to the Company without further consideration or any act or action by the Participant if for any reason the underlying Award is cancelled, terminated, forfeited or fails to vest. In no event shall Dividend Equivalents be paid or distributed until the vesting restrictions of the underlying Award lapse. A Participant shall have no right to any outstanding Dividend Equivalents granted in tandem with an Award, if such Award is expired, forfeited or otherwise terminated.

(b)    Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
8.3    Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Goals or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator.
8.4    Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, stockholder value or stockholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. The terms and conditions applicable to such Other Incentive Awards shall be set forth in the applicable Award Agreement. Other Incentive Awards may be linked to any one or more of the Performance Goals or other specific criteria determined appropriate by the Administrator and may be payable in cash or Shares.
8.5    Other Terms and Conditions.
(a)    All applicable terms and conditions of each Award described in this Article VIII, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
(b)    The rights of Participants granted Performance Awards, Dividend Equivalents, Stock Payments or Other Incentive Awards upon termination of employment or other service shall be set forth in the Award Agreement.
ARTICLE IX
STOCK APPRECIATION RIGHTS
9.1    Grant of Stock Appreciation Rights.
(a)    The Administrator is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
(b)    Each Award of Stock Appreciation Rights shall entitle the Participant (or other individual entitled to exercise the Award of Stock Appreciation Rights pursuant to the Plan) to exercise all or a specified portion of the Award of Stock Appreciation Rights (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Rights from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Stock Appreciation Rights that shall have been exercised, subject to any limitations the Administrator may impose or as set forth in the Award Agreement. The exercise price per Share subject to each Award of Stock Appreciation Rights shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Rights are granted.
(c)    The Award Agreement shall set forth the treatment of each Award of Stock Appreciation Rights upon a termination of employment or other service with the Company.
9.2    Stock Appreciation Right Vesting.
(a)    The Award Agreement shall set forth the period during which a Participant shall vest in an Award of Stock Appreciation Rights and have the right to exercise such Stock Appreciation Rights (subject to Section 9.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Goals or any other criteria selected by the Administrator.
(b)    No portion of an Award of Stock Appreciation Rights which is unexercisable upon termination of employment or other service shall thereafter become exercisable, except as may be otherwise provided in an Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Rights; provided, that in no event shall an Award of Stock Appreciation Rights become exercisable following its expiration, termination or forfeiture.

9.3    Manner of Exercise. A Participant may exercise an exercisable Stock Appreciation Right as follows, subject to applicable requirements established by the Administrator; full payment of the applicable withholding taxes shall be made to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by Section 6.2 in respect of Options.
9.4    Stock Appreciation Right Term. The term of each Award of Stock Appreciation Rights shall be set forth in the Award Agreement; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Rights are granted. Notwithstanding anything to the contrary in this Section 9.4, if the original term of a Stock Appreciation Right held by a Participant expires during a period subject to the Insider Trading Policy, the term of such Stock Appreciation Right shall be extended until the tenth business day following the end of such period, at which time any unexercised portion of the Stock Appreciation Right shall expire. The Award Agreement shall set forth the time period, including any time period following a termination of employment or other service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Award term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Rights, and may extend the time period during which vested Stock Appreciation Rights may be exercised in connection with any termination of employment or other service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Stock Appreciation Rights relating to such a termination of employment or other service.
9.5    Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 13.1 herein, and except in connection with an equitable adjustment pursuant to Section 3.2, in no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.
ARTICLE X
CHANGE IN CONTROL
10.1    Change in Control Treatment of Outstanding Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement:
(a)    Performance Awards. In the event that a Change in Control occurs during a Performance Period, then immediately prior to the Change in Control, (1) the Performance Goals subject to each outstanding Performance Award shall be deemed to be achieved at the actual level of performance based on an assumed Performance Period ending as of the date immediately prior to the Change in Control, (b) each such Performance Award shall then cease to be subject to the achievement of the Performance Goals and (c) each such Performance Award shall vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date, subject to the terms of this Section 10.1.
(b)    Assumption/Substitution of Awards. With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that (1) a Change in Control occurs and (2) during the twenty-four (24) month period following such Change in Control a Participant's employment or service is terminated without Cause by the Company or any Affiliate or the Participant resigns from employment or service from the Company or any Affiliate with Good Reason, then:
(i)    Any and all Options and Stock Appreciation Rights shall become fully vested and exercisable;
(ii)    Any and all Restricted Stock Awards, Restricted Stock Units Awards, Performance Awards, Dividend Equivalent Awards, Stock Payment Awards or Other Incentive Award shall become fully vested and all restrictions, payment conditions and forfeiture conditions applicable to such Award shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following such termination of employment; and
(iii)    Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the date of termination of employment, but the Company shall pay such Award on its scheduled payment date (which may be a "separation from service" within the meaning of Section 409A of the Code), but in no event more than 90 days following the scheduled payment date.
(c)    No Assumption/Substitution of Awards. With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control,
(i)    Any and all Options and Stock Appreciation Rights shall become fully vested and exercisable;
(ii)    Any and all Restricted Stock Awards, Restricted Stock Units Awards, Performance Awards, Dividend Equivalent Awards, Stock Payment Awards or Other Incentive Award shall become fully vested and all restrictions, payment conditions and forfeiture conditions applicable to such Award shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and
(iii)    Notwithstanding anything to the contrary, if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i) and (ii) above, but the Company shall pay such Award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.
(d)    Restrictive Covenants Agreements. The Participant's obligations under restrictive covenants contained in any Award Agreement or any other agreement with the Company or any Affiliate of the Company shall not lapse upon a Change in Control.
(e)    Assumed/Substituted. For purposes of this Section 10.1, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is (1) based on shares of common stock that are traded on an established U.S. securities market and (2) of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if an Award that relates to Shares shall instead relate to the common stock of the acquiring or ultimate parent entity.
(f)    Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per Share in the Change in Control over the exercise or purchase price per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award. Without limiting the generality of the foregoing, in the event that the consideration paid per Share in the Change in Control is less than or equal to the exercise or purchase price per Share subject to the Award, then the Administrator may, in its discretion, cancel such Award without any consideration upon the occurrence of a Change in Control.
ARTICLE XI
ADDITIONAL TERMS OF AWARDS
11.1    Tax Withholding and Consequences. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant's social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares), provided that the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding in such amount that will not cause adverse accounting consequences for the Company and its Affiliates and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to any Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Stock Option has or will qualify as an "incentive stock option" within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining to non-qualified plans of deferred compensation, will or will not apply.

11.2    Transferability of Awards.
(a)        No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution;
(b)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect; and
(c)    During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him or her under the Plan; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable program or Award Agreement, be exercised by his personal representative or by any individual empowered to do so under the deceased Participant's will or under the then-applicable laws of descent and distribution.
11.3    Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, the treatment of such fractional Shares, including, but not limited to whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
11.4    Forfeiture and Recoupment Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, in either case, if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the Participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an Award Agreement, (iii) the Participant incurs a termination of employment or other service for Cause or (iv) the Participant at any time engages in unlawful and/or fraudulent activity or an activity which constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the Participant's employment agreement, as may be further specified in an Award Agreement. In addition, all Awards made under the Plan shall be subject to any clawback or recoupment policies of the Company, as in effect from time to time, or as otherwise required by law.

11.5    Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, or (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof.
ARTICLE XII
ADMINISTRATION
12.1    Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall be referred to herein as the "Administrator." Unless otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a "non-employee director" as defined by Rule 16b-3 of the Exchange Act, an "outside director" for purposes of Section 162(m) of the Code and an "independent director" under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.5 hereof.
12.2    Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.1 hereof; provided, however, the Participant's consent shall not be required for any amendment required under applicable laws, rules or regulations. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
12.3    Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Accelerate the vesting of an Award after the grant of an Award; provided, that in no event shall an Award become exercisable following its expiration, termination or forfeiture;

(i)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
(k)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
12.4    Decisions Binding. The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
12.5    Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article XII; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
13.1    Amendment, Suspension or Termination of the Plan. The Plan may be amended or terminated at any time by action of the Board. However, no amendment may, without stockholder approval, except as set forth in Section 3.2 herein, (i) increase the aggregate number of Shares available for Awards, (ii) extend the term of the Plan, (iii) materially expand the types of awards available under the Plan, (iv) change the definition of Eligible Individual to add a category or categories of individuals who are eligible to participate in the Plan, (v) delete or limit the prohibition against repricing of Options or Stock Appreciation Rights contained in Sections 5.11 and 9.5, or (vi) make other changes which require approval by the stockholders of the Company in order to comply with applicable law or applicable stock market rules. No amendment or termination of the Plan may adversely modify any individual's rights under an outstanding Award unless such individual consents to the modification in writing.
13.2    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
13.3    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
13.4    Governing Law. The Plan and any programs and agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
13.5    Section 409A. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the

Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or upon the Participant's death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Section 409A of the Code, if required to avoid accelerated taxation and/or tax penalties, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a "change in the ownership of the corporation," a "change in effective control of the corporation" or a "change in the ownership of a substantial portion of the assets of the corporation," within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.
13.6    No Rights to Awards. No Eligible Individual or other individual shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other individuals uniformly.
13.7    Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
13.8    Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.9    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.10    Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
13.11    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
13.12    Term of Plan. The Plan shall terminate on March 1, 2028, but all outstanding Awards as of the date of termination shall remain in effect and the terms of the Plan shall apply until such Award terminates as provided in the applicable Award Agreement.
13.13    Not an Employment Contract. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant of an Award any right with respect to the continuation of his or her employment, consulting, Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, consulting or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment, consulting, Board member relationship or other association with the Company and its Affiliates.

REALOGY

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE_____________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 1, 2018.

Vote by Internet

- Go to **www.investorvote.com/RLGY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends you vote FOR all of the nominees listed and FOR Proposals 2, 3 and 4:

1. Election of Directors for a one-year term expiring in 2019 and until their successors are duly elected and qualified.

Nominees:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Fiona P. Dias	☐	☐	☐	02 - Matthew J. Espe	☐	☐	☐	03 - V. Ann Hailey	☐	☐	☐
04 - Duncan L. Niederauer	☐	☐	☐	05 - Ryan M. Schneider	☐	☐	☐	06 - Sherry M. Smith	☐	☐	☐
07 - Christopher S. Terrill	☐	☐	☐	08 - Michael J. Williams	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 7 3 2 0 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02SL8B

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Realogy Holdings Corp. Stockholders
Wednesday, May 2, 2018 at 9:00 a.m., Eastern Daylight Time

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Realogy Holdings Corp.

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 2, 2018.

Ryan M. Schneider, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 2, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a one-year term expiring in 2019 and until their successors are duly elected and qualified and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.